Exhibit 10.1

AMENDED AND RESTATED INDENTURE

by and among

ABPCI DIRECT LENDING FUND CLO VI LTD,

as Issuer

ABPCI DIRECT LENDING FUND CLO VI LLC,

as Co-Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Trustee

Dated as of March 5, 2025

i

(continued)

(continued)

(continued)

		Page

SECTION 10.8	RELEASE OF COLLATERAL	193
SECTION 10.9	REPORTS BY INDEPENDENT ACCOUNTANTS	194
SECTION 10.10	PROCEDURES RELATING TO THE ESTABLISHMENT OF ACCOUNTS CONTROLLED BY THE COLLATERAL TRUSTEE	195
SECTION 10.11	SECTION 3(C)(7) PROCEDURES	196

ARTICLE XI APPLICATION OF MONIES		198

SECTION 11.1	DISBURSEMENTS OF MONIES FROM PAYMENT ACCOUNT	198

ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; ACQUISITION OF ADDITIONAL COLLATERAL OBLIGATIONS		203

SECTION 12.1	SALES OF COLLATERAL OBLIGATIONS	203
SECTION 12.2	ACQUISITION OF ADDITIONAL COLLATERAL OBLIGATIONS	205
SECTION 12.3	OPTIONAL REPURCHASE OR SUBSTITUTION OF COLLATERAL OBLIGATIONS	208
SECTION 12.4	CONDITIONS APPLICABLE TO ALL SALE AND ACQUISITION TRANSACTIONS	210
SECTION 12.5	AMENDMENTS TO UNDERLYING INSTRUMENTS	211

ARTICLE XIII HOLDERS’ RELATIONS		212

SECTION 13.1	SUBORDINATION	212
SECTION 13.2	STANDARD OF CONDUCT	212

ARTICLE XIV MISCELLANEOUS		213

SECTION 14.1	FORM OF DOCUMENTS DELIVERED TO COLLATERAL TRUSTEE AND THE LOAN AGENT	213
SECTION 14.2	ACTS OF HOLDERS	214
SECTION 14.3	NOTICES, ETC., TO COLLATERAL TRUSTEE, THE CO-ISSUERS, THE COLLATERAL MANAGER, THE PLACEMENT AGENT, THE COLLATERAL ADMINISTRATOR, THE PAYING AGENT AND THE RATING AGENCY	215
SECTION 14.4	NOTICES TO HOLDERS; WAIVER	217
SECTION 14.5	EFFECT OF HEADINGS AND TABLE OF CONTENTS	218
SECTION 14.6	SUCCESSORS AND ASSIGNS	218
SECTION 14.7	SEVERABILITY	218
SECTION 14.8	BENEFITS OF INDENTURE	219
SECTION 14.9	LEGAL HOLIDAYS	219
SECTION 14.10	GOVERNING LAW	219
SECTION 14.11	SUBMISSION TO JURISDICTION	219
SECTION 14.12	WAIVER OF JURY TRIAL	219
SECTION 14.13	COUNTERPARTS	219
SECTION 14.14	ACTS OF ISSUER	220
SECTION 14.15	LIABILITY OF CO-ISSUERS	220
SECTION 14.16	COMMUNICATIONS WITH THE RATING AGENCY	220
SECTION 14.17	17G-5 INFORMATION	220
SECTION 14.18	CONFIDENTIAL INFORMATION	222

ARTICLE XV ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT		224

SECTION 15.1	ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT	224

Schedules and Exhibits

Schedule 1	Schedule of Collateral Obligations
Schedule 2	S&P Industry Classifications
Schedule 3	S&P Recovery Rate Tables
Schedule 4	S&P Region Classifications

Exhibit A	Forms of Notes
A-1	Form of Global Secured Note
A-2	Form of Certificated Secured Note
A-3	Form of Certificated Subordinated Note
Exhibit B	Forms of Transfer and Exchange Certificates
B-1	Form of Transferor Certificate for Transfer of Rule 144A Global Secured Note or Certificated Secured Note to Regulation S Global Secured Note
B-2	Form of Purchaser Representation Letter for Certificated Secured Notes
B-3	Form of Transferor Certificate for Transfer of Regulation S Global Secured Note or Certificated Secured Note to Rule 144A Global Secured Note
B-4	Form of ERISA Certificate
B-5	Form of Transferee Certificate of Rule 144A Global Secured Note
B-6	Form of Transferee Certificate of Regulation S Global Secured Note
B-7	[reserved]
B-8	Form of Purchaser Representation Letter for Certificated Subordinated Notes
Exhibit C	Form of Note Owner Certificate
Exhibit D	Approved Appraisal Firms

v

AMENDED AND RESTATED INDENTURE, dated as of March 5, 2025, among ABPCI DIRECT LENDING FUND CLO VI LTD, a private company limited by shares incorporated in Jersey (the “Issuer”), ABPCI DIRECT LENDING FUND CLO VI LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Co-Issuers”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Collateral Trustee”)

PRELIMINARY STATEMENT

WHEREAS, the Co-Issuers and the Collateral Trustee are parties to an Indenture, dated as of August 9, 2019 (as amended by that certain First Supplemental Indenture, dated as of April 28, 2022 and that certain Second Supplemental Indenture, dated as of March 8, 2024, the “Original Indenture”), and, as amended and restated by this Amended and Restated Indenture, the “Indenture”), pursuant to which the Applicable Issuers issued or incurred, as applicable, the Class A-1-R Notes, the Class A-1L Loans, the Class A-1F Notes, the Class A-2-R Noes, the Class B-R Notes, the Class C-R Notes and the Existing Subordinated Notes (collectively, the “Existing Notes”);

WHEREAS, a Majority of the Subordinated Notes, with the consent of the Collateral Manager, directed an Optional Redemption of the Existing Notes in whole, but not in part, from Refinancing Proceeds, to occur on the Second Refinancing Date;

WHEREAS, the Issuer wishes to amend and restate the Original Indenture as set forth in this Indenture;

WHEREAS, the parties hereto acknowledge and agree that the Original Indenture is hereby amended, restated and replaced in its entirety by this Indenture; and

WHEREAS, each purchaser of Debt issued or incurred on the Second Refinancing Date is deemed to consent to the terms of this Indenture and the Class A-1L-R Credit Agreement.

The Co-Issuers are duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Co-Issuers herein are for the benefit and security of the Secured Parties. The Co-Issuers and the Collateral Trustee are entering into this Indenture for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Co-Issuers in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Collateral Trustee, for the benefit and security of the Holders of the Secured Debt, the Collateral Trustee, the Custodian, the Administrator, the Collateral Administrator, the Loan Agent and U.S. Bank National Association, as intermediary under the Securities Account Control Agreement (collectively, the “Secured Parties”), all of its right, title and interest in, to and under all property of the Issuer, in each case, whether now owned or existing, or hereafter acquired or arising and wherever located, including, without limitation, the following property of the Issuer (all such property, excluding the Excepted Property, is collectively referred to as the “Assets”):

(a) the Collateral Obligations (listed, as of the Second Refinancing Date, in Schedule 1 to this Indenture) which the Issuer causes to be Delivered to the Collateral Trustee (directly or through an intermediary) herewith and all payments thereon or with respect thereto, and all Collateral Obligations which are Delivered to the Collateral Trustee in the future pursuant to the terms hereof and all payments thereon or with respect thereto;

(b) each of the Accounts and any Eligible Investments acquired with funds on deposit therein and all income from the investment of funds therein;

(c) the Collateral Management Agreement as set forth in Article XV hereof, the Placement Agency Agreement, the Class A-1L-R Credit Agreement, the Collateral Administration Agreement, the Administration Agreement, the Master Transfer Agreement and the EU/UK Retention Letter;

(d) all Cash or Money Delivered to the Collateral Trustee (or its bailee) from any source for the benefit of the Secured Parties or the Issuer;

(e) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(f) any other property otherwise Delivered to the Collateral Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments);

(g) any Equity Securities received by the Issuer;

(h) any lien granted by the BDC or the Depositor to the Issuer pursuant to the Master Transfer Agreement; and

(i) all proceeds with respect to the foregoing;

provided that such Grants shall not include amounts (if any) remaining from the U.S.$250 transaction fee paid to the Issuer in consideration of the issuance of the Notes and the incurrence of the Class A-1L-R Loans, the funds attributable to the issuance and allotment of the Issuer’s ordinary shares and the bank account in which such funds are deposited (and any interest thereon) (collectively, the “Excepted Property”).

The above Grant is made to secure the Secured Debt and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments, Article V and Article XIII of this Indenture, the Secured Debt is secured by the Grant equally and ratably without prejudice, priority or distinction between any Secured Debt and any other Secured Debt by reason of difference in time of issuance or otherwise. Such Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, Article V and Article XIII of this Indenture, (i) the payment of all amounts due on the Secured Debt in accordance with their terms, (ii) the payment of all other sums (other than in respect of the Subordinated Notes) payable under this Indenture, (iii) the payment of amounts owing by the Co-Issuers under the Collateral Management Agreement, the Securities Account Control Agreement and the Collateral Administration Agreement and (iv) compliance with the provisions of this Indenture and the Class A-1L-R Credit Agreement, all as provided in this Indenture and the Class A-1L-R Credit Agreement. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Collateral Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments,” as the case may be.

The Collateral Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.

“17g-5 Information”: The meaning specified in Section 14.17(a).

“17g-5 Website”: The internet website of the Information Agent, initially located at www.structuredfn.com, specified by Issuer’s name, access to which is limited to the Rating Agency and NRSROs who have provided an NRSRO Certification.

“25% Limitation”: A limitation that is exceeded only if Benefit Plan Investors hold 25% or more of the value of any class of equity interests in the Issuer, as calculated under 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“ABPCI”: AB Private Credit Investors LLC, a Delaware limited liability company.

“Accountants’ Certificate”: An agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.9(a).

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Revolver Funding Account, (iv) the Custodial Account, (v) the Closing Expense Account, (vi) the Contribution Account and (vii) the Interest Reserve Account.

“Accredited Investor”: The meaning set forth in Rule 501(a) under the Securities Act.

“Act” and “Act of Holders”: The meanings specified in Section 14.2.

“Additional Debt”: Any additional Debt issued pursuant to Section 2.13 or incurred pursuant to the Class A-1L-R Credit Agreement.

“Adjusted Break-even Default Rate”: As of any date of determination:

(a)	prior to the S&P CDO Monitor Election Date, the sum of:

(i)	the product of (x) the Break-even Default Rate, multiplied by (y) the quotient of (1) the Target Initial Par Amount divided by (2) the Monitor Principal Amount; plus

(ii)

the quotient of (x) the sum of (1) the Monitor Principal Amount minus (2) the Target Initial Par Amount, divided by (y) the product of (1) the Monitor Principal Amount multiplied by (2) 1 minus the Weighted Average S&P Recovery Rate;

(b)

on and after the S&P CDO Monitor Election Date, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the applicable S&P CDO Monitor chosen by the Collateral Manager in accordance with the definition of “S&P CDO Monitor” that is applicable to the portfolio of Collateral Obligations, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of the S&P Highest Ranking Class in full. After the S&P CDO Monitor Election Date, S&P will provide the Collateral Manager and the Collateral Administrator with the Adjusted Break-even Default Rate for each S&P CDO Monitor based upon the Weighted Average Spread and the Weighted Average S&P Recovery Rate to be associated with such S&P CDO Monitor as selected by the Collateral Manager from Schedule 3 or any other Weighted Average Spread and Weighted Average S&P Recovery Rate selected by the Collateral Manager from time to time.

“Administration Agreement”: An agreement among the Administrator, the Share Trustee and the Issuer (as amended and/or restated from time to time), relating to the various corporate management functions that the Administrator will perform on behalf of the Issuer, including the provision of certain clerical, administrative and other services during the term of such agreement.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date following the Second Refinancing Date, the period since the Second Refinancing Date), to the sum of (a) 0.02% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months) of the Aggregate Principal Balance of the Assets (excluding any Assets that constitute Interest Proceeds) as of the first day of the related Collection Period and (b) U.S.$300,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months); provided that in respect of the third Payment Date following the Second Refinancing Date and any Payment Date thereafter, if the aggregate amount of Administrative Expenses paid pursuant to Sections 11.1(a)(i)(A), 11.1(a)(ii)(A) and 11.1(a)(iii)(A) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates (or the two immediately preceding Payment Dates in the case of the third Payment Date following the Second Refinancing Date) and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date, except that, in respect of the third Payment Date following the Second Refinancing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable in the following order by the Issuer or the Co-Issuer: first, on a pari passu basis to (x) the Collateral Trustee pursuant to Section 6.7 and the other provisions of this Indenture and the other Transaction Documents, (y) without duplication to clause (x), to the Bank and U.S. Bank National Association in all of their capacities under the Transaction Documents and (z) the Collateral Administrator pursuant to the Collateral Administration Agreement, second, on a pro rata basis, the following amounts (excluding indemnities) to the following parties: (i) the Independent accountants, agents (other than the Collateral Manager) and counsel of the Co-Issuers for fees, costs and expenses; (ii) on a pro rata basis, (x) the Rating Agency for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Secured Debt or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations and (y) any person in respect of any fees or expenses incurred as a result of compliance with Rule 17g-5 of the Exchange Act; (iii) the Collateral Manager under this Indenture and pursuant to the Collateral Management Agreement, but excluding the Collateral Management Fee; (iv) the Administrator and the Share Trustee pursuant to the Administration Agreement and the Delaware Administrator pursuant to the Manager Services Agreement and the Registered Agent Terms; (v) the independent manager of the Co-Issuer for fees and expenses; (vi) any person in respect of any governmental fee, charge or tax (including any tax or other amount payable pursuant to, or incurred in connection with achieving Tax Account Reporting Rules Compliance); (vii) the Issuer for any amounts due with respect to any Person in connection with satisfying the EU/UK Securitisation Laws (as may be supplemented or superseded from time to time), including any costs and fees related to compliance with the EU/UK Transparency Requirements to the extent applicable; and (viii) any other Person in respect of any other fees or expenses permitted under this Indenture, the Class A-1L-R Credit Agreement and the documents delivered pursuant to or in connection with this Indenture (including the payment of all legal and other fees and expenses incurred in connection with the acquisition or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations, the Class A-1L-R Credit Agreement and the Debt, including but not limited to, amounts owed to the Co-Issuer pursuant to Section 7.1, any amounts due in respect of the listing of any Debt on any stock exchange or trading system and third, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document; provided that (x) amounts due in respect of actions taken on or before the Second Refinancing Date (which, for the avoidance of doubt, shall not include actions taken prior to the Second Refinancing Date in connection with the reporting and disclosure requirements of the EU/UK Securitisation Laws) shall not be payable as Administrative Expenses, but shall be payable only from the Closing Expense Account pursuant to Section 10.3(d) and (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Debt) shall not constitute Administrative Expenses.

“Administrator”: Maples Fiduciary Services (Jersey) Limited, and any successor thereto.

“Affected Class”: Any Class of Secured Debt that, as a result of the occurrence of (and due to) a Tax Event described in the definition of “Tax Redemption,” has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate” or “Affiliated”: With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, Officer, employee or general partner (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) of this sentence; provided that (i) investment vehicles or funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall be excluded from the definition hereof and (ii) neither the Issuer nor the Co-Issuer shall be deemed to be an Affiliate of the Collateral Manager or any of its Affiliates solely by reason of the Collateral Management Agreement; provided, further that, for purposes of the Concentration Limitations, one Obligor shall not be considered an Affiliate of another Obligor solely because they are controlled by the same financial sponsor. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, no entity shall be deemed an Affiliate of the Issuer or the Co-Issuer solely because the Administrator, the Share Trustee or any of their Affiliates acts as administrator or share trustee for such entity and the Administrator and the Share Trustee shall not in any case be an Affiliate of the Issuer or the Co-Issuer.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Funded Spread”: As of any date, the sum of: (a) in the case of each Floating Rate Obligation (excluding any PIK Loan (or any Collateral Obligation that would be a PIK Loan if not for the proviso to the definition thereof) to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and any Revolving Collateral Obligation) that bears interest at a spread over an index based upon the Reference Rate, (i) the stated interest rate spread (including any applicable spread adjustments thereto) on such Collateral Obligation above such index multiplied by (ii) the Principal Balance of such Collateral Obligation; and (b) in the case of each Floating Rate Obligation (excluding any PIK Loan (or any Collateral Obligation that would be a PIK Loan if not for the proviso to the definition thereof) to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and any Revolving Collateral Obligation) that bears interest at a spread over an index other than an index based upon the Reference Rate, (i) the excess of the stated interest rate (giving effect to any floor rate) with respect to each such Collateral Obligation over the Reference Rate applicable to the Secured Debt during the Interest Accrual Period in which such date occurs (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Obligation.

“Aggregate Outstanding Amount”: With respect to any of the Debt as of any date, the aggregate unpaid principal amount of such Debt Outstanding (including any Deferred Interest previously added to the principal amount of the Class C Notes that remains unpaid except to the extent otherwise expressly provided herein).

“Aggregate Participation Exposure”: At any time, the Aggregate Principal Balance of all Collateral Obligations that are in the form of Participation Interests owned by the Issuer at such time.

“Aggregate Participation Percentage”: For any Selling Institution at any time, the percentage of the Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Unfunded Spread”: As of any date, the number obtained by summing the products obtained by multiplying (a) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date by (b) the undrawn commitments under each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Alternative Method”: The meaning specified in Section 7.17(n).

“AML Compliance”: Compliance with the Jersey AML Regulations.

“Applicable Issuer” or “Applicable Issuers”: With respect to the Secured Debt, the Co-Issuers; with respect to the Subordinated Notes, the Issuer only; and with respect to any Additional Debt issued in accordance with Sections 2.13 and 3.2, the Issuer and, if such Additional Debt is co-issued, the Co-Issuer.

“Appraised Value”: With respect to any Collateral Obligation, the value of such Collateral Obligation, as determined by the applicable Approved Appraisal Firm, as set forth in the related analysis (or, if a range of values is set forth therein, the midpoint of such values), adjusted appropriately if the Issuer owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Obligation or, if it has sold participation interests in such Collateral Obligation.

“Approved Appraisal Firm”: (a) Each independent appraisal firm set forth on Exhibit D hereto or (b) (i) with respect to a Collateral Obligation that is a loan, an independent appraisal or valuation firm recognized as being experienced in conducting valuations of secured loans and with respect to a Collateral Obligation that is a debt obligation, an independent appraisal or valuation firm recognized as being experienced in conducting valuations of debt obligations, or (ii) an independent financial adviser of recognized standing retained by the Issuer, the Collateral Manager or the agent or lenders under any Collateral Obligation, in the case of each of the preceding clauses (b)(i) and (b)(ii) as approved by each of the Collateral Manager and a Majority of the Controlling Class for so long as any such Debt remains Outstanding.

“Approved Foreign Jurisdiction”: Each of the United Kingdom, Japan, Germany, France, Canada, Australia, the Netherlands and each Approved Tax Jurisdiction; provided that each such country has a foreign currency borrower credit rating that is at least “AA” by S&P.

“Approved Tax Jurisdiction”: Each of Bahamas, Bermuda, Luxembourg, the British Virgin Islands, the U.S. Virgin Islands, the Cayman Islands, the Channel Islands and the Marshall Islands; provided that each such country has a foreign currency borrower credit rating that is at least “AA” by S&P.

“Assets”: The meaning assigned in the Granting Clauses hereof.

“Assumed Reinvestment Rate”: The Reference Rate (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Second Refinancing Date); provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Collateral Trustee to authenticate such Notes on behalf of the Collateral Trustee pursuant to Section 6.14 hereof.

“Authorized Officer”: With respect to the Issuer or the Co-Issuer, any Officer or any other Person who is authorized to act for the Issuer, the Co-Issuer, as applicable, in matters relating to, and binding upon, the Issuer, the Co-Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Retention Provider, any Officer, employee, member or agent of the Retention Provider who is authorized to act for the Retention Provider in matters relating to, and binding upon, the Retention Provider with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any officer, employee, partner or agent of the Collateral Administrator within the corporate trust department (or any successor group of the Collateral Administrator) who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator and who has direct responsibility for the administration of the Collateral Administration Agreement, or to whom any matter arising hereunder is referred because of such person’s knowledge of and familiarity with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Trustee, the Bank (in all of its capacities) or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer or Trust Officer of such Authenticating Agent who is authorized to authenticate the Debt. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Average Life”: On any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Balance”: On any date, with respect to Cash or Eligible Investments in any Account, the aggregate of the (i) current balance of any Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States (including any organization or entity succeeding to all or substantially all of its corporate trust business), in its individual capacity and not as Collateral Trustee, and any successor thereto.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Law”: The Bankruptcy Code and any successor statute or any other applicable federal or state bankruptcy law or similar law, including, without limitation, the Bankruptcy (Désastre) (Jersey) Law 1990, as amended from time to time, and the Companies (Jersey) Law 1991, as amended from time to time, any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of Jersey or any other applicable jurisdiction.

“Bankruptcy Subordination Agreement”: The meaning specified in Section 5.4(d)(ii).

“Base Rate Modifier”: A modifier applied to a reference or base rate in order to cause such rate to be comparable to the three-month Term SOFR Rate, which modifier is recognized or acknowledged as being the industry standard by the Loan Syndications and Trading Association or the Alternative Reference Rates Committee and which modifier may include an addition or subtraction to such unadjusted rate. For the avoidance of doubt, to the extent the Base Rate Modifier does not exist, it will be zero for purposes of this definition.

“BDC”: AB Private Credit Investors Corporation, a Maryland corporation.

“Benefit Plan Investor”: A benefit plan investor as defined in 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA, which includes an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code or an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Board of Directors”: With respect to the Issuer, the directors duly appointed by either (i) the shareholders of the Issuer, or (ii) the board of directors of the Issuer pursuant to the Memorandum and Articles of Association of the Issuer and in accordance with the laws of Jersey, and with respect to the Co-Issuer, the board of directors of the Issuer acting in its capacity as the designated manager of the Co-Issuer.

“Board Resolution”: With respect to the Issuer, a resolution of the Board of Directors of the Issuer, and with respect to the Co-Issuer, a resolution of the Board of Directors of the Issuer acting in its capacity as the designated manager of the Co-Issuer.

“Bond”: Any obligation (other than a Senior Secured Note) that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or Participation Interest).

“Break-even Default Rate”: With respect to the S&P Highest Ranking Class, as of any date of determination, the sum of:

(a)	0.082421, plus

(b)	the product of (i) 2.349823 multiplied by (ii) the Weighted Average Spread, plus

(c)	the product of (i) 1.231102 multiplied by (ii) the Weighted Average S&P Recovery Rate.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York, London, England or in the city in which the Corporate Trust Office of the Collateral Trustee or the Loan Agent is located or, for any final payment of principal, in the relevant place of presentation.

“Calculation Agent”: The meaning specified in Section 7.16.

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“CCC Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation) with an S&P Rating of “CCC+” or lower.

“CCC Excess”: As of any date of determination, an amount equal to the excess, if any, of the (i) the Aggregate Principal Balance of all CCC Collateral Obligations over (ii) 20.0% of the Total Capitalization as of such date of determination; provided that in determining which of the CCC Collateral Obligations will be included in the CCC Excess, the CCC Collateral Obligations with the lowest Market Value expressed as a percentage of par will be deemed to constitute such CCC Excess.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Notes”: The meaning specified in Section 2.2(b)(ii).

“Certificated Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Certificated Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

“Class”: All of the Debt having the same priority (as a single class); provided that the Class A-1 Notes and the Class A-1L-R Loans shall be treated as separate Classes, and shall vote separately, to the extent expressly specified in this Indenture or any other Transaction Document and for purposes of any determination as to whether a proposed supplemental indenture or amendment to the Class A-1L-R Credit Agreement would directly affect the holders of any such Class exclusively and differently from the holders of any other Class; provided, further, that the Class A-1 Notes and the Class A-1L-R Loans shall be treated as a single Class for purposes of a Refinancing.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A-1 Notes, the Class A-1L-R Loans, the Class A-2 Notes and the Class B Notes (in the aggregate and not separately by Class).

“Class A-1 Debt”: Collectively, the Class A-1 Notes and the Class A-1L-R Loans.

“Class A-1 Notes”: On and after the Second Refinancing Date, the Class A-1-RR Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Second Refinancing Date and having the characteristics specified in Section 2.3.

“Class A-1L-R Lender”: Each lender under the Class A-1L-R Credit Agreement with respect to the Class A-1L-R Loans.

“Class A-1L-R Loans”: The Class A-1L-R Senior Secured Floating Rate Loans incurred by the Co-Issuers pursuant to the Class A-1L-R Credit Agreement on the Second Refinancing Date.

“Class A-1L-R Credit Agreement”: The Amended and Restated Class A-1L-R Credit Agreement, dated as of the Second Refinancing Date, among the Co-Issuers, the Loan Agent, the Collateral Trustee and each Class A-1L-R Lender, as may be amended from time to time.

“Class A-2 Notes”: On and after the Second Refinancing Date, the Class A-2-RR Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Second Refinancing Date and having the characteristics specified in Section 2.3.

“Class B Notes”: On and after the Second Refinancing Date, the Class B-RR Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Second Refinancing Date and having the characteristics specified in Section 2.3.

“Class C Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”: On and after the Second Refinancing Date, the Class C-RR Secured Deferrable Floating Rate Notes issued pursuant to this Indenture on the Second Refinancing Date and having the characteristics specified in Section 2.3.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Expense Account”: The meaning specified in Section 10.3(d).

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Co-Issued Debt”: The Class A-1L-R Loans and the Co-Issued Notes, collectively.

“Co-Issued Notes”: The Class A-1 Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes.

“Co-Issuer”: The Person named as such on the first page of this Indenture, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers”: The Issuer and the Co-Issuer.

“Collateral Administration Agreement”: The amended and restated collateral administration agreement, dated as of the Second Refinancing Date, among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time, in accordance with the terms hereof and thereof.

“Collateral Administrator”: U.S. Bank Trust Company, National Association, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations and PIK Loans, but including Interest Proceeds actually received from Defaulted Obligations and PIK Loans), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The amended and restated collateral management agreement dated as of the Second Refinancing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee”: The Senior Collateral Management Fee and the Subordinated Collateral Management Fee.

“Collateral Manager”: ABPCI, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Obligation”: A Senior Secured Loan, a Second Lien Loan, a Qualified First Lien Loan, a First Lien/Last Out Loan or a Senior Secured Note (or Participation Interest in any of the foregoing), pledged by the Issuer to the Collateral Trustee that, as of the date the Issuer enters into a binding commitment to acquire such obligation, meets each of the following criteria:

(i) is able to be pledged to the Collateral Trustee pursuant to its Underlying Instruments;

(ii) is an obligation of an Obligor Domiciled in the United States (or any state thereof but excluding any territory thereof) or an Approved Foreign Jurisdiction;

(iii) is U.S. Dollar denominated and is neither convertible by the Obligor thereof into, nor payable in, any other currency, and is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction);

(iv) is not a Defaulted Obligation or a Credit Risk Obligation;

(v) is not an Equity Security, a component of an Equity Security, an Equity Kicker (including any Equity Security acquired as part of a “unit” in connection with the acquisition of a Collateral Obligation) or exchangeable or convertible into an Equity Security;

(vi) has an S&P Rating;

(vii) does not have (A) an “f,” “p,” “t” or “sf” subscript assigned by S&P or (B) an “sf” subscript assigned by any other rating agency;

(viii) does not pay interest less frequently than semi-annually;

(ix) is not a Structured Finance Obligation, a finance lease or chattel paper;

(x) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(xi) does not mature after the earliest Stated Maturity of the Secured Debt;

(xii) is not a Real Estate Loan;

(xiii) does not constitute Margin Stock;

(xiv) the Issuer will receive payments due under the terms of such asset and proceeds from disposing of such asset free and clear of withholding tax, other than with respect to (A) FATCA withholding or (B) withholding tax as to which the Obligor must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax; provided that this clause (xiv) shall not apply to commitment fees and other similar fees;

(xv) is not a debt obligation whose repayment is subject to substantial non-credit related risk (such as the occurrence of a catastrophe) as determined by the Collateral Manager;

(xvi) except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the Obligor thereof may be required to be made by the Issuer;

(xvii) is not a Zero Coupon Obligation, a Bridge Loan, a Step-Up Obligation or a Step-Down Obligation;

(xviii) will not require the Issuer, the Co-Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xix) if such Collateral Obligation is a Participation Interest, then such Participation Interest is acquired from (a) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof but excluding any territory thereof) or any U.S. branch of a Selling Institution incorporated or organized outside the United States or (b) with respect to Collateral Obligations the Obligors of which are organized or incorporated in an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction), a Selling Institution organized or incorporated in an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction), in each case to the extent such Selling Institution satisfies the S&P Counterparty Criteria;

(xx) is not the subject of an Offer of exchange, or tender by its Obligor, for Cash, securities or any other type of consideration other than (a) a Permitted Offer or (b) an exchange offer in which a security that is not registered under the Securities Act is exchanged for a security that has substantially identical terms (except for transfer restrictions) but is registered under the Securities Act or a security that would otherwise qualify for acquisition under the Investment Criteria described herein;

(xxi) other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate, SOFR or other Reference Rate or (b) a similar interbank offered rate, commercial deposit rate or any other index;

(xxii) is Registered;

(xxiii) is not a Synthetic Security;

(xxiv) neither is nor supports a letter of credit (other than any letter of credit sub-facility that is part of a Revolving Collateral Obligation and which letter of credit neither is issued by the Issuer nor requires the Issuer to collateralize its commitment or deposit the amount thereof in trust);

(xxv) is not an interest in a grantor trust;

(xxvi) is not (a) a Bond, (b) a derivative or (c) a commodity forward contract;

(xxvii) is not a Related Obligation;

(xxviii) is not a repurchase obligation;

(xxix) is acquired at a price at least equal to 70% of its outstanding principal balance;

(xxx) has an S&P Rating of at least “CCC-”;

(xxxi) is not a Small Obligor Loan;

(xxxii) is not an ESG Collateral Obligation; and

(xxxiii) is not issued by an Obligor Domiciled in any country, territory or jurisdiction that is the target of or subject to any sanctions enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, HM Treasury or any other relevant sanctions authority having actual jurisdiction over such Obligor.

“Collateral Quality Test”: A test satisfied on any Measurement Date (or other applicable date of determination) during the Reinvestment Period (provided that the Collateral Quality Test shall continue to apply after the Reinvestment Period for purposes of determining whether the Repurchase and Substitution Qualification Conditions are satisfied) if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed acquisition of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below (or if a test is not satisfied on such date, the degree of compliance with such test is maintained or improved after giving effect to the investment), calculated in each case as required by Section 1.3 herein:

(i) the Minimum Weighted Average S&P Spread Test;

(ii) the Minimum Weighted Average Fixed Rate Coupon Test;

(iii) the Maximum Weighted Average Life Test;

(iv) the S&P CDO Monitor Test; and

(v) the Minimum Weighted Average S&P Recovery Rate Test.

“Collateral Trustee”: The meaning specified in the first sentence of this Indenture, and any successor thereto.

“Collateral Trustee’s Website”: The meaning specified in Section 10.7(h).

“Collection Account”: The meaning specified in Section 10.2(a).

“Collection Period”: (i) With respect to the first Payment Date following the Second Refinancing Date, the period commencing on the Second Refinancing Date and ending at the close of business on the eighth Business Day prior to the first Payment Date following the Second Refinancing Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Debt, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption or Tax Redemption in whole of the Debt, on the Redemption Date and (c) in any other case, at the close of business on the eighth Business Day prior to such Payment Date.

“Commodity Exchange Act”: The United States Commodity Exchange Act of 1936, as amended.

“Concentration Limitations”: Limitations satisfied on any Measurement Date or other date of determination, in each case during the Reinvestment Period (provided that the Concentration Limitatons shall continue to apply after the Reinvestment Period for purposes of determining whether the Repurchase and Substitution Qualification Conditions are satisfied) if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed acquisition of a Collateral Obligation, proposed to be owned therein) by the Issuer comply with all of the requirements set forth below (or in relation to a proposed acquisition, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the acquisition), calculated in each case as required by Section 1.3 herein, calculated as a percentage of the Total Capitalization:

(i) at least 90.0% shall consist of Collateral Obligations that are Senior Secured Loans, Cash and Eligible Investments;

(ii) not more than 10.0% may consist of Qualified First Lien Loans, First Lien/Last Out Loans, Second Lien Loans and Senior Secured Notes in the aggregate; provided that not more than 5.0% may consist of Second Lien Loans; provided, further that not more than 5.0% may consist of Senior Secured Notes;

(iii) not more than 5.0% may consist of Fixed Rate Obligations;

(iv) not more than 5.0% may consist of Current Pay Obligations;

(v) not more than 3.0% may consist of Collateral Obligations issued by a single Obligor and its Affiliates; provided that not more than 1.5% may consist of Collateral Obligations issued by a single Obligor and its Affiliates that are Second Lien Loans; provided, further that not more than 1.5% may consist of Collateral Obligations issued by a single Obligor and its Affiliates that are both Cov-Lite Loans and First Lien/Last Out Loans;

(vi) not more than 12.0% may consist of Collateral Obligations that are issued by Obligors that belong to any single S&P Industry Classification, except that one S&P Industry Classification may represent up to 20.0%, one S&P Industry Classification may each represent up to 17.5% and two S&P Industry Classifications may each represent up to 15.0%;

(vii) not more than 5.0% may consist of DIP Collateral Obligations;

(viii) not more than 5.0% may consist of Collateral Obligations that pay interest less frequently than quarterly;

(ix) not more than 10.0% may consist, in the aggregate, of Revolving Collateral Obligations and any undrawn commitments with respect to Delayed Drawdown Collateral Obligations;

(x) not more than 5.0% may consist of Obligors Domiciled in an Approved Foreign Jurisdiction;

(xi) not more than 15.0% may consist of Cov-Lite Loans; provided that not more than 10.0% may consist of Cov-Lite Loans with respect to which the related Obligor has a trailing twelve month EBITDA of less than $40,000,000 as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by such Obligor; provided, further, that not more than 0.0% may consist of Cov-Lite Loans with respect to which the related Obligor has a trailing twelve month EBITDA of less than $15,000,000 as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by such Obligor;

(xii) not more than 10.0% may consist of Participation Interests;

(xiii) not more than 7.5% may consist of PIK Loans;

(xiv) not more than 10.0% may consist of Discount Obligations;

(xv) not more than 20.0% may consist of CCC Collateral Obligations;

(xvi) not more than 10.0% may consist, in the aggregate, of Eligible Recurring Revenue Loans and Hybrid Asset-Based Loans; provided that not more than 5.0% may consist of Hybrid Asset-Based Loans; provided, further that not more than 5.0% may consist of Eligible Recurring Revenue Loans with a loan-to-value ratio greater than 35%; provided, further, that not more than 6.0% may consist of Eligible Recurring Revenue Loans with respect to which the related Obligor has a trailing twelve month EBITDA of less than $0, as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by such Obligor;

(xvii) [reserved];

(xviii) not more than 12.0% may consist, in the aggregate, of Collateral Obligations issued by an Obligor that has a trailing twelve month EBITDA of less than $10,000,000, as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by such Obligor;

(xix) [reserved]; and

(xx) not more than 10.0% may consist of Collateral Obligations as to which the S&P Rating is derived from a publicly monitored rating by Moody’s (but not from a replacement of Moody’s selected in accordance with the definition of “Rating Agency”).

“Confidential Information”: The meaning specified in Section 14.18(b).

“Contribution”: The meaning specified in Section 10.3(e).

“Contribution Account”: The meaning specified in Section 10.3(e).

“Contributor”: The meaning specified in Section 10.3(e).

“Controlled Affiliate”: With respect to an Affiliate, (i) any Affiliate that is the Issuer, the Co-Issuer, the Collateral Manager or the Retention Providers, (ii) any Affiliate who, directly or indirectly, is in control of, or controlled by, or is under common control with, the Co-Issuers, the Collateral Manager, the Retention Providers or (iii) for so long as ABPCI or any Affiliate thereof is the Collateral Manager, any other Affiliate who, directly or indirectly, is controlled by AllianceBernstein L.P.; provided that, except as set forth in the following proviso, no Person in control of AllianceBernstein L.P. shall be deemed to be a Controlled Affiliate under clause (ii) above; provided, further, that if any Affiliate of any of the foregoing entities that would otherwise not qualify as a “Controlled Affiliate” in accordance with this definition holds Subordinated Notes, such Person shall be deemed to be a “Controlled Affiliate” for purposes of this Indenture.

“Controlling Class”: As of any date of determination, the Class A-1 Debt so long as any Class A-1 Debt is Outstanding; then the Class A-2 Notes so long as any Class A-2 Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; and then the Subordinated Notes.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. “Control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.

“Controversial Weapons”: Antipersonnel landmines, cluster weapons, chemical weapons, biological weapons and nuclear weapons.

“Conversion Date”: The meaning specified in Section 2.14(a).

“Co-Structuring Agent”: KeyBanc Capital Markets Inc.

“Co-Structuring Agreement”: The co-structuring agreement entered into on the Second Refinancing Date among the Co-Issuers and the Co-Structuring Agent, as amended from time to time in accordance with the terms thereof.

“Corporate Trust Office”: The designated corporate trust office of (i) the Collateral Trustee with respect to this Indenture, currently located at (a) for Note transfer purposes and presentment of the Notes for final payment thereon, U.S. Bank Trust Company, National Association, 111 Fillmore Avenue East, St. Paul, Minnesota 55107, Attention: Bondholder Services – EP-MN- WS2N – ABPCI Direct Lending Fund CLO VI Ltd and (b) for all other purposes, U.S. Bank Trust Company, National Association, 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Global Corporate Trust/Christopher Consomer – ABPCI Direct Lending Fund CLO VI Ltd, email: christopher.consomer@usbank.com or such other address as the Collateral Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Collateral Trustee and (ii) Loan Agent, U.S. Bank Trust Company, National Association, 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Jim Hanley and Alexandra Rhyne, Reference: ABPCI Direct Lending Fund CLO VI Ltd, email: agency.services@usbank.com, with a copy to alexandra.robb@usbank.com and james.hanley1@usbank.com.

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class.

“Covered Audit Adjustment”: The meaning specified in Section 7.17(n).

“Cov-Lite Loan”: A Collateral Obligation the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the Obligor thereunder to comply with any Maintenance Covenant; provided that other than for purposes of the S&P Recovery Rate, a Collateral Obligation shall not constitute a Cov-Lite Loan if the Underlying Instruments contain a cross-default or cross-acceleration provision to, or such Collateral Obligation is pari passu with, another loan of the applicable Obligor forming part of the same loan facility that contains one or more Maintenance Covenants.

“Credit Improved Obligation”: Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of acquisition which judgment may (but need not) be based on one or more of the following facts:

(i) it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Issuer;

(ii) the Obligor of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was acquired by the Issuer;

(iii) the Obligor of such Collateral Obligation since the date on which such Collateral Obligation was acquired by the Issuer has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor;

(iv) with respect to which one or more of the following criteria applies:

(1) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by the Rating Agency since the date on which such Collateral Obligation was acquired by the Issuer;

(2) the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such Collateral Obligation would be at least 101% of its acquisition price;

(3) the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period;

(4) the spread over the applicable reference rate for such Collateral Obligation has been decreased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related Obligor’s financial ratios or financial results;

(5) with respect to Fixed Rate Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of acquisition by the Issuer;

(6) such Collateral Obligation has a Market Value above the higher of (i) par and (ii) the original acquisition price paid by the Issuer for such Collateral Obligation; or

(v) the Obligor in respect of such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) that is expected to be more than 1.15 times such Obligor’s current year’s projected cash flow interest coverage ratio.

“Credit Risk Obligation”: Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value, which judgment may (but need not) be based on one or more of the following facts:

(i) such Collateral Obligation has been downgraded or put on a watch list for possible downgrade by the Rating Agency since the date on which such Collateral Obligation was acquired by the Issuer;

(ii) the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an Eligible Loan Index;

(iii) the Market Value (which is not determined pursuant to clause (iv) or (v) of the definition thereof) of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation;

(iv) the spread over the applicable reference rate for such Collateral Obligation has been increased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a Collateral Obligation with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Obligation with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Obligation with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related Obligor’s financial ratios or financial results;

(v) the Obligor in respect of such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of less than 1.00 or that is expected to be less than 0.85 times such Obligor’s current year’s projected cash flow interest coverage ratio; or

(vi) with respect to Fixed Rate Obligations, an increase since the date of acquisition by the Issuer of more than 7.5% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security.

“Current Pay Obligation”: A Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be a Defaulted Obligation as to which (i) all scheduled payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Issuer or the Collateral Manager reasonably expects that such remaining scheduled payments due will be paid in cash, (ii) the Market Value (which is not determined pursuant to clause (iv) of the definition thereof) of such Collateral Obligation is at least 80% of par and (iii) if the Obligor of such Collateral Obligation is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Obligation and all scheduled payments due and payable thereunder have been paid in Cash when due; provided that to the extent that more than 5.0% of the Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Obligations (or a portion thereof) designated by the Issuer having a Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Obligations and shall instead constitute Defaulted Obligations (the “Current Pay Excess”); provided, further that in determining which of the Current Pay Obligations will be included in the Current Pay Excess, the Current Pay Obligations with the lowest Market Value expressed as a percentage of par will be deemed to constitute such Current Pay Excess.

“Current Portfolio”: At any time, the portfolio of Collateral Obligations and Eligible Investments therein, representing Principal Proceeds (determined in accordance with Section 1.3 to the extent applicable), then held by the Issuer.

“Custodial Account”: The meaning specified in Section 10.3(b).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Debt”: Collectively, the Class A-1L-R Loans and the Notes.

“Debt Interest Amount”: With respect to any Class of Secured Debt and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Debt.

“Debt Payment Sequence”: The application, in accordance with the applicable Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment, pro rata based on Aggregate Outstanding Amount, of principal of the Class A-1 Notes and the Class A-1L-R Loans (plus any defaulted interest thereon) until the Class A-1 Notes and the Class A-1L-R Loans have been paid in full;

(ii) to the payment of principal of the Class A-2 Notes (plus any defaulted interest thereon) until the Class A-2 Notes have been paid in full;

(iii) to the payment of principal of the Class B Notes (plus any defaulted interest thereon) until the Class B Notes have been paid in full;

(iv) to the payment of any accrued and unpaid interest (plus any defaulted interest thereon) and any Deferred Interest (including interest on Deferred Interest) on the Class C Notes until such amounts have been paid in full; and

(v) to the payment of principal of the Class C Notes until the Class C Notes have been paid in full.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Differential”: With respect to the S&P Highest Ranking Class, as of any date of determination, the rate calculated by subtracting the Scenario Default Rate at such time from the Adjusted Break-even Default Rate at such time.

“Default Rate Dispersion”: As of any date of determination, the number obtained by (a) summing the products for each Collateral Obligation (other than Defaulted Obligations) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Obligation minus (y) the S&P Weighted Average Rating Factor by (ii) the Principal Balance at such time of such Collateral Obligation and (b) dividing such sum by the Aggregate Principal Balance on such date of all Collateral Obligations (other than Defaulted Obligations).

“Defaulted Obligation”: Any Collateral Obligation as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b) a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor which is senior or pari passu in right of payment to such Collateral Obligation after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor and secured by the same collateral;

(c) except in the case of a DIP Collateral Obligation, the Obligor in respect of such Collateral Obligation has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) such Collateral Obligation has an S&P Rating of “SD” or “CC” or lower, or had such rating immediately before such rating was withdrawn;

(e) the Collateral Manager knows such Collateral Obligation is pari passu or subordinate in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of “SD” or “CC” or lower, or had such rating immediately before such rating was withdrawn; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor and is secured by the same collateral;

(f) a default known to the Collateral Manager under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

(g) such Collateral Obligation is a Participation Interest (until it is elevated or converted to an assigned Collateral Obligation) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Obligation is a Participation Interest (until it is elevated or converted to an assigned Collateral Obligation) in a Loan that would, if such Loan were a Collateral Obligation, constitute a “Defaulted Obligation” (other than under this clause (h)) or with respect to which the Selling Institution has an S&P Rating of “SD” or “CC” or lower or had such rating immediately before such rating was withdrawn; or

(i) the Collateral Manager has in accordance with the Standard of Care otherwise declared such Collateral Obligation to be a “Defaulted Obligation” and has not rescinded such declaration;

provided that Current Pay Obligations shall not be considered to be Defaulted Obligations, except that Current Pay Obligations (or portions thereof, as applicable) in excess of 5.0% of the Total Capitalization shall be deemed to be Defaulted Obligations as set forth in the proviso in the definition of “Current Pay Obligation”.

“Deferred Interest”: With respect to the Class C Notes, the meaning specified in Section 2.7(a).

“Deferred Interest Secured Notes”: The Class C Notes.

“Delaware Administrator”: Maples Fiduciary Services (Delaware) Inc. and any successor thereto, as administrator of the Co-Issuer.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer, to make one or more future advances to the Obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; but any such Collateral Obligation shall be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the Obligor expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i) in the case of each Certificated Security (other than a Clearing Corporation Security) and Instrument:

(a) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(b) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii) in the case of each Uncertificated Security (other than a Clearing Corporation Security):

(a) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(b) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii) in the case of each Clearing Corporation Security:

(a) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(b) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”):

(a) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(b) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v) in the case of each Security Entitlement not governed by clauses (i) through (iv) above:

(a) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(b) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(c) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi) in the case of Cash or Money:

(a) causing the delivery of such Cash or Money to the Collateral Trustee for credit to the applicable Account or to the Custodian,

(b) if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(c) causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(vii) in the case of each general intangible (including any Participation Interest which is not represented by an Instrument), causing the filing of a Financing Statement in the office of the Recorder of Deeds of the District of Columbia, Washington, D.C.

In addition, the Collateral Manager on behalf of the Issuer shall obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Depositor”: ABPCI Direct Lending Fund CLO VI Depositor LLC, a Delaware limited liability company.

“Designated Maturity”: Three months; provided, that for the first Interest Accrual Period following the Second Refinancing Date, the Reference Rate will be determined by interpolating linearly between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available (rounded to the nearest one hundred thousandth thereof).

“Designated Principal Proceeds”: The meaning specified in Section 10.2(g).

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation which was acquired (as determined without averaging prices of acquisitions on different dates) for less than (a) 80.0% of its principal balance, or (b) if such Collateral Obligation has an S&P Rating below “B-”, 85.0% of its principal balance; provided that (x) such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (which is not determined pursuant to clause (iv) of the definition thereof) (expressed as a percentage of the par amount of such Collateral Obligation) determined for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% of its Principal Balance as of the end of each day during such 30 consecutive day period, (y) any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is acquired in accordance with the Investment Criteria with the proceeds of the sale of a Collateral Obligation that was not a Discount Obligation at the time of its acquisition, will be deemed not to be a Discount Obligation so long as such acquired Collateral Obligation (A) is acquired or committed to be acquired within five Business Days of such sale, (B) is acquired at an acquisition price (expressed as a percentage of the par amount thereof) equal to or greater than the sale price of the sold Collateral Obligation, (C) is purchased at a price not less than 70.0% of its principal balance, (D) has an S&P Rating equal to or greater than the S&P Rating of the sold Collateral Obligation and (E) has a stated maturity shorter than or equal to the stated maturity of the sold Collateral Obligation, and (z) clause (y) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in (A) more than 5% of the Total Capitalization consisting of Collateral Obligations to which such clause (y) has been applied or (B) the Aggregate Principal Balance of all Collateral Obligations to which such clause (y) has been applied since the Second Refinancing Date being more than 10% of the Reinvestment Target Par Balance.

“Distribution”: Any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Obligation or other Asset.

“Distribution Report”: The meaning specified in Section 10.7(b).

“Dollar” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”: With respect to any Obligor with respect to a Collateral Obligation: (a) except as provided in clauses (b) or (c) below, its country of organization; (b) if it is organized in an Approved Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor); or (c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States, then the United States (provided that such guarantee complies with the applicable Moody’s and S&P criteria with respect to guarantees).

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which a Distribution is due on a Collateral Obligation or other Asset, each in accordance with its terms.

“EBA”: The European Banking Authority (including any successor or replacement organization thereto).

“EBITDA”: Earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Obligation, in the manner provided in the Underlying Instruments).

“EIOPA”: The European Insurance and Occupational Pensions Authority (including any successor or replacement organization thereto).

“Eligible First Lien Tranches”: With respect to a Collateral Obligation, one or more tranches (inclusive of any revolving loan commitments) funded under the applicable Underlying Instrument that, in the case of an event of default under the applicable Underlying Instrument, are treated as first lien loans (for which purposes an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations or Senior Revolver Facilities shall be deemed not to constitute such first lien loans).

“Eligible Investment Required Ratings”: In the case of each Eligible Investment, a ratings requirement satisfied if (a) such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) or (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) such obligation or security (or the sovereign guaranteeing such obligation or security) has both a long-term and a short-term issuer credit rating from S&P, such ratings are “A” and “A-1” or better (or, in the absence of a short-term credit rating, “A+” or better).

“Eligible Investments”: Either Cash or any Dollar investment that, at the time it is Delivered to the Collateral Trustee (directly or through an intermediary or bailee), (x) matures (or are putable at par to the issuer thereof) no later than the earlier of (A) 60 days after the date of acquisition thereof or (B) the Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Collateral Trustee in its capacity as a banking institution, in which event such Eligible Investments may mature on such Payment Date, and (y) is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy clause (b) of the Eligible Investment Required Ratings;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) commercial paper (excluding extendible commercial paper or asset backed commercial paper) which satisfies the Eligible Investment Required Ratings;

(iv) offshore money market funds which have, at all times, credit ratings of “AAAm” by S&P; and

(v) Cash;

provided that (1) Eligible Investments acquired with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f,” “p,” “sf” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis (other than any withholding tax imposed pursuant to FATCA), (d) such obligation or security is secured by real property, (e) such obligation or security is acquired at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is the subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks, (h) such obligation is a Structured Finance Obligation or (i) such obligation or security is represented by a certificate of interest in a grantor trust. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or for which the Bank or the Collateral Trustee or an Affiliate of the Bank or the Collateral Trustee provides services and receives compensation.

“Eligible Loan Index”: One of the following indices as selected by the Collateral Manager in writing delivered to the Collateral Trustee and the Collateral Administrator upon acquisition of such Collateral Obligation: CS Leveraged Loan Index (formerly CSFB Leveraged Loan Index), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other loan index for which the S&P Rating Agency Condition has been obtained.

“Eligible Recurring Revenue Loan”: Any Loan issued by an Obligor that (i) provides software or technology-enabled services and solutions, (ii) is underwritten on the basis of debt to recurring revenue, (iii) at the time of acquisition, has a loan-to-value ratio of less than 40%, (iv) has an enterprise value greater than $100,000,000 and (v) has a trailing twelve-month EBITDA of less than $5,000,000.

“Enforcement Event”: The meaning specified in Section 11.1(a)(iii).

“EoD Overcollateralization Ratio”: As of any Measurement Date or other date of determination, the percentage derived from:

(a) the Aggregate Principal Balance of all Assets on such date; divided by

(b) the Aggregate Outstanding Amount of the Class A-1 Debt;

provided that for purposes of this definition, a Defaulted Obligation shall be treated as having a Principal Balance equal to its then-current Market Value.

“Equity Kicker”: A warrant (or other “attached” Equity Security) that is received with respect to a Loan or acquired as part of a “unit” with a Loan.

“Equity Security”: Any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity and any other security or loan asset that at the time of acquisition, conversion or exchange is not eligible for acquisition by the Issuer as a Collateral Obligation and is not an Eligible Investment, it being understood that Equity Securities may not be acquired by the Issuer but may be received by the Issuer in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“ESG Collateral Obligation”: In the sole determination of the Collateral Manager as of the related trade date, any debt obligation or debt security where the consolidated group to which the relevant obligor belongs is a group whose Primary Business Activity is any of the following: (i) the speculative extraction of oil and gas from tar sands and arctic drilling, thermal coal mining or the generation of electricity using coal; (ii) the production of palm oil; (iii) the production or distribution of opioids; (iv) the operation, management or provider of services to private prisons; (v) (a) the production of or trade in Controversial Weapons; or (b) the production of or trade in components or services that have been specifically designed or designated for military purposes for the functioning of Controversial Weapons; or (vi) the trade in: (a) the following items to the extent the production or trade of any such item is banned by applicable global conventions and agreements: hazardous chemicals, pesticides and wastes, ozone depleting substances, endangered or protected wildlife or wildlife products; (b) pornography, prostitution, adult entertainment or escort services; (c) tobacco or tobacco-related products; (d) dealing, distribution or processing of illegal drugs, chemicals, substances or the sale of illegal drug paraphernalia or materials; (e) medical and recreational marijuana cultivation, dispensaries and sales, including in states that have legalized marijuana sales; (f) payday, title and predatory lending; (g) political campaign committees and political candidates; (h) embassies and foreign consulates; (i) private prisons; (j) internet cafes; or (k) foreign shell banks.

“ESMA”: The European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Risk Retention Requirements”: The risk retention requirements set out in Article 6 of the EU Securitisation Regulation.

“EU Securitisation Regulation”: Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation (as amended by Regulation (EU) 2021/557 of the European Parliament and of the Council of March 31, 2021 and from time to time), including any regulatory technical standards, implementing technical standards and any official guidance published in relation thereto by the European Supervisory Authorities and/or the European Commission, and any implementing laws or regulations.

“EU Transparency Requirements”: The transparency requirements set out in Article 7 of the EU Securitisation Regulation.

“EU/UK Origination Requirement”: The requirement which will be satisfied if, on any Origination Measurement Date:

(a)	the Aggregate Principal Balance of all Collateral Obligations in respect of which the EU/UK Retention Provider is acting as an “originator” for the purpose of the EU/UK Securitisation Laws; divided by

(b)

the Aggregate Principal Balance of all Collateral Obligations and Eligible Investments that represent Principal Proceeds owned by the Issuer (including any Collateral Obligations and Eligible Investments that represent Principal Proceeds that the Issuer has made a binding commitment to acquire), is greater than 50%.

“EU/UK Retained Amount”: A material net economic interest in the securitization comprised by the Debt which, in any event, shall not be less than 5% (or such lower amount, including 0%, if such lower amount is required or allowed under the EU/UK Risk Retention Requirements as a result of amendment, repeal or otherwise) of the nominal value of the Collateral Obligations and Eligible Investments from time to time, as calculated and measured at each origination or acquisition of a Collateral Obligation or Eligible Investment by the Issuer.

“EU/UK Retention Deficiency”: An event which shall occur if the Secured Debt (if any) and the Subordinated Notes held by the EU/UK Retention Provider are insufficient to constitute the EU/UK Retained Amount.

“EU/UK Retention Letter”: Each letter relating to the retention of the EU/UK Retained Amount from the EU/UK Retention Provider and the U.S. Retention Provider and addressed to the Issuer, the Collateral Trustee and the Placement Agent (as amended, replaced, updated or otherwise modified from time to time).

“EU/UK Retention Provider”: The BDC, in its capacity as the retention provider for purposes of the EU/UK Securitisation Laws.

“EU/UK Risk Retention Requirements”: Collectively, the EU Risk Retention Requirements and the UK Risk Retention Requirements.

“EU/UK Securitisation Laws”: The requirements contained in the EU Securitisation Regulation and the UK Securitisation Framework.

“EU/UK Transparency Requirements”: The EU Transparency Requirements and the UK Transparency Requirements.

“Euroclear”: Euroclear Bank S.A./N.V.

“European Supervisory Authorities”: Together, the EBA, EIOPA and ESMA (including any predecessor, successor or replacement organization thereto).

“Event of Default”: The meaning specified in Section 5.1.

“Excel Default Model Input File”: A Microsoft Excel file that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied, including, at a minimum, the following data with respect to each Collateral Obligation: CUSIP number (if any), LoanX identification or LIN # (if any), name of Obligor, coupon, spread (if applicable), Reference Rate floor (if applicable), legal final maturity date, average life, principal balance, identification as a Senior Secured Loan, a Qualified First Lien Loan, a First Lien/Last Out Loan, a Second Lien Loan or a Senior Secured Loan with a Senior Revolver Facility, whether it is a Cov-Lite Loan, settlement date, S&P Industry Classification and S&P Recovery Rate.

“Excepted Property”: The meaning assigned in the Granting Clauses hereof.

“Excess CCC Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all Collateral Obligations included in the CCC Excess; over

(b) the sum of the Market Values of all Collateral Obligations included in the CCC Excess.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Existing Subordinated Notes”: The Subordinated Notes issued pursuant to the Original Indenture on the Original Closing Date and the First Refinancing Date.

“Fallback Rate”: The reference rate (which may include a Base Rate Modifier identified by the Collateral Manager and, if applicable, the methodology for calculating such reference rate) determined by the Collateral Manager (in its sole discretion) giving due consideration to (x) if 50% or more of the Collateral Obligations are quarterly pay Floating Rate Obligations, the reference rate being used in the greatest number of the quarterly pay Floating Rate Obligations or (y) the reference rate that is being used in the greatest number of the new-issue collateralized loan obligation transactions priced in the one month prior to the applicable date of determination in which the applicable issuer(s) have issued quarterly pay floating rate securities that bear interest based on a reference rate other than the Term SOFR Rate.

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, guidance notes, rules or practices adopted pursuant to any such intergovernmental agreements (including the Jersey AEOI Regulations).

“FCA”: The meaning specified in the definition of “UK Securitisation Framework”.

“FCASR”: The meaning specified in the definition of “UK Securitisation Framework”.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First Lien/Last Out Loan”: A Collateral Obligation that would be a Senior Secured Loan but for the fact that, in the case of an event of default under the applicable Underlying Instrument, the lenders thereunder will be paid after one or more Eligible First Lien Tranches.

“First Refinancing Date”: April 28, 2022.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on an offered reference rate and (b) that provides that such reference rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) such reference rate for the applicable interest period for such Collateral Obligation.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“FSMA”: The meaning specified in the definition of “UK Securitisation Framework”.

“GAAP”: The meaning specified in Section 6.3(j).

“Global Secured Note”: Any Regulation S Global Secured Note or Rule 144A Global Secured Note.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Holder” or “holder”: With respect to any Debt, the Person whose name appears on the Register or the Loan Register, as applicable, as the registered holder of such Debt.

“Holder AML Obligations”: The meaning set forth in Section 2.5(j)(x).

“Hybrid Asset-Based Loan”: Any Loan issued by an Obligor that (i) is primarily underwritten on the basis of such Obligor’s sale of discrete, separable assets, including, without limitation, cellular tower leases and security alarm monitoring contracts, (ii) at the time of acquisition, has an enterprise value greater than $100,000,000, (iii) has a trailing twelve month EBITDA of less than $5,000,000 and (iv) at the time of acquisition, has a loan-to-value ratio of less than 45%.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any such Person’s affiliates. With respect to the Issuer, the Collateral Manager or Affiliates of the Collateral Manager, funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be Independent of the Issuer, the Collateral Manager or Affiliates of the Collateral Manager.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Collateral Trustee or the Loan Agent, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Industry Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by Obligors that belong to such S&P Industry Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Information”: S&P’s “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Information Agent”: The meaning specified in Section 14.17(a).

“Initial Rating”: With respect to the Secured Debt, the rating or ratings, if any, for each Class of Secured Debt on the Second Refinancing Date indicated in Section 2.3.

“Initial Target Rating”: With respect to any Class or Classes of Outstanding Secured Debt, the applicable rating specified in the table below:

Class	Initial Target Rating
A-1-RR	“AAA (sf)”
A-1L-R	“AAA (sf)”
A-2-RR	“AAA (sf)”
B-RR	“AA (sf)”
C-RR	“A (sf)”

“Institutional Accredited Investor”: An Accredited Investor under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the first Payment Date following the Second Refinancing Date (or, in the case of a Class that is subject to Refinancing, the first Payment Date following the Redemption Date related to such Refinancing), the period from and including the Second Refinancing Date (or, in the case of a Refinancing, the date of issuance or incurrence, as applicable, of the replacement Debt or debt obligations) to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date (or, in the case of a Class that is subject to Refinancing, to but excluding the Redemption Date related to such Refinancing) until the principal of the Secured Debt is paid or made available for payment.

“Interest Collection Subaccount”: The meaning specified in Section 10.2(a).

“Interest Coverage Ratio”: With respect to a specified Class or Classes, as of any Measurement Date or other date of determination on, or subsequent to, the Determination Date occurring immediately prior to the second Payment Date following the Second Refinancing Date, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such Measurement Date or other date of determination;

B = Amounts payable (or expected as of the Measurement Date or other date of determination to be payable) on the following Payment Date as set forth in clauses (A) and (B) in Section 11.1(a)(i); and

C = Interest due and payable on such Class and each Class that ranks senior to or pari passu with such Class (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Class C Notes on such Payment Date.

“Interest Coverage Test”: A test that is satisfied with respect to any specified Class or Classes as of any Measurement Date or other date of determination on, or subsequent to, the Determination Date occurring immediately prior to the second Payment Date, if (i) the applicable Interest Coverage Ratio is at least equal to the Required Interest Coverage Ratio for such Class or (ii) such specified Class or Classes of Secured Debt is no longer Outstanding.

“Interest Determination Date”: With respect to (a) the first Interest Accrual Period following the Second Refinancing Date, the second U.S. Government Securities Business Day preceding the Second Refinancing Date, and (b) each Interest Accrual Period thereafter, the second U.S. Government Securities Business Day preceding the first day of each Interest Accrual Period.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments acquired with Interest Proceeds;

(iii) all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Issuer during the related Collection Period, except for those in connection with (A) the reduction of the par amount of the related Collateral Obligation or (B) a Maturity Amendment;

(iv) commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v) Contributions received by the Issuer and designated as Interest Proceeds in accordance with this Indenture;

(vi) any Designated Principal Proceeds;

(vii) any amounts deposited in the Interest Reserve Account as Interest Proceeds; and

(viii) any amounts deposited in the Interest Collection Subaccount from the Closing Expense Account pursuant to this Indenture in respect of the related Determination Date;

provided that any amounts received in respect of (i) any Defaulted Obligation or any Equity Security shall constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation and (ii) any Collateral Obligation that, as a result of any exchange, amendment or waiver of or supplement thereto, ceases to meet the definition of “Collateral Obligation” shall constitute Principal Proceeds (and not Interest Proceeds) until the earlier of (x) such time as such Collateral Obligation meets the definition of “Collateral Obligation” or (y) the aggregate of all collections in respect of such Collateral Obligation equals the outstanding principal balance of such Collateral Obligation at the time it ceased to meet the definition of “Collateral Obligation”. Under no circumstances shall Interest Proceeds include the Excepted Property or any interest earned thereon. Under no circumstances will Interest Proceeds include the Excepted Property or any interest earned thereon.

“Interest Rate”: With respect to each Class of Secured Debt, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period equal to the Reference Rate for such Interest Accrual Period plus the spread specified in Section 2.3.

“Interest Reserve Account”: The meaning specified in Section 10.3(f).

“Interest Reserve Amount”: U.S.$0.

“Intervening Event”: With respect to any Trading Plan, the prepayment of any Collateral Obligation included in such Trading Plan or any change in any characteristic of any Collateral Obligation (or the obligor thereof) relevant to any Investment Criteria, in each case to the extent beyond the Issuer’s or the Collateral Manager’s control, so long as no other Collateral Obligation (or the obligor thereof) included in such Trading Plan had any change in any characteristic relevant to any Investment Criteria since the first day of the related Trading Plan Period.

“Investment Company Act”: The United States Investment Company Act of 1940, as amended from time to time.

“Investment Criteria”: The criteria specified in Section 12.2(a).

“Investment Criteria Adjusted Balance”: With respect to any Collateral Obligation the Principal Balance of such Collateral Obligation; provided that for all purposes the Investment Criteria Adjusted Balance of:

(a) any Discount Obligation shall be the acquisition price of such Discount Obligation;

(b) any Permitted Maturity Obligation shall be an amount equal to 70% multiplied by the Principal Balance of such Permitted Maturity Obligation (but no greater than the par value of such Permitted Maturity Obligation); and

(c) any Collateral Obligation included in the Excess CCC Adjustment Amount shall be the Market Value of such Collateral Obligation;

provided, further, that the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Discount Obligation or Permitted Maturity Obligation or is in the Excess CCC Adjustment Amount shall be the lowest amount determined pursuant to clauses (a), (b) and (c) above.

“IRS”: The United States Internal Revenue Service.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order, request or direction (which may be a standing order, request or direction) dated and signed in the name of the Applicable Issuer or by an Authorized Officer of the Issuer, or by the Collateral Manager by an Authorized Officer thereof, on behalf of the Applicable Issuer; provided that, for purposes of Section 10.8 and Article XII and the release, sale or acquisition of any Assets thereunder, “Issuer Order” or “Issuer Request” shall mean delivery to the Collateral Trustee on behalf of the Applicable Issuer or the Collateral Manager on its behalf, by email or otherwise in writing, of a trade ticket, confirmation of trade, instruction to post or to commit to the trade, “SWIFT” messages or similar electronic communication or language, all of which shall constitute and be deemed to be a direction and certification by the Applicable Issuer and the Collateral Manager that the transaction is in compliance with and satisfies all applicable provisions of Section 10.8 and Article XII of this Indenture. For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Officer of the Issuer or the Co-Issuer or an Authorized Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, unless the Collateral Trustee otherwise requests that such Issuer Order be in writing.

“Jersey AEOI Regulations”: The Taxation (Implementation) (Jersey) Law 2004 together with regulations (including The Taxation (Implementation) (International Tax Compliance) (United States of America) (Jersey) Regulations 2014 and any guidance notes made pursuant to such regulations (including the CRS)).

“Jersey AML Regulations”: The EU Legislation (Information Accompanying Transfers of Funds) (Jersey) Regulations 2017, the Money Laundering and Weapons Development (Directions) (Jersey) Law 2012, the Non-Profit Organizations (Jersey) Law 2008, the Proceeds of Crime (Jersey) Law 1999, the Money Laundering (Jersey) Order 2008, the Proceeds of Crime (Supervisory Bodies) (Jersey) Law 2008, the Terrorism (Jersey) Law 2002 together with all regulations, orders, notices issued pursuant to such legislation, together with any other legislation, regulations, notices, guidance notes, regulatory handbooks or similar issued by any competent authority (including the Jersey Financial Services Commission) relating to anti-money laundering and/or counter-terrorism financing generally and having effect in Jersey, in each case as amended from time to time.

“Junior Class”: With respect to a particular Class of Debt, each Class of Debt that is subordinated to such Class, as indicated in Section 2.3.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Loan Agent”: The Bank in its capacity as loan agent under the Class A-1L-R Credit Agreement.

“Loan Register”: The register of Class A-1L-R Lenders maintained by the Loan Agent pursuant to the Class A-1L-R Credit Agreement and provided to the Collateral Trustee.

“Maintenance Covenant”: A covenant by any Obligor to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, that exists regardless of whether or not such Obligor has taken any specified action and includes a covenant that applies only when the related loan is funded, regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan.

“Majority”: With respect to any Class or Classes of Debt, the Holders of more than 50% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.

“Manager Services Agreement”: The manager services agreement dated on or about the Original Closing Date between the Administrator and the independent manager of the Co-Issuer.

“Mandatory Redemption”: The meaning specified in Section 9.1.

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Board of Governors of the Federal Reserve System, including any debt security which is by its terms convertible into “Margin Stock.”

“Market Value”: With respect to any Loans or other Assets, the amount (determined by the Collateral Manager) equal to the product of the principal amount thereof and the price (as a percentage of par) determined in the following manner:

(i) the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited;

(ii) if the price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent from each other and the Issuer and the Collateral Manager;

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid;

(iii) if the Market Value of an asset cannot be determined in accordance with clause (i) or (ii) above, then the Market Value shall be the Appraised Value; provided that the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding month (or, solely for purposes of Sections 12.3(a)(ii), 12.3(b) and 12.4(a), the most recent of (i) 90 days prior to such date of determination or (ii) the date of the most recently audited financial statements for the Obligor of such Collateral Obligation); provided, further, that if such asset is a Collateral Obligation acquired from an unaffiliated third party in an arms’ length transaction within the immediately preceding 30 days and there has been no material adverse change with respect to the Obligor or the Collateral Obligation to the actual knowledge of the Collateral Manager, then the Market Value shall be the original acquisition price paid for such Collateral Obligation (after adjustment for any borrowing or repayments and exclusive of interest) until the expiry of 30 days after the date of the Issuer’s acquisition of such Collateral Obligation;

(iv) if a price or such bid described in clause (i), (ii) or (iii) is not available, then the Market Value of an asset shall be the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Standard of Care and certified by the Collateral Manager to the Collateral Trustee; provided that if such Collateral Obligation has a public rating from Moody’s or S&P, the Market Value of such Collateral Obligation for a period of 30 days after such date of determination shall be the lower of:

(A) the bid side market value thereof as reasonably determined by the Collateral Manager consistent with the Standard of Care and certified by the Collateral Manager to the Collateral Trustee; and

(B) the higher of (x) 70% multiplied by the Principal Balance of such Collateral Obligation and (y) the applicable S&P Recovery Rate multiplied by the Principal Balance of such Collateral Obligation,

and, following such 30-day period, the Market Value of such Collateral Obligation shall be zero; or

(v) if the Market Value of an asset is not determined in accordance with clause (i), (ii), (iii) or (iv) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.

“Master Transfer Agreement”: The loan sale and contribution agreement dated as of the Original Closing Date, among the BDC, as seller, the Depositor, as intermediate seller, and the Issuer, as buyer, as amended or otherwise modified from time to time.

“Material Covenant Default”: A default by an Obligor with respect to any Collateral Obligation and, subject to any grace periods contained in the related Underlying Instruments, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligation.

“Maturity”: With respect to any Debt, the date on which the unpaid principal of such Debt becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: An amendment to the Underlying Instruments governing a Collateral Obligation that extends the stated maturity of such Collateral Obligation.

“Maximum Weighted Average Life Test”: A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to the value in the table below corresponding to the immediately preceding Payment Date (or, prior to the first Payment Date following the Second Refinancing Date, the Second Refinancing Date):

Payment Date (or Second Refinancing Date)	Weighted Average Life Value
Second Refinancing Date	8.00
April 2025	7.86
July 2025	7.61
October 2025	7.36
January 2026	7.11
April 2026	6.86
July 2026	6.61
October 2026	6.36
January 2027	6.11
April 2027	5.86
July 2027	5.61
October 2027	5.36
January 2028	5.11
April 2028	4.86
July 2028	4.61
October 2028	4.36
January 2029	4.11
April 2029	3.86
July 2029	3.61
October 2029	3.36
January 2030	3.11
April 2030	2.86
July 2030	2.61

Payment Date (or Second Refinancing Date)	Weighted Average Life Value
October 2030	2.36
January 2031	2.11
April 2031	1.86
July 2031	1.61
October 2031	1.36
January 2032	1.11
April 2032	0.86
July 2032	0.61
October 2032	0.36
January 2033	0.11
April 2033 and thereafter	0.00

“Measurement Date”: (i) Any day on which an acquisition of a Collateral Obligation occurs, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated and (iv) with five Business Days’ prior written notice, any Business Day requested by the Rating Agency.

“Memorandum and Articles of Association”: The Memorandum and Articles of Association of the Issuer, as it may be amended, revised or restated from time to time.

“Merging Entity”: The meaning specified in Section 7.10.

“Minimum Weighted Average Coupon”: If any of the Collateral Obligations are Fixed Rate Obligations, 7.00%.

“Minimum Weighted Average Fixed Rate Coupon Test”: A test that shall be satisfied on any date of determination if the Weighted Average Fixed Rate Coupon equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average S&P Recovery Rate Test”: A test that shall be satisfied on any date of determination if the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class equals or exceeds the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Minimum Weighted Average S&P Spread Test”: A test that shall be satisfied on any date of determination if the Weighted Average Spread equals or exceeds the Weighted Average Spread selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monitor Principal Amount”: As of any date of determination, an amount equal to the sum, without duplication, of the following: (a) the Aggregate Principal Balance of all Collateral Obligations (excluding Defaulted Obligations (as to which the applicable rule below shall apply)), plus (b) the aggregate amount of funds on deposit in the Collection Account and the Revolver Funding Account, including Eligible Investments, constituting Principal Proceeds, plus (c)(i) for each Defaulted Obligation that has been a Defaulted Obligation for less than three years, the lower of (A) an amount equal to the Market Value at such time of such Defaulted Obligation and (B) the S&P Recovery Rate multiplied by the principal balance thereof at such time and (ii) for any Defaulted Obligation which has been a Defaulted Obligation for three years or more, zero.

“Monthly Report”: The meaning specified in Section 10.7(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.7(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum of (i) the Aggregate Principal Balance of all Collateral Obligations sold and/or contributed to the Issuer by the Transferor pursuant to the Master Transfer Agreement prior to such date plus (ii) the Aggregate Principal Balance of all Collateral Obligations acquired by the Issuer other than directly from the Transferor prior to such date, in each case calculated as of the date of the Issuer’s acquisition thereof, minus (b) the Aggregate Principal Balance of all Collateral Obligations that are optionally repurchased or substituted by the Transferor pursuant to the Master Transfer Agreement prior to such date.

“Non-Call Period”: The period from the Second Refinancing Date to and including January 27, 2027.

“Non-Foreign Status Certificate”: The meaning specified in Section 2.12(l).

“Non-Permitted AML Holder”: Any Holder that fails to comply with the Holder AML Obligations.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.11(d).

“Non-Permitted Holder”: The meaning specified in Section 2.11(b).

“Notes”: Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3).

“Notice of Substitution”: The meaning specified in Section 12.3(a)(ii).

“NRSRO”: Any nationally recognized statistical rating organization, other than S&P.

“NRSRO Certification”: A certification executed by a NRSRO in favor of the Issuer and the Information Agent that states that such NRSRO has provided the Issuer with the appropriate certifications under Exchange Act Rule 17g-5(a)(3)(iii)(B) and that such NRSRO has access to the 17g-5 Website.

“Obligor”: Any borrower, obligor or guarantor under a Loan.

“Obligor Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by such Obligor by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Offer”: The meaning specified in Section 10.8(c).

“Offering”: The offering of any Debt pursuant to the relevant Offering Circular.

“Offering Circular”: The offering circular relating to the offer and sale of the Secured Notes dated on or about March 3, 2025, and including any supplements thereto.

“Officer”: (a) With respect to any corporation, the Chairman of the Board of Directors or, with respect to the Issuer, any director, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney-in-fact of the Issuer, and (b) with respect to the Co-Issuer and any limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“offshore transaction”: The meaning specified in Regulation S.

“Opinion of Counsel”: A written opinion addressed to the Collateral Trustee and, if required by the terms hereof, the Rating Agency (so long as it is rating a Class of Secured Debt), in form and substance reasonably satisfactory to the Collateral Trustee (and, if so addressed, the Rating Agency so long as it is rating a Class of Secured Debt), of a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any State of the United States or the District of Columbia (or Jersey, in the case of an opinion relating to the laws of Jersey), which attorney or law firm, as the case may be, may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Collateral Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Collateral Trustee (and, if required by the terms hereof, the Rating Agency so long as it is rating a Class of Secured Debt) or shall state that the Collateral Trustee (and, if required by the terms hereof, the Rating Agency so long as it is rating a Class of Secured Debt) shall be entitled to rely thereon.

“Optional Redemption”: A redemption of Debt in accordance with Section 9.2.

“Original Closing Date”: August 9, 2019.

“Original Indenture”: The meaning specified in the Preliminary Statement hereto.

“Origination Measurement Date”: Each date upon which the Issuer commits to originate or acquire a Collateral Obligation and the Second Refinancing Date.

“Other Plan Law”: Any state, local, other federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to the Debt or the Debt of any specified Class, as of any date of determination, all of the Debt or all of the Debt of such Class, as the case may be, theretofore authenticated and delivered under this Indenture (or, with respect to the Class A-1L-R Loans, the Class A-1L-R Loans incurred under the Class A-1L-R Credit Agreement), except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9 or registered in the Register on the date that this Indenture has been discharged in accordance with Article IV;

(ii) Debt or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Collateral Trustee or any Paying Agent in trust for the Holders of such Debt pursuant to Section 4.1(a)(iii); provided that if such Debt or portions thereof are to be redeemed or prepaid, notice of such redemption or prepayment has been duly given pursuant to this Indenture or provision therefor satisfactory to the Collateral Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Collateral Trustee is presented that any such Notes are held by a “protected purchaser” (within the meaning of Section 8-303 of the UCC);

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6; and

(v) Class A-1L-R Loans repaid pursuant to the terms of the Class A-1L-R Credit Agreement and this Indenture.

In determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (a) Debt owned by the Issuer or the Co-Issuer (or, only in the case of (1) a vote on the removal of the Collateral Manager for “Cause” (as defined in the Collateral Management Agreement), (2) a waiver of an event constituting “Cause” under the Collateral Management Agreement as a basis for termination of the Collateral Management Agreement or removal of the Collateral Manager thereunder, or (3) a vote in connection with the appointment of a replacement Collateral Manager that is an Affiliate of the Collateral Manager, the Collateral Manager, any Controlled Affiliate thereof or any funds or accounts managed by the Collateral Manager or one of its Controlled Affiliates as to which the Collateral Manager or one of its Controlled Affiliates has discretionary voting authority) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Collateral Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt that a Trust Officer of the Collateral Trustee has actual knowledge to be so owned shall be so disregarded and (b) Debt so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Collateral Trustee the pledgee’s right so to act with respect to such Debt and that the pledgee is not one of the Persons specified above.

“Overcollateralization Ratio”: With respect to a specified Class or Classes, as of any Measurement Date or other date of determination, the percentage derived from: (i) the Principal Collateralization Amount divided by (ii) the Aggregate Outstanding Amount on such date of such Class or Classes, each Priority Class of Debt and each Pari Passu Class of Debt.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any Class or Classes of Secured Debt and Assets as of any Measurement Date or other date of determination on which such test is applicable if (i) the Overcollateralization Ratio for the Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) the applicable Class or Classes of Secured Debt are no longer Outstanding.

“Pari Passu Class”: With respect to any specified Class of Debt, each Class of Debt that ranks pari passu to such Class, as indicated in Section 2.3.

“Partial Refinancing Interest Proceeds”: In connection with a Refinancing in part of one or more Classes of Secured Debt, with respect to each such refinanced Class, Interest Proceeds up to the amount of accrued and unpaid interest on such Class, but only to the extent that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the date of a Refinancing of such Class (or, in the case of a Refinancing occurring on a date other than a Payment Date, only to the extent that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the next Payment Date, taking into account Scheduled Distributions on the Assets that are expected to be received prior to the next Determination Date).

“Participation Interest”: A participation interest in a Loan that, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation would constitute a Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the Loan, (iii) the aggregate participation in the Loan does not exceed the principal amount or commitment of such Loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the Loan or commitment that is the subject of the participation, (v) the entire acquisition price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation, at the time of the funding of such Loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the Loan or commitment that is the subject of the Loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt a Participation Interest shall not include a sub-participation interest in any Loan.

“Partner”: The meaning specified in Section 7.17(j).

“Partnership Tax Audit Rules”: Sections 6221 through 6241 of the Code together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Party”: The meaning specified in Section 14.15.

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Debt on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The meaning specified in Section 10.3(a).

“Payment Date”: (a) The 27th day of January, April, July and October of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing in April 27 2025, (b) each date fixed by the Collateral Trustee on which payments are made in accordance with Section 5.7, (c) the Stated Maturity (or, if such day is not a Business Day, the next succeeding Business Day), (d) any Redemption Date and (e) after the date on which no Secured Debt is deemed or considered Outstanding, any Business Day that the Collateral Manager shall designate as a “Payment Date”.

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Liens”: (a) Security interests, liens and other encumbrances in favor of the Collateral Trustee for the benefit of the Secured Parties granted pursuant to this Indenture and any other Transaction Document; (b) with respect to agented Collateral Obligations, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the Obligor under the related facility, (c) with respect to any Equity Security, any security interests, liens and other encumbrances granted on such Equity Security to secure indebtedness of the related Obligor and/or any security interests, liens and other encumbrances granted under any governing documents or other agreement or binding upon the Issuer as the holder of equity in such Obligor and (d) security interests, liens and other encumbrances for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded (provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor).

“Permitted Maturity Obligation”: A Loan that matures after the earliest Stated Maturity (but no later than two years following such Stated Maturity) of the Secured Debt.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest and/or (y) other debt obligations of the same obligor that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Obligations plus any accrued and unpaid interest in Cash and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”: With respect to any Contribution received into the Contribution Account of the Issuer, any of the following uses: (i) the transfer of the applicable portion of such amount to the Interest Collection Subaccount for application as Interest Proceeds; (ii) the transfer of the applicable portion of such amount to the Principal Collection Subaccount for application as Principal Proceeds (which designation shall be irrevocable); (iii) the payment of any Administrative Expenses; (iv) to pay the expenses of a Refinancing; (v) to be treated as Partial Refinancing Interest Proceeds; (vi) to exercise a warrant or similar right to acquire securities held in the Assets or any right to acquire loan assets, in each case, which right was received by the Issuer in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Obligation or the Obligor thereof; and (vii) any other application or purpose not specifically prohibited by this Indenture.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“PIK Loan” Any loan on which all or any portion of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or otherwise deferred rather than being paid in cash; provided that a loan that requires by the terms of its applicable Underlying Instrument interest to be paid in cash at a rate of (in the case of a PIK Loan that is a Fixed Rate Obligation) at least 4.00% and (in the case of a PIK Loan that is a Floating Rate Obligation) at least the Reference Rate plus 1.00% per annum shall be deemed not to be a PIK Loan hereunder. For the avoidance of doubt, (i) a Zero Coupon Obligation shall be deemed not to be a PIK Loan hereunder and (ii) if the Obligor under a PIK Loan fails to make a required cash interest payment thereunder, such PIK Loan shall become a Defaulted Obligation.

“Placement Agency Agreement”: The agreement dated as of March 5, 2025, by and between the Issuer, the Co-Issuer and the Placement Agent relating to the placement of the applicable Debt as set forth therein, as amended from time to time.

“Placement Agent”: RBC Capital Markets, LLC, in its capacity as placement agent of the Secured Debt.

“Plan Fiduciary”: The meaning specified in Section 2.5(j)(iv).

“Posting”: The forwarding by the Collateral Administrator of emails received at the Rule 17g-5 Address to the 17g-5 Website.

“PRA”: The meaning specified in the definition of “UK Securitisation Framework”.

“PRASR”: The meaning specified in the definition of “UK Securitisation Framework”.

“Primary Business Activity”: In relation to a consolidated group of companies, for the purposes of determining whether a debt obligation or debt security is an ESG Collateral Obligation, where such group derives more than 50% of its revenues from the specified business, trade or production (as applicable) at the time of purchase of the ESG Collateral Obligation.

“Principal Balance”: Subject to Section 1.3, with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for purposes of calculating the Overcollateralization Ratio, Total Capitalization, the Monitor Principal Amount and the Investment Criteria Adjusted Balance, the Principal Balance of any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation shall not include any undrawn commitments with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided, further, that for all purposes (other than the calculation of the EU/UK Retained Amount and whether an EU/UK Retention Deficiency has occurred) the Principal Balance of any Equity Security or interest only strip shall be deemed to be zero.

“Principal Collateralization Amount”: As of any date, with respect to the Assets or as applied to any specified Collateral Obligation, an amount equal to the sum, without duplication, of the following:

(a) the Aggregate Principal Balance of all Collateral Obligations therein (excluding Defaulted Obligations, Discount Obligations and Permitted Maturity Obligations); plus

(b) the aggregate amount of funds on deposit in the Collection Account and the Revolver Funding Account, including Eligible Investments, constituting Principal Proceeds; plus

(c) for each Defaulted Obligation therein that has been a Defaulted Obligation for less than two years, the lower of (i) an amount equal to the Market Value at such time of such Defaulted Obligation and (ii) the S&P Recovery Rate multiplied by the principal balance thereof at such time; plus

(d) for each Discount Obligation therein, the aggregate acquisition price, excluding accrued interest, expressed as a Dollar amount, for such Discount Obligations (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(e) for each Permitted Maturity Obligation, the lower of (i) an amount equal to 70% multiplied by the Principal Balance of such Permitted Maturity Obligation (but no greater than the par value of such Permitted Maturity Obligation) and (ii) the Market Value of such Permitted Maturity Obligation and (y) for each Collateral Obligation with a stated maturity greater than two years after the earliest Stated Maturity of the Debt, zero; minus

(f) the Excess CCC Adjustment Amount with respect thereto;

provided that, (i) with respect to any Collateral Obligation therein that satisfies more than one of the definitions of Defaulted Obligation, Discount Obligation or Permitted Maturity Obligation or any asset that falls into the Excess CCC Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Obligation which has been a Defaulted Obligation for two years or more shall be zero.

“Principal Collection Subaccount”: The meaning specified in Section 10.2(a).

“Principal Financed Accrued Interest”: With respect to (i) any Collateral Obligation owned or acquired by the Issuer on the Second Refinancing Date if acquired with Principal Proceeds, an amount equal to the unpaid interest on such Collateral Obligation that accrued prior to the Second Refinancing Date that is owing to the Issuer and remains unpaid as of the Second Refinancing Date and (ii) any Collateral Obligation acquired after the Second Refinancing Date, the amount of Principal Proceeds, if any, applied towards the acquisition of accrued interest on such Collateral Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture. For the avoidance of doubt, Principal Proceeds shall not include any Excepted Property.

“Priority Class”: With respect to any specified Class of Debt, each Class of Debt that ranks senior to such Class, as indicated in Section 2.3.

“Priority of Payments”: The meaning specified in Section 11.1(a).

“Privacy Notice”: The meaning set forth in Section 2.5(j)(xiv).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed acquisition, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both (i) a Qualified Institutional Buyer and (ii) either (x) a Qualified Purchaser or (y) a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser.

“Qualified Broker/Dealer”: Any of Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon, N.A.; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Citadel Securities LLC; Credit Agricole CIB; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Commerzbank; Credit Suisse; Deutsche Bank AG;

Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; HSBC Bank; Imperial Capital LLC; ING Financial Partners, Inc.; Jefferies & Co.; J.P. Morgan Securities LLC; KeyBank; KKR Capital Markets LLC; Lazard; Lloyds TSB Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; Northern Trust Company; Oppenheimer & Co. Inc.; Royal Bank of Canada; The Royal Bank of Scotland plc; Scotia Capital; Société Générale; Truist Financial Corporation; The Toronto-Dominion Bank; UBS AG; U.S. Bank National Association; Wells Fargo Bank, National Association; Cantor Fitzgerald, L.P.; Seaport Group; Stifel Nicolaus & Company, Incorporated; FBR & Co.; CIT Group Inc.; Gleacher & Company, Inc.; and Macquarie Capital.

“Qualified First Lien Loan”: A Collateral Obligation that (a) in the case of an event of default under the applicable Underlying Instrument, the lenders thereunder will be paid after one or more Eligible First Lien Tranches (and but for such fact would be a Senior Secured Loan) and (b) the outstanding principal balance and unfunded commitments of the Eligible First Lien Tranches with respect thereto (i) have a leverage ratio of not greater than 1.5x, or (ii) have a loan-to-value of not greater than 17.5%; provided the total loan-to-value of the Qualified First Lien Loan will not be greater than 75%; provided further in no event shall the Senior Revolver Facility and the Eligible First Lien Tranche in aggregate exceed 25% of the outstanding principal balance and unfunded commitments of the Senior Revolver Facility and the Eligible First Lien Tranches plus the Qualified First Lien Loan plus any other debt that is senior or pari passu in right of payment to such Qualified First Lien Loan at the closing of the related credit facility and as of any date the commitments under the related credit facility are increased; provided further that any such Collateral Obligation that is a Cov-Lite Loan, a PIK Loan or a Current Pay Obligation will not qualify as a Qualified First Lien Loan.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 or 2a51-3 under the Investment Company Act.

“Rating Agency”: S&P (only for so long as Debt rated by such entity on the Second Refinancing Date are Outstanding and rated by such entity) or, with respect to the Assets generally, Moody’s or S&P or, if at any time Moody’s or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Issuer (or the Collateral Manager on behalf of the Issuer). If at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Indenture shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency published ratings for the type of obligation in respect of which such replacement rating agency is used; provided that a replacement rating agency selected to replace Moody’s shall not be applicable for purposes of the determination of an S&P Rating.

“Real Estate Loan”: A loan or other debt obligation that is (a) secured primarily by a mortgage, deed of trust or similar lien on commercial real estate, residential real estate or undeveloped land or (b) made to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan or other debt obligation is secured by real estate).

“Record Date”: With respect to the Debt, the date that is 15 days prior to the applicable Payment Date.

“Redemption Date”: Any date specified for a redemption of Debt (other than a Mandatory Redemption or a Special Redemption) pursuant to Article IX (and, in the case of the Class A-1L-R Loans, the Class A-1L-R Credit Agreement).

“Redemption Price”: (a) For the applicable Secured Debt to be redeemed, (x) 100% of the Aggregate Outstanding Amount of such Secured Debt plus (y) accrued and unpaid interest thereon (including, in the case of a Class C Note, interest on any accrued and unpaid Deferred Interest with respect to such Class C Note) to the Redemption Date and (b) for the applicable Subordinated Notes to be redeemed, its proportional share (based on the Aggregate Outstanding Amount of Subordinated Notes) of the amount of the proceeds of the applicable Assets remaining after giving effect to the Optional Redemption or Tax Redemption, as applicable, of the Secured Debt in whole or after all of the Secured Debt has been repaid in full and payment in full of (and/or creation of a reserve for) all expenses (including all Collateral Management Fees (unless waived by the Collateral Manager) and Administrative Expenses, which shall not be subject to the Administrative Expense Cap) of the Applicable Issuers; provided that, in connection with any Optional Redemption or Tax Redemption, holders of 100% of the Aggregate Outstanding Amount of any Class of Debt, by notifying the Collateral Trustee in writing prior to the Redemption Date, may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the holders of such Class of Debt and such lesser amount shall be the “Redemption Price” for such Class of Debt in connection with such Optional Redemption or Tax Redemption.

“Reduced Interest Class”: The meaning specified in Section 8.2(b).

“Reference Rate”: Initially the Term SOFR Rate; provided that if the Term SOFR Reference Rate component of the Term SOFR Rate or the then-current Reference Rate is (x) unavailable or no longer reported or (y) inconsistent with the reference rate that reflects market practice for new issue-collateralized loan obligations, in each case, as determined by the Collateral Manager on any date of determination, then upon written notice from the Collateral Manager to the Co-Issuers, the Calculation Agent, the Collateral Administrator and the Collateral Trustee of such event and the designation of a Fallback Rate, then “Reference Rate” means such Fallback Rate for all purposes relating to the Debt in respect of such determination on such date and all determinations on all subsequent dates; provided further that with respect to any Class of Debt, the Reference Rate will be no less than zero. With respect to any Collateral Obligation, when used in the context of such Collateral Obligation, “Reference Rate” means the forward-looking term rate based on SOFR or the applicable benchmark rate currently in effect for such Floating Rate Obligation and determined in accordance with the related Underlying Instrument.

“Reference Rate Replacement Conforming Changes”: With respect to any Fallback Rate, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Collateral Manager decides may be appropriate to reflect the adoption of such Fallback Rate in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Fallback Rate exists, in such other manner as the Collateral Manager determines is reasonably necessary).

“Refinancing”: A loan or an issuance of replacement securities, whose terms in each case shall be negotiated by the Collateral Manager on behalf of the Applicable Issuers, from one or more financial institutions or purchasers to refinance the Secured Debt in connection with an Optional Redemption.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Regional Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Region Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by Obligors that belong to such S&P Region Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes.

“Registered Agent Terms”: The Delaware Administrator’s standard registered agent terms and conditions set out at www.maplesfiduciaryservices.com.

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(iv).

“Reinvestment Period”: The period from and including the Second Refinancing Date to and including the earliest of (i) January 27, 2029, (ii) the date of the acceleration of the Maturity of any Class of Secured Debt pursuant to Section 5.2 and (iii) the date on which the Collateral Manager notifies the Collateral Trustee that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations, provided that the Collateral Manager shall provide written notice to S&P of the termination of the Reinvestment Period pursuant to this clause (iii).

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount, minus (i) the amount of any reduction or prepayment of the Aggregate Outstanding Amount of the Debt through the payment of Principal Proceeds, plus (ii) the aggregate amount of Principal Proceeds that result from the issuance of any Additional Debt pursuant to Sections 2.13 and 3.2 (after giving effect to such issuance of any Additional Debt).

“Related Obligation”: A loan issued by (or the Obligor of which is) (i) the BDC (or any of its Affiliates) or any other Person whose investments are primarily managed by the BDC or any of its Controlled Affiliates (other than, in each case, any investor in any fund managed by the BDC or any of its Affiliates), (ii) the Collateral Manager (or any of its Controlled Affiliates) or any other Person whose investments are primarily managed by the Collateral Manager or any of its Affiliates (other than, in each case, any investor in any fund managed by the Collateral Manager or any of its Affiliates) or (iii) an entity 25% or more of which is owned by an entity described in the preceding clauses (i) or (ii).

“Repurchase and Substitution Event”: An event which shall have occurred with respect to any Collateral Obligation that:

(a) becomes a Defaulted Obligation;

(b) becomes subject to a Material Covenant Default;

(c) becomes subject to a proposed Specified Amendment; or

(d) becomes a Credit Risk Obligation.

“Repurchase and Substitution Limit”: The meaning specified in Section 12.3.

“Repurchase and Substitution Qualification Conditions”: The following conditions:

(a) each Substitute Collateral Obligation satisfies the definition of “Collateral Obligation”;

(b) each Coverage Test shall be satisfied (or, if not satisfied, maintained or improved) after giving effect to such repurchase or substitution;

(c) each Collateral Quality Test (other than, after the Reinvestment Period, clauses (i), (iv) and (v) of the definition of “Collateral Quality Test”) and Concentration Limitation is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution;

(d) the Principal Balance of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the Aggregate Principal Balance of such Substitute Collateral Obligations) equals or exceeds the Principal Balance of the Collateral Obligation (or Collateral Obligations) being substituted for, and the unfunded commitment thereof, if any, with respect thereto shall have been deposited in the Revolver Funding Account;

(e) the Market Value of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the aggregate Market Value of such Substitute Collateral Obligations) equals or exceeds the Market Value of the Collateral Obligation being substituted (provided that for purposes of this subclause (e), Market Value shall not be determined pursuant to clause (iv) or (v) of the definition thereof);

(f) (i) if any of the Collateral Obligations being substituted for are Second Lien Loans, the Aggregate Principal Balance of all Substitute Collateral Obligations that are Second Lien Loans equals or is less than the Principal Balance of the Collateral Obligation being substituted for that are Second Lien Loans and (ii) if none of the Collateral Obligations being substituted are Second Lien Loans, no Substitute Collateral Obligation is a Second Lien Loan;

(g) the S&P Rating of each Substitute Collateral Obligation is equal to or higher than the S&P Rating of the Collateral Obligation being substituted for;

(h) the EU/UK Origination Requirement will be satisfied with respect thereto; and

(i) solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Obligation is the same or earlier than the stated maturity date of the Collateral Obligation being substituted for.

“Required Interest Coverage Ratio”: (a) for the Class A-1 Debt, the Class A-2 Notes and the Class B Notes, 120.00% and; (b) for the Class C Notes, 110.00%;.

“Required Overcollateralization Ratio”: (a) for the Class A-1 Debt, Class A-2 Notes and the Class B Notes, 137.06% and; (b) for the Class C Notes, 123.58%;.

“Reset Amendment”: The meaning specified in Section 8.2(d).

“Restricted Trading Period”: The period during which (a) the S&P rating of the Class A-1 Debt or the Class A-2 Notes is one or more subcategories below its Initial Target Rating or (b) the S&P rating of the Class B Notes or the Class C Notes is two or more subcategories below its Initial Target Rating; provided that such period will not be a Restricted Trading Period (i) if (A) the Aggregate Principal Balance of the Collateral Obligations plus Eligible Investments constituting Principal Proceeds is greater than or equal to the Reinvestment Target Par Balance, (B) each Coverage Test has been satisfied and (C) the Collateral Quality Tests have been satisfied or (ii) so long as the S&P rating of the highest rated Class of Secured Debt then Outstanding has not been further downgraded, withdrawn or put on watch for potential downgrade, upon the direction of the Co-Issuers with the consent of a Majority of the Controlling Class.

“Retention Providers”: The EU/UK Retention Provider and the U.S. Retention Provider.

“Retention Requirement”: The requirements and obligations of the EU/UK Retention Provider as set forth in the EU/UK Retention Letter.

“Revolver Funding Account”: The meaning specified in Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a Loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the Obligor by the Issuer; provided that any such Collateral Obligation shall be a Revolving Collateral Obligation only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.15.

“Rule 17g-5”: The meaning specified in Section 14.17(a).

“Rule 17g-5 Address”: The meaning specified in Section 14.3(e).

“S&P”: S&P Global Ratings, an S&P Global Business, and any successor or successors thereto.

“S&P CDO Monitor”: Each dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Collateral Manager, the Collateral Administrator and the Collateral Trustee. Each S&P CDO Monitor shall be chosen by the Collateral Manager and associated with either (x) a Weighted Average S&P Recovery Rate and a Weighted Average Spread from Section 2 of Schedule 3 or (y) a Weighted Average S&P Recovery Rate and a Weighted Average Spread confirmed by S&P; provided that as of any date of determination the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class equals or exceeds the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class chosen by the Collateral Manager and the Weighted Average Spread equals or exceeds the Weighted Average Spread chosen by the Collateral Manager.

“S&P CDO Monitor Election Date”: The meaning specified in Section 7.18.

“S&P CDO Monitor Test”: A test that shall be satisfied on any date of determination during the Reinvestment Period (and, on and after the S&P CDO Monitor Election Date, following receipt by the Collateral Manager and the Collateral Administrator of the Adjusted Break-even Default Rate for each S&P CDO Monitor (in accordance with the definition of “Adjusted Break-even Default Rate”)) if, after giving effect to the sale of a Collateral Obligation or the acquisition of a Collateral Obligation, the Default Differential of the Proposed Portfolio is positive. The S&P CDO Monitor Test shall be considered to be improved if the Default Differential of the Proposed Portfolio is greater than the Default Differential of the Current Portfolio.

“S&P Counterparty Criteria”: With respect to any Participation Interest acquired by the Issuer, criteria that shall be met if, immediately after giving effect to such acquisition, the Aggregate Participation Percentages of all Selling Institutions and participants that have the same or a lower S&P issuer credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such S&P issuer credit rating, and the Aggregate Participation Percentage of any single Selling Institution or participant that has the S&P issuer credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such S&P issuer credit rating:

S&P issuer credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20.0%	20.0%
AA+	10.0%	10.0%
AA	10.0%	10.0%
AA-	10.0%	10.0%
A+	5.0%	5.0%
A (with a S&P short-term issuer credit rating of A-1)	5.0%	5.0%
A (with a S&P short-term issuer credit rating of lower than A-1)	0%	0%
A- or below	0%	0%

“S&P Highest Ranking Class”: As of any date of determination, the Class of Secured Debt (other than the Class A-1 Debt) that is Outstanding and has no Priority Class and is rated by S&P.

“S&P Industry Classification”: Each industry identified in Schedule 2.

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i) (a) if there is an issuer credit rating of the Obligor of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty that complies with then-current S&P criteria for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such Obligor held by the Issuer; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related Obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the Obligor by S&P but (1) there is a senior secured rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Obligation shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the Obligor, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Obligation shall be one sub-category above such rating;

(ii) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P or, if such DIP Collateral Obligation was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating; provided that such credit rating shall expire on the date S&P provides notice to the Collateral Manager that the credit quality of such DIP Collateral Obligation has deteriorated since S&P assigned or renewed such credit rating;

(iii) if there is not a rating by S&P on the Obligor or on an obligation of the Obligor, then the S&P Rating may be determined pursuant to clauses (a) through (c) below:

(a) if an obligation of the Obligor is not a DIP Collateral Obligation and is publicly rated by Moody’s, then the S&P Rating shall be the rating equivalent of the public rating by Moody’s of such Collateral Obligation except that the S&P Rating of such obligation shall be (1) one sub-category below the S&P equivalent of the rating by Moody’s if such rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the rating by Moody’s if such rating is “Ba1” or lower;

(b) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the Obligor of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Obligation shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Collateral Trustee and the Collateral Administrator that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and that the credit estimate provided by S&P shall be at least equal to such S&P Rating determined by the Collateral Manager; provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be “CCC-”; provided, further, that if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided, further, that the S&P Rating may not be determined pursuant to this clause (b) if the Collateral Obligation is a DIP Collateral Obligation; provided, further, that such credit estimate shall expire 12 months after the assignment of such credit estimate, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with this Indenture, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided, further, that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the assignment of such credit estimate and (when renewed annually in accordance with this Indenture) on each 12-month anniversary thereafter; or

(c) with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation shall, at the election of the Issuer (at the direction of the Collateral Manager), be “CCC-” provided (i) neither the Obligor of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the Obligor has not defaulted on any payment obligation in respect of any debt security or other obligation of the Obligor at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the Obligor that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current; provided, further, that the Issuer, the Collateral Manager on behalf of the Issuer or the Obligor of such Collateral Obligation shall submit all available Information in respect of such Collateral Obligation to S&P prior to or within 30 days after the election of the Issuer (at the direction of the Collateral Manager);

(iv) with respect to a Current Pay Obligation, the Obligor of which is rated “D” or “SD” by S&P, the S&P Rating of such Current Pay Obligation shall be, at the election of the Issuer (at the direction of the Collateral Manager) the higher of “CCC” or the issue rating by S&P of such Current Pay Obligation; or

(v) with respect to a DIP Collateral Obligation that has no issue rating by S&P, the S&P Rating of such DIP Collateral Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC-” or, for a period of up to 90 days following the issuance of such DIP Collateral Obligation (or such earlier date if an S&P Rating is assigned prior to the expiration of such 90-day period), such higher rating as reasonably determined by the Collateral Manager (not to be called into question as a result of subsequent events) so long as the Collateral Manager reasonably expects that such DIP Collateral Obligation will be assigned an S&P Rating equal to or higher than such S&P Rating determined by the Collateral Manager no later than 90 days after such determination; provided that (A) if such DIP Collateral Obligation has no issue rating by S&P at the expiration of such 90-day period, the S&P Rating will be, at the election of the Issuer, “CCC-” and (B) the Collateral Manager will provide Information with respect to such DIP Collateral Obligation to S&P, if available;

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch positive” by S&P, such rating shall be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch negative” by S&P, such rating shall be treated as being one sub-category below such assigned rating.

“S&P Rating Agency Condition”: With respect to any event or any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P provides written confirmation (which may take the form of a press release or other written communication which may be in electronic form or posted on S&P’s website) that, with respect to its then-current rating of any Class of Secured Debt rated by S&P, no immediate withdrawal or reduction will occur as a result of such event or action; provided that the S&P Rating Agency Condition shall be deemed to be satisfied if (i) no Class of Secured Debt then outstanding is then rated by S&P (including due to the withdrawal by S&P of its rating on such Secured Debt) or (ii) S&P makes a public announcement or informs the Issuer, the Collateral Manager or the Collateral Trustee in writing that (A) it believes that satisfaction of the S&P Rating Agency Condition is not required with respect to such event or action, (B) its practice is not to give such confirmations or (C) it will not review such event or action for purposes of evaluating whether to confirm the then-current ratings (or Initial Ratings) of the Secured Debt rated by S&P.

“S&P Rating Factor”: With respect to each Collateral Obligation, the rating factor determined in accordance with the table in Section 3 of Schedule 3 using such Collateral Obligation’s S&P Rating.

“S&P Recovery Rate”: With respect to a Collateral Obligation, the recovery rate set forth in Schedule 3 using the Initial Rating of the most senior Class of Secured Debt Outstanding at the time of determination.

“S&P Recovery Rating”: With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation.

“S&P Region Classification”: With respect to a Collateral Obligation, the applicable classification set forth in the table titled “S&P Region Classifications” in Schedule 4.

“S&P Weighted Average Rating Factor”: With respect to all Collateral Obligations with an S&P Rating of “CCC-” or higher, (a) the sum of the product of (i) the principal balance of each such Collateral Obligation and (ii) the S&P Rating Factor divided by (b) the aggregate outstanding principal balance for all such Collateral Obligations.

“Sale”: The meaning specified in Section 5.17.

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with Article XII less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Collateral Trustee (other than amounts payable as Administrative Expenses) in connection with such sales. Sale Proceeds shall include Principal Financed Accrued Interest received in respect of such sale.

“Scenario Default Rate”: With respect to the S&P Highest Ranking Class, as of any date of determination:

(a)	prior to the S&P CDO Monitor Election Date:

(i)	0.247621; plus

(ii)	the quotient of (x) the S&P Weighted Average Rating Factor divided by (y) 9162.65, minus

(iii)	the quotient of (x) the Default Rate Dispersion divided by (y) 16757.2, minus

(iv)	the quotient of (x) the Obligor Diversity Measure divided by (y) 7677.8, minus

(v)	the quotient of (x) the Industry Diversity Measure divided by (y) 2177.56, minus

(vi)	the quotient of (x) the Regional Diversity Measure divided by (y) 34.0948, plus

(vii)	the quotient of (x) the Weighted Average Life divided by (y) 27.3896; or

(b)

on and after the S&P CDO Monitor Election Date, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s initial rating of the S&P Highest Ranking Class, determined by the Collateral Manager and the Collateral Administrator (which determination shall be made solely by application of the S&P CDO Monitor at such time).

“Schedule of Collateral Obligations”: The schedule of Collateral Obligations attached as Schedule 1 hereto, which schedule shall include the Obligor, Principal Balance, coupon/spread, the stated maturity, the S&P Rating (unless such rating is based on a credit estimate or is a private or confidential rating from S&P) and the percentage of the aggregate commitment under each Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation that is funded, as amended from time to time (without the consent of or any action on the part of any Person) to reflect the release of Collateral Obligations pursuant to Article X hereof and the inclusion of additional Collateral Obligations as provided in Section 12.2 hereof.

“Scheduled Distribution”: With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest and/or fee due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.3 hereof.

“Second Lien Loan”: Any assignment of or other interest in a Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the Loan other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan with respect to the liquidation of such Obligor or the collateral for such Loan (subject to customary permitted liens) and (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan, the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan on such specified collateral (subject to customary permitted liens).

“Second Refinancing Date”: March 5, 2025.

“Secured Debt”: Collectively, the Secured Notes and the Class A-1L-R Loans.

“Secured Notes”: The Class A-1 Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The amended and restated securities account control agreement, dated as of the Second Refinancing Date, among the Issuer, the Collateral Trustee, the Loan Agent and U.S. Bank National Association, as intermediary.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Collateral Management Fee”: The meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Senior Collateral Management Fee has been waived in accordance with Section 8 of the Collateral Management Agreement for so long as ABPCI is the Collateral Manager.

“Senior Revolver Facility”: With respect to any Loan or any other debt obligation, a senior secured revolving facility incurred by the Obligor of such Loan that is prior in right of payment to such Loan so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 20% of the sum of (x) the outstanding principal balance of the Loan, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Loan.

“Senior Secured Loan”: Any Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such Loan (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens); and (c) the value of the collateral securing the Loan at the time of acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral.

“Senior Secured Note”: Any debt obligation issued by a corporation, partnership, limited liability company or trust that constitutes borrowed money and is in the form of, or represented by, a note (other than any note evidencing a Loan), certificated debt security or other debt security and that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such note (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the note (subject to customary exceptions for permitted liens); (c) does not constitute a Bond (or other similar debt obligation with a public rating) and (d) the value of the collateral securing the note at the time of acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the note in accordance with its terms and to repay all other debt obligations of equal seniority secured by a first lien or security interest in the same collateral.

“Share Trustee”: Maples Trustees (Jersey) Limited.

“SIFMA Website”: The internet website of the Securities Industry and Financial Markets Association, currently located at https://www.sifma.org/resources/general/holidayschedule, or such successor website as identified by the Collateral Manager to the Collateral Trustee and the Calculation Agent.

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Debt (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“Small Obligor Loan”: Any Loan (other than an Eligible Recurring Revenue Loan or a Hybrid Asset-Based Loan) issued by an Obligor that has a trailing twelve month EBITDA of less than $5,000,000, as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by such Obligor.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Special Redemption”: The meaning specified in Section 9.6.

“Special Redemption Amount”: The meaning specified in Section 9.6.

“Special Redemption Date”: The meaning specified in Section 9.6.

“Specified Amendment”: With respect to any Collateral Obligation, any amendment, waiver or modification of the Underlying Instrument which would:

(a) modify the amortization schedule with respect to such Collateral Obligation in a manner that (i) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000, (ii) postpones any Scheduled Distribution by more than two payment periods or (iii) causes the Weighted Average Life of the applicable Collateral Obligation to increase by more than 25%;

(b) reduce or increase the cash interest rate payable by the Obligor thereunder by more than 100 basis points (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification);

(c) extend the stated maturity date of such Collateral Obligation by (i) more than 24 months or (ii) beyond the Stated Maturity;

(d) contractually or structurally subordinate such Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of liens (other than customary permitted liens) on any of the underlying collateral securing such Collateral Obligation;

(e) release any party from its obligations under such Collateral Obligation, if such release would have a material adverse effect on the Collateral Obligation; or

(f) reduce the principal amount of the applicable Collateral Obligation.

“Specified Event”: With respect to any Collateral Obligation that is the subject of a credit estimate by S&P, the occurrence of any of the following events:

(a) nonpayment of interest or principal;

(b) the rescheduling of any interest or principal in any part of the capital structure of the related Obligor;

(c) any breach of a covenant by such Obligor;

(d) any act or omission that, in the determination of the Collateral Manager using commercially reasonable efforts, absent a cure by such Obligor, will result in a breach of a covenant occurring the next six months;

(e) any restructuring of debt (including proposed debt) of such Obligor;

(f) the occurrence of significant transactions (including any sale or acquisition of assets);

(g) the reduction or increase in the Cash interest rate payable by the Obligor thereunder (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation);

(h) a Maturity Amendment; or

(i) the addition of payment-in-kind terms of such Collateral Obligation.

“SR 2024”: The meaning specified in the definition of “UK Securitisation Framework”.

“STAMP”: The meaning specified in Section 2.5(a).

“Standard of Care”: The meaning specified in the Collateral Management Agreement.

“Standby Directed Investment”: Initially, a non-interest bearing cash account (which investment is, for the avoidance of doubt, an Eligible Investment); provided that the Issuer, or the Collateral Manager on behalf of the Issuer, may by written notice to the Collateral Trustee change the Standby Directed Investment to any other Eligible Investment of the type described in clause (ii) of the definition of “Eligible Investments”, as certified to the Collateral Trustee in such notice, maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein).

“Stated Maturity”: With respect to the Debt of any Class, the date specified as such in Section 2.3.

“Step-Down Obligation”: An obligation which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time (and does not provide for any subsequent decrease); provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

“Structured Finance Obligation”: Any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables, loans, securities or other financial assets, including collateralized debt obligations.

“Subordinated Collateral Management Fee”: The meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Subordinated Collateral Management Fee has been waived in accordance with Section 8 of the Collateral Management Agreement for so long as ABPCI is the Collateral Manager.

“Subordinated Notes”: Prior to the Second Refinancing Date, the Existing Subordinated Notes and, on and after the Second Refinancing Date, the Existing Subordinated Notes together with the additional Subordinated Notes issued pursuant to this Indenture on the Second Refinancing Date and having the characteristics specified in Section 2.3.

“Subsequent Delivery Date”: The settlement date with respect to the Issuer’s acquisition of a Collateral Obligation to be pledged to the Collateral Trustee after the Second Refinancing Date.

“Substitute Collateral Obligations”: Collateral Obligations conveyed by the Transferor to the Issuer in accordance with the Master Transfer Agreement as substitute Collateral Obligations pursuant to Section 12.3(a).

“Successor Entity”: The meaning specified in Section 7.10(a).

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S.$350,000,000.

“Tax”: Any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Account Reporting Rules”: FATCA, and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Indenture, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance, including but not limited to the Jersey AEOI Regulations, and any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by the Organisation for Economic Cooperation and Development.

“Tax Account Reporting Rules Compliance”: Compliance with the Tax Account Reporting Rules as necessary to avoid (a) fines, penalties, or other sanctions imposed on the Issuer or its respective directors or (b) the withholding or imposition of tax from or in respect of payments to or for the benefit of the Issuer.

“Tax Event”: An event that occurs (a) if a change in or the adoption of any tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), rule, ruling, practice, procedure or judicial decision or interpretation of the foregoing after the Second Refinancing Date results in (i) any Obligor under any Collateral Obligation being required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of Taxes, whether assessed against such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred or (ii) the Issuer being required to deduct or withhold from any payment to another Person for or on account of any tax for whatever reason and the Issuer being required to pay to such Person such additional amount as is necessary to ensure that the net amount actually received by such Person (after payment of all taxes, whether assessed against such Person or the Issuer) will equal the full amount that the Person would have received had no such taxes been imposed or (b) any jurisdiction imposes net income, profits or similar Tax on the Issuer, and the aggregate amount of such a tax or taxes imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred, and of “gross-up payments” required to be made by the Issuer, is in excess of $1,000,000 (x) during the Collection Period in which such event occurs or (y) during any 12-month period.

“Tax Redemption”: The meaning specified in Section 9.3(a).

“Term SOFR Administrator”. CME Group Benchmark Administration Limited, or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator.

“Term SOFR Rate”: The Term SOFR Reference Rate for the Designated Maturity, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the Designated Maturity has not been published by the Term SOFR Administrator, then the Term SOFR Reference Rate will be (x) the Term SOFR Reference Rate for the Designated Maturity as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Designated Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined on the previous Interest Determination Date or the Fallback Rate, as determined by the Collateral Manager in its sole discretion.

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.

“Total Capitalization”: An amount equal to, without duplication (i) the Aggregate Principal Balance of all Collateral Obligations (other than Defaulted Obligations), plus (ii) the aggregate amount of Principal Proceeds on deposit in the Collection Account and the Revolver Funding Account, in each case including Eligible Investments, plus (iii) the Principal Collateralization Amount for all Defaulted Obligations.

“Trading Plan”: The meaning specified in Section 12.2(b).

“Trading Plan Period”: The meaning specified in Section 12.2(b).

“Transaction Documents”: This Indenture, the Class A-1L-R Credit Agreement, the Securities Account Control Agreement, the Collateral Management Agreement, the Placement Agency Agreement, the Co-Structuring Agreement, the Collateral Administration Agreement, the Master Transfer Agreement, the Administration Agreement and the EU/UK Retention Letter.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transferor”: The BDC, in its capacity as seller under the Master Transfer Agreement.

“Trust Officer”: When used with respect to the Collateral Trustee and the Bank (in all of its capacities), any officer within the Corporate Trust Office (or any successor group of the Collateral Trustee) including any vice president, assistant vice president or officer of the Collateral Trustee and the Bank (in all of its capacities) customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

“UK Risk Retention Requirements”: The risk retention requirements set out in SECN 5 of the FCASR and Article 6 of Chapter 2 of the PRASR.

“UK Securitisation Framework”: (i) The Securitisation 2024 (the “SR 2024”), (ii) the Securitisation Sourcebook of the Financial Conduct Authority (“FCA”) Handbook, published by the FCA (the “FCASR”), (iii) Securitisation Part of the Prudential Regulation Authority (the “PRA”) Rulebook, published by the PRA (the “PRASR”) and (iv) the Financial Services and Markets Act 2000 (the “FSMA”), in each case, as amended or supplemented or replaced from time to time.

“UK Transparency Requirements”: The transparency requirements set out in SECN 6 of the FCASR and Article 7 of Chapter 2 of the PRASR.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instrument”: The indenture or other agreement pursuant to which an Asset has been issued or created and, other than for purposes of Section 6.19, each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“United States Tax Person”: A “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“Unsaleable Asset”: (a)(i) A Defaulted Obligation, (ii) an Equity Security or (iii) an obligation received in connection with an Offer or a Permitted Offer, in a restructuring or plan of reorganization with respect to the Obligor, in each case, in respect of which the Issuer has not received a payment in cash during the preceding 12 months or (b) any Collateral Obligation identified in an officer’s certificate of the Collateral Manager as having a current Market Value (and such Market Value shall not be determined pursuant to clause (iv) of the definition thereof) of less than $1,000, in the case of each of (a) and (b) with respect to which the Collateral Manager certifies to the Collateral Trustee that (x) it has made commercially reasonable efforts to dispose of such obligation for at least 90 days and (y) in its commercially reasonable judgment such obligation is not expected to be saleable in the foreseeable future.

“Unsecured Loan”: A senior unsecured Loan which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such Loan.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.

“U.S. person”: The meaning specified in Regulation S.

“U.S. Retention Provider”: The Depositor, in its capacity as a “majority-owned affiliate” of a “sponsor”.

“U.S. Risk Retention Rules”: The final rules implementing the credit risk retention requirements of Section 941 of the Dodd Frank Wall Street Reform and Consumer Protection Act.

“Weighted Average Fixed Rate Coupon”: As of any date, the number, expressed as a percentage, obtained by dividing:

(a)

an amount equal to the sum of the products of (x) for each Fixed Rate Obligation, the stated interest coupon on such Collateral Obligation and (y) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations); by

(b)

an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding any PIK Loan to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations that are Fixed Rate Obligations);

provided that if the foregoing amount is less than the Minimum Weighted Average Coupon, then all or a portion of the Weighted Average Fixed Rate Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Fixed Rate Coupon Adjustment”: As of any date of determination, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Weighted Average Spread selected by the Collateral Manager at such time in connection with the S&P CDO Monitor Test, and (ii) the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date, and the denominator of which is the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations that are Fixed Rate Obligations). In computing the Weighted Average Fixed Rate Coupon Adjustment on any date, the Weighted Average Spread for such date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Life”: As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by:

(a) multiplying (i) the Average Life at such time of each such Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation;

and dividing such sum by:

(b) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Weighted Average S&P Recovery Rate”: With respect to the S&P Highest Ranking Class, as of any date of determination, the number, expressed as a percentage, determined by summing the products obtained by multiplying the outstanding Principal Balance of each Collateral Obligation by its corresponding recovery rate as determined in accordance with Section 1 of Schedule 3, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations, and rounding to the nearest tenth of a percent.

“Weighted Average Spread”: As of any date the number determined by dividing:

(a) the amount equal to (A) the Aggregate Funded Spread (with respect to all Collateral Obligations that are not Fixed Rate Obligations) plus (B) the Aggregate Unfunded Spread; by

(b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such date, in each case, excluding any PIK Loan to the extent of any non-cash interest;

provided that if the foregoing amount is less than Weighted Average Spread selected by the Collateral Manager in connection with the S&P CDO Monitor Test, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Spread Adjustment”: As of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Fixed Rate Coupon for such date over the Minimum Weighted Average Coupon and (ii) the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations that are Fixed Rate Obligations), and the denominator of which is the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date. In computing the Weighted Average Spread Adjustment on any date, the Weighted Average Fixed Rate Coupon for such date shall be computed as if the Weighted Average Fixed Rate Coupon Adjustment was equal to zero.

“Zero Coupon Obligation”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Usage of Terms. With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.” All references in this Indenture to designated “Articles,” “Sections,” “subsections” and other subdivisions are to the designated articles, sections, sub-sections and other subdivisions of this Indenture. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision. Any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Sign, Adobe Fill & Sign, DocuSign, or any other similar platform identified by the Issuer and reasonably available at no undue burden or expense to the Collateral Trustee), except to the extent the Collateral Trustee requests otherwise, and any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. References to (1) “redemption” of Debt will be understood to include, in the case of the Class A-1L-R Loans, the repayment of the Class A-1L-R Loans by the Co-Issuers and (2) the “issuance” of Debt or to the “execution,” “authentication” and/or “delivery” of Debt will be understood to refer, in the case of the Class A-1L-R Loans, to the incurrence or borrowing, as applicable, of the Class A-1L-R Loans by the Co-Issuers pursuant to the Class A-1L-R Credit Agreement and this Indenture.

Section 1.3 Assumptions as to Assets and Rules of Construction. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations shall be treated as having a Principal Balance equal to the portion of the Principal Collateralization Amount relating to such Defaulted Obligations. Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations shall not be included in the calculation of the Collateral Quality Test.

(b) If withholding tax is imposed on commitment fees or other similar fees, the Collateral Quality Test and the Coverage Tests shall be calculated thereafter net of the full amount of such withholding tax unless the related Obligor is required to make “gross-up” payments to the Issuer that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instruments with respect thereto.

(c) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations shall not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(d) For purposes of calculating compliance with each of the Concentration Limitations all calculations shall be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(e) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections anticipated to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(f) Each Scheduled Distribution receivable with respect to an Asset shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Debt or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.7(b)(v), Article XII and the definition of “Interest Coverage Ratio”, the expected interest on the Secured Debt and Floating Rate Obligations shall be calculated using the then current interest rates applicable thereto.

(g) All calculations with respect to Scheduled Distributions on the Assets shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the Obligor of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(h) References in Section 11.1(a) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(j) Any reference in this Indenture to an amount of the Collateral Trustee’s, the Loan Agent’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days elapsed in the applicable due period divided by 360 and shall be based on the Aggregate Principal Balance of the Assets (excluding any Assets that constitute Interest Proceeds) as of the first day of the related Collection Period.

(k) To the extent there is, in the reasonable determination of the Collateral Administrator, the Loan Agent or the Collateral Trustee, any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent the Collateral Administrator, the Loan Agent and/or the Collateral Trustee reasonably determine that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator, the Loan Agent and/or the Collateral Trustee shall be entitled to request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator, the Loan Agent and/or the Collateral Trustee shall follow such direction and shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(l) [Reserved].

(m) For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(n) For purposes of determining the Coverage Tests, the Collateral Quality Test and the Concentration Limitations (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) shall be excluded.

(o) For purposes of calculating the EU/UK Retained Amount and determining whether an EU/UK Retention Deficiency has occurred, the Principal Balance of any Asset shall be its Principal Balance in each case without any adjustments for acquisition price or the application of haircuts or other adjustments.

(p) In the event of any conflict between the provisions of this Indenture and those of the Class A-1L-R Credit Agreement, the provisions of this Indenture shall prevail.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally. The Notes and the Collateral Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Applicable Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Notes may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes. (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes and Rule 144A Global Secured Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b) Secured Notes and Subordinated Notes.

(i) The Secured Notes of each Class sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto, in the case of the Secured Notes (each, a “Regulation S Global Secured Note”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Applicable Issuers and authenticated by the Collateral Trustee as hereinafter provided.

(ii) The Secured Notes of each Class sold to persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto (each, a “Rule 144A Global Secured Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Applicable Issuers and authenticated by the Collateral Trustee as hereinafter provided unless such person notifies the Collateral Trustee and the Issuer in writing that it elects to receive a Certificated Secured Note and complies with all transfer requirements related to such acquisition. Any Secured Notes of any Class that are sold to persons that, at the time of the acquisition, purported acquisition or proposed acquisition of any such Secured Notes, are Institutional Accredited Investors (or, if so elected by such persons, Qualified Institutional Buyers) and Qualified Purchasers (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser), shall be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-2 hereto (a “Certificated Secured Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided. The Subordinated Notes sold to (i) QIB/QPs or (ii) Institutional Accredited Investors and either Qualified Purchasers or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser shall be issued in the form of definitive, fully registered notes without coupons substantially in the form attached as Exhibit A-3 hereto (each, a “Certificated Subordinated Note” and, together with the Certificated Secured Notes, “Certificated Notes”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee upon Issuer Order as hereinafter provided. The Subordinated Notes may only be purchased by or transferred to a United States Tax Person.

(iii) The aggregate principal amount of the Global Secured Notes may from time to time be increased or decreased by adjustments made on the records of the Collateral Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) shall apply only to Global Secured Notes deposited with or on behalf of DTC.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, shall be applicable to the Global Secured Notes insofar as interests in such Global Secured Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

Agent Members shall have no rights under this Indenture with respect to any Global Secured Notes held on their behalf by the Collateral Trustee, as custodian for DTC and DTC may be treated by the Applicable Issuer, the Collateral Trustee, and any agent of the Applicable Issuer or the Collateral Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Applicable Issuer, the Collateral Trustee, or any agent of the Applicable Issuer or the Collateral Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3 Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of Secured Debt and Subordinated Notes that may be authenticated and delivered under this Indenture (or in the case of the Class A-1L-R Loans, the Class A-1L-R Credit Agreement) is limited to U.S.$346,300,000 aggregate principal amount of Debt (except for (i) Deferred Interest with respect to the Class C Notes, (ii) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, Section 2.6 or Section 8.5 of this Indenture or (iii) Additional Debt issued in accordance with Sections 2.13 and 3.2).

Such Debt shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Designation	Class A-1-RR Notes	Class A-1L-R Loans	Class A-2-RR Notes	Class B-RR Notes	Class C-RR Notes	Subordinated Notes
Type	Senior Secured Floating Rate Notes	Senior Secured Floating Rate Loans	Senior Secured Floating Rate Notes	Senior Secured Floating Rate Notes	Secured Deferrable Floating Rate Notes	Subordinated Notes
Issuer(s)	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Issuer
Original Principal Amount (U.S.$)	103,000,000(1)	100,000,000(1)	14,000,000	21,000,000	28,000,000	80,300,000
S&P Initial Rating	“AAA (sf)”	“AAA (sf)”	“AAA (sf)”	“AA (sf)”	“A (sf)”	Not Rated
Interest Rate(2)	Reference Rate + 1.40%	Reference Rate + 1.40%	Reference Rate + 1.60%	Reference Rate + 1.70%	Reference Rate + 2.00%	N/A
Interest Deferrable	No	No	No	No	Yes	N/A
Listed Notes	Yes	No	No	No	No	No
Stated Maturity	Payment Date in January 2037	Payment Date in January 2037	Payment Date in January 2037	Payment Date in January 2037	Payment Date in January 2037	Payment Date in January 2037
Minimum Denominations (U.S.$) (Integral Multiples)	$250,000 ($1.00)	$250,000 ($1.00)	$250,000 ($1.00)	$250,000 ($1.00)	$250,000 ($1.00)	$250,000 ($1.00)
Priority Classes	None	None	A-1-RR, A-1L-RR	A-1-RR, A-1L-RR, A-2-RR	A-1-RR, A-1L-RR, A-2-RR, B-RR	A-1-RR, A-1L-RR, A-2-RR, B-RR, C-RR
Pari Passu Classes	A-1L-R	A-1-RR	None	None	None	None
Junior Classes	A-2-RR, B- RR, C-RR, Subordinated	A-2-RR, B- RR, C -RR, Subordinated	B-RR, C- RR, Subordinated	C-RR, Subordinated	Subordinated	None

The Debt shall be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof. Notes shall only be transferred or resold in compliance with the terms of this Indenture.

(1)

After the Second Refinancing Date, by written notice from a Class A-1L-R Lender, all or a portion of the Class A-1L-R Loans made by such Class A-1L-R Lender will be converted into Class A-1 Notes as set forth herein and under the Class A-1L-R Loan Agreement. Upon such conversion, the Aggregate Outstanding Amount of the Class A-1 Notes will be increased by the current outstanding principal amount of the Class A-1L-R Loans so converted and the Class A-1L-R Loans so converted will cease to be Outstanding and will be deemed to have been repaid for all purposes under this Indenture and the Class A-1L-R Loan Agreement. To account for the conversion option, the Class A-1 Notes issued in the form of Global Notes will be authorized in principal amount of up to $203,000,000. For the avoidance of doubt, the initial principal amount of the Class A-1 Notes set forth in this table represents the principal amount of the Class A-1 Notes as of the Second Refinancing Date.

(2)

The Reference Rate is determined as set forth in the definition thereof. The initial Reference Rate shall be the Term SOFR Rate. The Reference Rate may be changed to the Fallback Rate in accordance with the definition of “Reference Rate” and certain other conditions specified therein.

Section 2.4 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of each of the Applicable Issuers by one of their respective Authorized Officers. The signature of such Authorized Officer on the Notes may be manual, electronic or facsimile.

Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Applicable Issuers, shall bind the Issuer notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Collateral Trustee or the Authenticating Agent for authentication and the Collateral Trustee or the Authenticating Agent, upon Issuer Order (which Issuer Order shall, in connection with a transfer of the Notes hereunder, be deemed to have been provided upon the delivery of an executed Note to the Collateral Trustee), shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Collateral Trustee or the Authenticating Agent upon Issuer Order on the Second Refinancing Date shall be dated as of the Second Refinancing Date. All other Notes that are authenticated after the Second Refinancing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Collateral Trustee or by the Authenticating Agent by the manual signature of one of their authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5 Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the “Register”) at the office of the Collateral Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Collateral Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar.

If a Person other than the Collateral Trustee is appointed by the Issuer as Registrar, the Issuer shall give the Collateral Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Collateral Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Collateral Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Manager, the Placement Agent or any Holder a current list of Holders (and their holdings) as reflected in the Register. In addition and upon written request at any time, the Registrar shall provide to the Issuer, the Collateral Manager, the Placement Agent or any Holder any information the Registrar actually possesses regarding the nature and identity of any beneficial owner of any Note (and its holdings) and each Holder is deemed to agree by acceptance of its Note that the Registrar shall not have any liability with respect to the release of such information to such Persons as requested.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Applicable Issuers to be maintained as provided in Section 7.2, the Applicable Issuers shall execute, and the Collateral Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal or face amount.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Applicable Issuers shall execute, and the Collateral Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and, solely in the case of the Secured Debt, the Co-Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Collateral Trustee or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Collateral Trustee or the Registrar shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause either of the Co-Issuers to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c) No transfer of an interest in the Subordinated Notes shall be effective, and no such transfer shall be recognized, if it may result in 25% or more of the value of the Subordinated Notes being held by Benefit Plan Investors. For purposes of this determination, the value of Notes held by the Placement Agent, the Collateral Trustee, the Collateral Manager and certain of their affiliates (other than those interests held by a Benefit Plan Investor) or a Person (other than a Benefit Plan Investor) who is a Controlling Person is disregarded. The Collateral Trustee shall be entitled to rely exclusively upon the information set forth on the face of the transfer certificates received pursuant to the terms of this Section 2.5 and only Notes that a Trust Officer of the Collateral Trustee has actual knowledge (solely in reliance upon such information) to be so held shall be disregarded.

(d) Notwithstanding anything contained herein to the contrary, the Collateral Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the Investment Company Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 to be provided to the Collateral Trustee by a prospective transferor or transferee, the Collateral Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(e) For so long as any of the Debt is Outstanding, the Issuer shall not issue or permit the transfer of any ordinary shares of the Issuer to U.S. persons.

(f) Transfers of Global Secured Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(f).

(i) Rule 144A Global Secured Note to Regulation S Global Secured Note. If a holder of a beneficial interest in a Rule 144A Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Secured Note for an interest in the corresponding Regulation S Global Secured Note, or to transfer its interest in such Rule 144A Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Secured Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Secured Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Secured Note, but not less than the minimum denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Secured Notes, including that the holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, and (D) a written certification in the form of Exhibit B-6 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Secured Note and to increase the principal amount of the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Secured Note equal to the reduction in the principal amount of the Rule 144A Global Secured Note.

(ii) Regulation S Global Secured Note to Rule 144A Global Secured Note. If a holder of a beneficial interest in a Regulation S Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Secured Note for an interest in the corresponding Rule 144A Global Secured Note or to transfer its interest in such Regulation S Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Secured Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Secured Note in an amount equal to the beneficial interest in such Regulation S Global Secured Note, but not less than the minimum denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B-3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Secured Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Secured Note is a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B-5 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Institutional Buyer and a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser), then the Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Secured Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Secured Note equal to the reduction in the principal amount of the Regulation S Global Secured Note.

(iii) Global Secured Note to Certificated Secured Note. Subject to Section 2.10(a), if a holder of a beneficial interest in a Global Secured Note deposited with DTC wishes at any time to transfer its interest in such Global Secured Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, transfer, or cause the transfer of, such interest for a Certificated Secured Note. Upon receipt by the Registrar of (A) in the case of any Note, a certificate substantially in the form of Exhibit B-2 attached hereto executed by the transferee and (B) appropriate instructions from DTC, if required, the Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Global Secured Note by the aggregate principal amount of the beneficial interest in the Global Secured Note to be transferred, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Collateral Trustee, one or more corresponding Certificated Secured Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Secured Note transferred by the transferor), and in authorized denominations.

(g) Transfers of Certificated Secured Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(g).

(i) Transfer of Certificated Secured Notes to Global Secured Notes. If a Holder of a Certificated Secured Note wishes at any time to transfer such Certificated Secured Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Global Secured Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Secured Note for a beneficial interest in a corresponding Global Secured Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B-1 or B-3 attached hereto executed by the transferor and certificates substantially in the forms of Exhibit B-5 or B-6 (as applicable) attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Global Secured Notes in an amount equal to the Certificated Secured Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Global Secured Note equal to the principal amount of the Certificated Secured Note transferred or exchanged.

(ii) Transfer of Certificated Secured Notes to Certificated Secured Notes. Upon receipt by the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, and (B) in the case of any Note, a certificate substantially in the form of Exhibit B-2 attached hereto executed by the transferee and, the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Applicable Issuers and authentication and delivery by the Collateral Trustee, deliver one or more Certificated Secured Notes bearing the same designation as the Certificated Secured Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Secured Note surrendered by the transferor), and in authorized denominations.

(h) Subject to Sections 2.12(k), transfers and exchanges of Subordinated Notes shall only be made in accordance with Section 2.5(c) and this Section 2.5(h).

(i) Certificated Subordinated Note to Certificated Subordinated Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Subordinated Note properly endorsed for assignment to the transferee, and (B) certificates in the form of Exhibits B-4 and B-8 attached hereto given by the transferee of such Certificated Subordinated Note, the Registrar shall cancel such Certificated Subordinated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Collateral Trustee, deliver one or more Certificated Subordinated Notes bearing the same designation as the Certificated Subordinated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Subordinated Note surrendered by the transferor), and in authorized denominations.

(i) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Collateral Trustee and the Applicable Issuers such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Applicable Issuers

(and which shall by its terms permit reliance by the Collateral Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Collateral Trustee or its Authenticating Agent, at the written direction of the Applicable Issuers shall, after due execution by the Applicable Issuers authenticate and deliver Notes that do not bear such applicable legend.

(j) Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Secured Note will be deemed to have represented and agreed as follows:

(i) In connection with the purchase of such Notes: (A) none of the Co-Issuers, the Collateral Manager, the Retention Providers, the Transferor, the Placement Agent, the Co-Structuring Agent, the Collateral Trustee, the Calculation Agent, the Paying Agent, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Retention Providers, the Transferor, the Placement Agent, the Co-Structuring Agent, the Collateral Trustee, the Calculation Agent, the Paying Agent, the Collateral Administrator or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such final Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Retention Providers, the Transferor, the Placement Agent, the Co-Structuring Agent, the Collateral Trustee, the Calculation Agent, the Paying Agent, the Collateral Administrator or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Secured Note) both (a) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(d) or (a)(1)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (2) with respect to the Co-Issued Notes, not a “U.S. person” as defined in Regulation S and is acquiring the Secured Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; and (K) if it is not a United States Tax Person, it is not acquiring any Note as part of a plan to reduce, avoid or evade U.S. federal income tax; provided that any purchaser or transferee of Notes, which purchaser or transferee is any of (I) the Collateral Manager, (II) a Controlled Affiliate of the Collateral Manager or (III) a fund or account managed by the Collateral Manager (or any of its Controlled Affiliates) as to which the Collateral Manager (or such Controlled Affiliate) has discretionary voting authority, in each case shall not be required or deemed to make the representations set forth in clauses (A), (B) and (C) above with respect to the Collateral Manager.

(ii) (x) For so long as it holds such Secured Notes or interests therein, such beneficial owner is not, and is not acting on behalf of or using the assets of, an entity or other person that is or will be a Benefit Plan Investor or other plan subject to any Other Plan Law or (y) (1) if such beneficial owner is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Secured Notes do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (2) if such beneficial owner is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, its acquisition, holding and disposition of such Secured Notes do not and will not constitute or result in a non-exempt violation of any such Other Plan Law.

(iii) [reserved].

(iv) If such purchaser is a Benefit Plan Investor, it will be deemed to represent, warrant and agree that (i) none of the Issuer, the Co-Issuer, the Collateral Trustee, the Loan Agent, the Calculation Agent, the Paying Agent, the Collateral Manager, the Collateral Administrator or the Administrator, nor any of their affiliates, has provided, and none of them will provide, any investment recommendation or investment advice on which it, or any plan fiduciary or other person investing the assets of the Benefit Plan Investor (“Plan Fiduciary”), has relied as a primary basis in connection with its decision to invest in the Notes; and (ii) the Plan Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

(v) Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. Such beneficial owner understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(vi) Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vii) Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5, including the Exhibits referenced herein.

(viii) Such beneficial owner agrees to be subject to the Bankruptcy Subordination Agreement.

(ix) Such beneficial owner agrees that it will not, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings, or other proceedings under Jersey, U.S. federal or state bankruptcy or similar laws.

(x) Each purchaser, beneficial owner and subsequent transferee of any Debt or interest therein will provide the Issuer, or their agents, as applicable, with such information and documentation that may be required for the Issuer to achieve AML Compliance and shall update or replace such information or documentation, as may be necessary (the “Holder AML Obligations”).

(xi) If a Holder of any Debt fails for any reason to (i) comply with the Holder AML Obligations, (ii) such information or documentation is not accurate or complete, or (iii) the Issuer otherwise reasonably determines that such Holder’s acquisition, holding or transfer of an interest in any Debt would cause the Issuer to be unable to achieve AML Compliance, the Issuer (or any intermediary on its behalf) shall have the right to (x) compel the relevant Holder to sell its interest in such Debt or (y) sell such interest on such Holder’s behalf. The Issuer shall not compel sales for failure to provide such other information or documentation as may be required under the Jersey AML Regulations unless the Issuer reasonably determines the Holder’s acquisition, holding or transfer of an interest in such Debt would result in a materially adverse effect on the Issuer.

(xii) Such beneficial owner represents and warrants that all personal data provided to the Issuer or its delegates (including, without limitation, the Administrator) by or on behalf of the beneficial owner has been and will be provided in accordance with applicable laws and regulations, including, without limitation, those relating to privacy or the use of personal data. The beneficial owner shall ensure that any personal data that the beneficial owner provides to the Issuer or its delegates (including, without limitation, the Administrator) is accurate and up to date, and the beneficial owner shall promptly notify the Issuer if the beneficial owner becomes aware that any such data is no longer accurate or up to date.

(xiii) The beneficial owner acknowledges that the Fund and/or its delegates may transfer and/or process personal data provided by the beneficial owner outside of Jersey and the beneficial owner hereby consents to such transfer and/or processing and further represents that it is duly authorized to provide this consent on behalf of any individual whose personal data is provided by the beneficial owner.

(xiv) The beneficial owner acknowledges receipt of the Issuer’s privacy notice set out in the Offering Memorandum (the “Privacy Notice”). The beneficial owner shall promptly provide the Privacy Notice to (i) each individual whose personal data the beneficial owner has provided or will provide to the Issuer or any of its delegates in connection with the beneficial owner’s investment in the Notes (such as a directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents) and (ii) any other individual connected to the beneficial owner as may be requested by the Issuer or any of its delegates. The beneficial owner shall also promptly provide to any such individual, on request by the Issuer or any of its delegates, any updated versions of the Privacy Notice and the privacy notice (or other data protection disclosures) of any third party to which the Issuer or any of its delegates has directly or indirectly provided that individual’s personal data.

(xv) Such beneficial owner is not a member of the public in Jersey.

(xvi) Such beneficial owner represents, acknowledges and agrees to the provisions of Section 2.12.

(k) [reserved].

(l) Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

(m) To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Collateral Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Subordinated Note to make representations to the Issuer in connection with such compliance.

(n) The Registrar, the Collateral Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any transferor and transferee certificate delivered pursuant to this Section 2.5 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Collateral Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 if the Collateral Trustee is not notified of any transfer requiring such certificate to be presented by the proposed transferor or transferee.

(o) For the avoidance of doubt, notwithstanding anything in this Indenture to the contrary, the Placement Agent may hold a position in a Regulation S Global Secured Note prior to the distribution of the applicable Notes represented by such position.

(p) The Class A-1L-R Loans may only be held and transferred in accordance with the terms of the Class A-1L-R Credit Agreement and, as applicable, this Indenture.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Applicable Issuers, the Collateral Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Applicable Issuers, the Collateral Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Applicable Issuers, the Collateral Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Applicable Issuers shall execute and, upon Issuer Order, the Collateral Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Applicable Issuers, the Transfer Agent and the Collateral Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Applicable Issuers, the Collateral Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Applicable Issuers in their discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Applicable Issuers may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Collateral Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Applicable Issuers and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Secured Debt of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest shall be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (in each case after giving effect to payments of principal thereof on such date) except as otherwise set forth below. Payment of interest on each Class of Secured Debt (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) shall be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1. So long as any Priority Class is Outstanding with respect to a Class of Deferred Interest Secured Notes, any payment of interest due pursuant to the Priority of Payments on such Class of Deferred Interest Secured Notes that is not available to be paid (“Deferred Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Deferred Interest Secured Notes and (iii) the Stated Maturity of such Class of Deferred Interest Secured Notes. Deferred Interest on any Class of Deferred Interest Secured Notes shall be added to the principal balance of such Class of Deferred Interest Secured Notes, and shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Deferred Interest Secured Notes and (ii) which is the Stated Maturity of such Class of Deferred Interest Secured Notes. So long as any Priority Class is Outstanding with respect to a Class of Deferred Interest Secured Notes, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Notes) to pay previously accrued and related Deferred Interest pursuant to the Priority of Payments, such previously accrued and related Deferred Interest shall not be due and payable on such Payment Date for the purposes of Section 5.1(a) and any failure to pay such previously accrued and related Deferred Interest on such Payment Date shall not be an Event of Default. Interest shall cease to accrue on each Class of Secured Debt, or in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A-1 Debt or, if no Class A-1 Debt is Outstanding with respect to the Priority of Payments, any Class A-2 Notes, or if there are no Class A-2 Notes Outstanding with respect to the Priority of Payments, any Class B Notes, or if there are no Class B Notes Outstanding with respect to the Priority of Payments, any Class C Notes shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The principal of each Class of Secured Debt matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Secured Debt becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Debt (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur in accordance with the Priority of Payments. Payments of principal on any Class of Secured Debt, and distributions of Principal Proceeds to Holders of Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Debt or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c) Principal payments on the Debt shall be made in accordance with the Priority of Payments and Article IX.

(d) The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a United States Tax Person or, in the case of the Secured Debt, the applicable IRS Form W-8 (or applicable successor form) (together with all appropriate attachments) in the case of a Person that is not a United States Tax Person) or other certification acceptable to it to enable the Issuer, the Collateral Trustee and any Paying Agent, as applicable, to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Debt or the Holder or beneficial owner of such Debt under any present or future law or regulation of Jersey, the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation and, if instructed by the Issuer, the delivery of any information required under FATCA to determine if the Issuer is subject to withholding or payments by the Issuer are subject to withholding. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes. Nothing herein shall be construed to obligate the Paying Agent or the Collateral Trustee to determine the duties or liabilities of the Issuer, or any other Person with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e) Payments in respect of interest on and principal of any Secured Debt and any payment with respect to any Subordinated Note shall be made by the Collateral Trustee in Dollars to DTC or its designee with respect to a Global Secured Note and to the Holder or its nominee with respect to a Certificated Note and to the Loan Agent (for the Class A-1L-R Lenders) with respect to the Class A-1L-R Loans, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Secured Note, and to the Holder or its nominee with respect to a Certificated Note and to the Loan Agent (for the Class A-1L-R Lenders) with respect to the Class A-1L-R Loans; provided that (1) in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Collateral Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Collateral Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Collateral Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Applicable Issuers or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender, in accordance with the payment instructions previously provided by such Holder to the Collateral Trustee. None of the Co-Issuers, the Collateral Trustee, the Collateral Manager, nor any Paying Agent shall have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Secured Note. In the case where any final payment of principal and interest is to be made on any Secured Debt (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Collateral Trustee, in the name and at the expense of the Applicable Issuers shall, prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Secured Debt, original principal amount of Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Secured Debt of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Debt of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Debt of such Class on such Record Date. Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes (registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date.

(g) Interest accrued with respect to the Secured Debt shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.

(h) All reductions in the principal amount of any Debt (or any predecessor Debt) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Debt and of any Debt issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Debt.

(i) Notwithstanding any other provision of this Indenture or the Class A-1L-R Credit Agreement, the obligations of the Issuer under the Debt and the Transaction Documents are limited recourse obligations thereof, respectively, and, in the case of the Co-Issued Debt, non-recourse obligations of the Co-Issuer, in each case payable solely from the Assets and following realization of the Assets and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims hereunder or in connection herewith against the owner of such Asset after such realization against the Assets thereof shall be extinguished and shall not thereafter revive. Upon the extinguishment of the obligations of the Issuer hereunder, all obligations of and any claims hereunder or in connection herewith against the Co-Issuer relating to the Co-Issued Debt shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, employee, shareholder, authorized person or incorporator of the Co-Issuers, the Collateral Manager or their respective Affiliates, successors or assigns for any amounts payable under the Debt or the Transaction Documents. It is understood that the foregoing provisions of this paragraph (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Debt or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Debt or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. The Subordinated Notes are not secured hereunder.

(j) Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8 Persons Deemed Owners. The Co-Issuers, the Collateral Trustee, the Loan Agent and any agent of the Co-Issuers or the Collateral Trustee or the Loan Agent shall treat as the owner of any Debt the Person in whose name any Debt is registered on the Register or the Loan Register, as applicable, on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Debt and on, other than as otherwise expressly provided in this Indenture or the Class A-1L-R Credit Agreement, as applicable, any other date for all other purposes whatsoever (whether or not such Debt is overdue), and none of the Co-Issuers, the Collateral Trustee or any agent of the Co-Issuers or the Collateral Trustee shall be affected by notice to the contrary.

Section 2.9 Cancellation. (a) All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Collateral Trustee and may not be reissued (except in connection with any Note deemed lost or stolen) or resold. No Note may be surrendered (including any surrender in connection with any abandonment) except for payment as provided herein, or for registration of transfer or exchange, or for redemption in accordance with Article IX hereof (in the case of Special Redemption or a Mandatory Redemption, only to the extent that such Special Redemption or Mandatory Redemption results in payment in full of the applicable Class of Notes), or for replacement in connection with any Note deemed lost or stolen. Any Notes surrendered for cancellation as permitted by this Section 2.9 shall, if surrendered to any Person other than the Collateral Trustee, be delivered to the Collateral Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Collateral Trustee shall be destroyed or held by the Collateral Trustee in accordance with its standard policy unless the Applicable Issuers shall direct by an Issuer Order received prior to destruction that they be returned to it.

(b) Any Class A-1L-R Loans prepaid by the Co-Issuers shall cease to be Outstanding and shall be deemed to have been repaid in full for all purposes hereunder and under the Class A-1L-R Credit Agreement and may not be reborrowed or resold. No Class A-1L-R Loan may be forgiven or retired (including in connection with any abandonment, donation, gift, contribution or other event or circumstance) except (a) for payment as provided herein and in the Class A-1L-R Credit Agreement and (b) for prepayment as provided herein and in the Class A-1L-R Credit Agreement. The Co-Issuers may not acquire any of the Class A-1L-R Loans. The preceding sentence shall not limit an Optional Redemption, Special Redemption, Mandatory Redemption or any other prepayment effected pursuant to the terms of this Indenture or the Class A-1L-R Credit Agreement.

Section 2.10 DTC Ceases to be Depository. (a) A Global Secured Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Secured Note to the beneficial owners thereof only if (A) such transfer complies with Section 2.5 of this Indenture and (B) either (x) (i) DTC notifies the Applicable Issuers that it is unwilling or unable to continue as depository for such Global Secured Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Co-Issuers within 90 days after such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Secured Note.

(b) Any Global Secured Note that is transferable in the form of a corresponding Certificated Secured Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Collateral Trustee’s office located in the Borough of Manhattan, the City of New York to be so transferred, in whole or from time to time in part, without charge, and the Applicable Issuers shall execute and the Collateral Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Secured Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized denominations. Any Certificated Secured Note delivered in exchange for an interest in a Global Secured Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Secured Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in subsection (a) of this Section 2.10, the Co-Issuers shall promptly make available to the Collateral Trustee a reasonable supply of Certificated Secured Notes.

If Certificated Secured Notes are not so issued by the Applicable Issuers to such beneficial owners of interests in Global Secured Notes as required by subsection (a) of this Section 2.10, the Co-Issuers expressly acknowledge that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Secured Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Secured Note) as if corresponding Certificated Secured Notes had been issued; provided that the Collateral Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership.

Neither the Collateral Trustee nor the Registrar shall be liable for any delay in the delivery of directions from the depository and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Secured Notes shall be registered or as to delivery instructions for such Certificated Secured Notes.

Section 2.11 Non-Permitted Holders. (a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Debt to a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Collateral Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Collateral Trustee for all purposes.

(b) If (x) any person that is not (A) both (i) a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) and (ii) either a Qualified Institutional Buyer or an Institutional Accredited Investor or (B) a non-U.S. Person shall become the Holder or beneficial owner of an interest in any Debt, (y) any Holder or beneficial owner of Debt shall fail to furnish information necessary to ensure Tax Account Reporting Rules Compliance or the Issuer determines, in its reasonable discretion, that such Holder or beneficial owner’s acquisition, ownership or transfer of the Debt otherwise prevents the Issuer from achieving Tax Account Reporting Rules Compliance or (z) in the reasonable determination of the Issuer, any beneficial owner of a Subordinated Note is not a United States Tax Person (any such Person and any Non-Permitted AML Holder, a “Non-Permitted Holder”), the acquisition of Debt (other than under clause (y)) by such Holder or beneficial owner shall be null and void ab initio. The Issuer shall, promptly after discovery that such Person is a Non-Permitted Holder by the Issuer, the Co-Issuer or the Collateral Trustee (or upon notice to the Issuer from the Collateral Trustee if it obtains actual knowledge or by the Co-Issuer if it makes the discovery (who, in each case, agree to notify the Issuer of such discovery, if any)), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer its Debt, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Debt or interest in such Debt to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Debt and sell such Debt to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. Each Holder of any Debt, as applicable, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Debt, agrees to cooperate with the Issuer, the Collateral Manager and the Collateral Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Co-Issuers, and none of the Co-Issuers, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Debt sold as a result of any such sale or the exercise of such discretion.

(c) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Debt to a Person who has made an ERISA-related representation required by Section 2.5 that is subsequently shown to be false or misleading shall be null and void and any such purported transfer of which the Co-Issuers or the Collateral Trustee shall have notice may be disregarded by the Co-Issuers and the Collateral Trustee for all purposes.

(d) If any Person shall become the Holder or beneficial owner any Debt who has made or is deemed to have made a non-exempt prohibited transaction, Benefit Plan Investor, Controlling Person or Other Plan Law representation required by Section 2.5 that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes a violation of the 25% Limitation (any such person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder by the Issuer (or upon notice from the Collateral Trustee (if a trust officer of the Collateral Trustee obtains actual knowledge or the Co-Issuer to the Issuer, if it makes the discovery), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Debt held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Debt, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Debt or interest in such Debt to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Debt and sell such Debt to the highest such bidder. Each Holder and beneficial owner of any Debt, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Debt agrees to cooperate with the Issuer, the Collateral Manager and the Collateral Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Co-Issuers, and none of the Co-Issuers, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Debt sold as a result of any such sale or the exercise of such discretion.

Section 2.12 Treatment and Tax Certification and AML Compliance. (a) Each Holder (which for purposes of this Section 2.12 shall include a beneficial owner of an interest in any Debt) of Secured Debt represents and agrees to treat the Secured Debt as indebtedness for U.S. federal state and local income and franchise tax purposes, except as otherwise required by law.

(b) Each Holder of a Subordinated Note (or any interest therein) represents and agrees to treat the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes.

(c) Each Holder of Debt (or any interest therein) agrees and acknowledges that the failure to provide the Issuer and the Collateral Trustee or any Paying Agent (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a United States Tax Person or with respect to the Secured Debt, the appropriate IRS Form W-8 (or applicable successor form) (together with all appropriate attachments) in the case of a Person that is not a United States Tax Person) may result in withholding from payments in respect of such Debt, including U.S. federal withholding or backup withholding.

(d) Each Holder of a Subordinated Note (or any interest therein) represents and warrants that it is a United States Tax Person, agrees to provide the Issuer and the Collateral Trustee or any Paying Agent (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and acknowledges that if it fails to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Subordinated Note shall be void ab initio.

(e) Each Holder of any Debt (or any interest therein) will (i) provide the Issuer, the Collateral Trustee and their respective agents with any correct, complete and accurate information that the Issuer may be required to request for the Issuer to achieve Tax Account Reporting Rules Compliance and will take any other actions that the Issuer, the Collateral Trustee or their respective agents deem necessary for the Issuer to achieve Tax Account Reporting Rules Compliance and (ii) update any such information provided in clause (i) promptly upon learning that any such information previously provided has become obsolete or incorrect or is otherwise required. In the event the Holder fails to provide such information, take such actions or update such information, (a) the Issuer is authorized to withhold amounts otherwise distributable to the Holder if required to do so, and/or as compensation for any cost, loss or liability suffered as a result of such failure and (b) the Issuer will have the right to compel the Holder to sell its Debt or, if such Holder does not sell its Debt within 10 Business Days after notice from the Issuer, to sell such Debt pursuant to Section 2.11(b) in the same manner as if such Holder were a Non-Permitted Holder, and to remit the net proceeds of such sale (taking into account any taxes incurred in connection with such sale) to the Holder as payment in full for such Debt. Each such Holder agrees, or by acquiring the Debt or an interest in the Debt will be deemed to agree, that the Issuer may provide such information, documentation and any other information regarding its investment in the Debt to the Jersey Financial Services Commission, the Comptroller of Revenue in Jersey, the IRS or other relevant governmental authority.

(f) Each Holder of Secured Debt that is not a United States Tax Person represents that either (A) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer (or its sole owner) within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer (or its sole owner) within the meaning of Section 881(c)(3)(C) of the Code; (B) it has provided an IRS Form W-8BEN or W-8BEN-E representing that it is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; or (C) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Debt are effectively connected with the conduct of a trade or business within the United States.

(g) Each Holder of a Subordinated Note represents, acknowledges and agrees that:

(i) such Note (or any interest therein) may not be acquired or owned by any Person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (A) none of the direct or indirect beneficial owners of any interest in such Person have or ever will have more than 40% of the value of its interest in such Person attributable to the aggregate interest of such Person in the combined value of the Subordinated Notes and any other equity interests in the Issuer, and (B) it is not and will not be a principal purpose of the arrangement involving the investment of such Person in any such Notes to permit the Issuer to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such Person obtains written advice of Dechert LLP, or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer, to the effect that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation;

(ii) such Note (or any interest therein) may not be acquired, and no Holder of such Note may sell, transfer, assign, participate, pledge or otherwise dispose of such Note (or any interest therein) or cause such Note (or any interest therein) to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of such Note and any other equity interests in the Issuer to be more than 90;

(iii) it will not participate in the creation or other transfer of any financial instrument or contract payments on which are, or the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations or the Subordinated Notes) or any contract with respect to such Note that otherwise is described in Treasury Regulation Section 1.7704-1(a)(2)(i)(B);

(iv) it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of such Note (or any interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void ab initio and of no force or effect, and it will not transfer any interest in such Note to any Person that does not agree to be bound by the three preceding paragraphs above or by this paragraph; and

(v) it acknowledges and agrees that it will not transfer all or any portion of such Notes unless the Person to which it transfers such Notes agrees to be bound by the restrictions and conditions set forth in clauses (g)(i) through (iv) above and Section 2.5, and represents, warrants and covenants as provided therein and herein, and the Issuer and the Collateral Trustee have received, in connection with the transfer of the Subordinated Notes, the certificate substantially in the form of Exhibit B-8 attached hereto.

(h) Each Holder of Secured Debt (or any interest therein) represents and acknowledges that it is not and will not become a member of an “expanded group” (within the meaning of the regulations issued under Section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if either (i) the Issuer is an entity disregarded as separate from such domestic corporation for U.S. federal income tax purposes or (ii) the Issuer is a “controlled partnership” (within the meaning of the regulations issued under Section 385 of the Code) with respect to such expanded group or an entity disregarded as separate from such controlled partnership for U.S. federal income tax purposes.

(i) Each Holder that owns more than 50% of the Subordinated Notes by value or is otherwise treated as a member of the Issuer’s “expanded affiliated group” (as defined in Treasury regulations Section 1.1471-5(i) (or any successor provision)) agrees that it will (A) confirm that any member of such expanded affiliated group (assuming that the Issuer is a “participating FFI” or a “deemed-compliant FFI” within the meaning of Treasury regulations Section 1.1471-1(b)(111) (or any successor provision)) that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is either a “participating FFI”, a “deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations Section 1.1471-4(e) (or any successor provision), and (B) promptly notify the Issuer in the event that any member of such expanded affiliated group that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is not either a “participating FFI”, a “deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations Section 1.1471-4(e) (or any successor provision), in each case except to the extent that the Issuer or its agents have provided it with an express waiver of this requirement.

(j) Each Holder of a Subordinated Note (or any interest therein) acknowledges and agrees that, for so long as the Issuer is disregarded as separate from its owner for U.S. federal income tax purposes, Secured Debt may not be transferred by it (except to a person that is disregarded as separate from such holder or beneficial owner for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP, or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer, that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

(k) Each Holder of a Subordinated Note (or any interest therein) acknowledges and agrees that it shall not transfer any Secured Debt (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP, or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters, that, immediately following such transfer, such Debt and other outstanding Debt of the same Class (other than any Debt that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes and such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(l) Each Holder of a Subordinated Note (or any interest therein) agrees, and will be deemed to have agreed, to deliver to the transferee, with a copy to the Collateral Trustee, prior to the transfer of such Note (or any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Collateral Trustee, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). Each Holder of a Subordinated Note (or any interest therein) acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Note.

(m) Each Holder of any Debt (or any interest therein) will indemnify the Issuer, the Collateral Trustee, and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such Holder to comply with FATCA or its obligations under the Debt. The indemnification will continue with respect to any period during which the Holder held any Debt (or any interest therein), notwithstanding the Holder ceasing to be a Holder of the Debt.

Section 2.13 Additional Issuance. (a) At any time during the Reinvestment Period (or, in the case of an additional issuance of Subordinated Notes only, during or after the Reinvestment Period), the Applicable Issuers may issue and sell Additional Debt of any one or more existing Classes and the Issuer may use the proceeds to acquire additional Collateral Obligations or as otherwise permitted under this Indenture; provided that the following conditions are met:

(i) the Collateral Manager consents and, solely with respect to additional issuances of any Class A-1 Debt, Holders of a Majority of the Class A-1 Debt consent to such issuance and such issuance is directed or approved by a Majority of the Subordinated Notes;

(ii) the terms of the Additional Debt issued must be identical to the respective terms of previously issued Debt of the applicable Class (except that the interest due on such Additional Debt will accrue from the issue date of such Additional Debt and the price of such Additional Debt does not have to be identical to the price of the initial Debt of that Class and the interest rate of such Additional Debt may be equal to or lower than the interest rate of the initial Debt of that Class);

(iii) unless only additional Subordinated Notes are being issued, Additional Debt of all Classes must be issued and such issuance of Additional Debt must be proportional across all Classes; provided that the principal amount of Subordinated Notes issued in any such issuance may exceed the proportion otherwise applicable to the Subordinated Notes;

(iv) unless only additional Subordinated Notes are being issued, the S&P Rating Agency Condition shall have been satisfied with respect to any Secured Debt not constituting part of such additional issuance;

(v) the proceeds of any Additional Debt (net of fees and expenses incurred in connection with such issuance, which fees and expenses shall be paid solely from the proceeds of such additional issuance) shall be treated as Principal Proceeds and used to acquire additional Collateral Obligations, to invest in Eligible Investments or to apply pursuant to the Priority of Payments;

(vi) the Issuer shall have obtained written advice of Dechert LLP or an opinion from tax counsel of nationally recognized standing in the United States experienced in such matters, in form and substance satisfactory to the Collateral Manager, to the effect that (A) to the extent issued to a Person other than the Issuer’s sole owner, any additional Class A-1 Debt, Class A-2 Notes, Class B Notes or Class C Notes will be debt for U.S. federal income tax purposes, and (B) the additional issuance will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or subject to U.S. federal income tax on a net income basis (including any tax liability under Section 1446 of the Code); provided that the opinion described in clause (A) will not be required with respect to any additional Secured Debt that bears a different CUSIP number (or equivalent identifier) from the Secured Debt of the same Class that is outstanding at the time of the additional issuance; provided further that if an opinion to the effect that any additional Secured Debt will be debt for U.S. federal income tax purposes is not delivered, such additional Secured Debt will be subject to certain tax-related transfer restrictions substantially similar to those applicable to the Subordinated Notes;

(vii) the ratings of such Additional Debt are no lower than the Initial Ratings of such Classes;

(viii) unless only additional Subordinated Notes are being issued, immediately after giving effect to such additional issuance, (A) no Event of Default shall have occurred and be continuing and (B)(x) all Coverage Tests are (1) satisfied and (2) maintained or improved, (y) the Collateral Quality Test is satisfied (or if the Collateral Quality Test is not satisfied at such time, is maintained or improved) and (z) each Concentration Limitation is satisfied (or if any Concentration Limitation is not satisfied at such time, is maintained or improved);

(ix) any additional Secured Debt that is not fungible for U.S. federal income tax purposes with the outstanding Secured Debt of the same Class will be identified with separate CUSIP numbers;

(x) the EU/UK Retention Provider (or the Depositor, as its wholly-owned subsidiary and pursuant to the terms of the EU/UK Retention Letter) commits to acquire such additional Subordinated Notes as may be required to satisfy the EU/UK Retained Amount following the additional issuance;

(xi) the U.S. Retention Provider commits to acquire such additional Subordinated Notes as may be required to satisfy the U.S. Risk Retention Rules following the additional issuance; and

(xii) the requirements of Section 3.2 have been satisfied.

(b) Except as set forth in the immediately following sentence, (i) any additional Class A-1 Debt issued as described above will be offered to the existing holders of Class A-1 Debt in the form of Class A-1 Notes or Class A-1L-R Loans held by each such existing holder (x) first, in such amounts as are necessary to preserve each such holder’s pro rata holdings of Secured Debt of such Class and (y) second, in the case of any unsold additional Class A-1 Debt, without regard to such holder’s pro rata ownership interest in the Class A-1 Debt, it being understood that additional Class A-1 Debt offered to an existing holder pursuant to this subclause (y) may be subscribed for by such holder in the form of additional Class A-1 Notes or Class A-1L-R Loans, without regard to the form of such holder’s existing holdings, and (ii) any Additional Debt of any other existing Class issued as described above shall, to the extent reasonably practicable, be offered first to Holders of that Class in such amounts as are necessary to preserve their pro rata holdings of Debt of such Class (unless such issuance is of additional Subordinated Notes that are required to prevent or cure an EU/UK Retention Deficiency). In connection with an additional issuance, the Collateral Manager (or an Affiliate thereof) or the U.S. Retention Provider shall have the right to acquire any Debt of one or more Classes if the Collateral Manager determines such acquisition is necessary to comply with the U.S. Risk Retention Rules.

(c) Upon the purchase of Additional Debt, a purchaser shall be deemed to be a Holder of Debt of the relevant Class for all purposes under this Indenture or the Class A-1L-R Credit Agreement, as applicable.

(d) The Collateral Manager shall give prompt written notice to the Rating Agency following the issuance of any Additional Debt pursuant to this Section 2.13.

Section 2.14 Conversion of Class A-1L-R Loans.

(a) Upon written notice from a Class A-1L-R Lender to the Collateral Trustee, the Loan Agent and the Co-Issuers, such Class A-1L-R Lender may elect a Business Day (each such Business Day, a “Conversion Date”) upon which all or a portion of the Aggregate Outstanding Amount of the Class A-1L-R Loans made by such Class A-1L-R Lender shall be converted into Class A-1 Notes subject to and in accordance with the provisions of the Class A-1L-R Loan Agreement and clause (b) below; provided that (x) each Conversion Date shall be no earlier than the fifth Business Day following the date such notice is delivered (or such earlier date as may be reasonably agreed to by the Class A-1L-R Lenders, the Loan Agent and the Collateral Trustee) and may not be between a Record Date and the related Payment Date or Redemption Date, as applicable, (y) the Class A-1 Notes issued upon the conversion from Class A-1L-R Loans into Class A-1 Notes that are not fungible for U.S. federal income tax purposes with the outstanding Class A-1 Notes will, following prior notice to the Rating Agency, be identified with separate CUSIP numbers and (z) the Rating Agency shall be notified of such Conversion.

(b) Upon receipt by the Registrar on or prior to the applicable Conversion Date of (A) a certificate substantially in the form of Exhibit F attached hereto executed by the converting Class A-1L-R Lender, (B) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Rule 144A Global Note and/or Regulation S Global Note in an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount of the Class A-1L-R Loans being converted and (C) a written order given in accordance with DTC’s procedures containing information regarding each applicable participant’s account at DTC and/or Euroclear or Clearstream to be credited with such increase and the Collateral Trustee shall approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of each applicable Person specified in such instructions a beneficial interest in the applicable Class A-1 Note equal to the Aggregate Outstanding Amount of the Class A-1L-R Loans converted.

(c) Upon satisfaction of the requirements specified above, the Class A-1L-R Loans so converted will cease to be Outstanding and will be deemed to have been repaid for all purposes under this Indenture and the Class A-1L-R Loan Agreement. Interest accrued on the converted portion of the Class A-1L-R Loans since the prior Payment Date (or the Second Refinancing Date or date of additional issuance, if no Payment Date has occurred since such date) will, as of the Conversion Date, be deemed to have been Outstanding on the corresponding Class A-1 Notes since such prior Payment Date (or the Second Refinancing Date or date of additional issuance, if no Payment Date has occurred since such date) and will thereafter accrue at the Interest Rate applicable to the Class A-1 Notes. For the avoidance of doubt, Class A-1 Notes may not be converted into Class A-1L-R Loans.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Issuance of Debt on Second Refinancing Date. (a) The Debt to be issued on the Second Refinancing Date may be executed by the Applicable Issuers and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee, in each case upon Issuer Order and upon receipt by the Collateral Trustee and the Loan Agent of the following:

(i) Officers’ Certificate of the Co-Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Co-Issuers (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, in the case of the Issuer, the Securities Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Placement Agency Agreement and in the case of the Issuer, the Administration Agreement, the Master Transfer Agreement, the EU/UK Retention Letter, and any subscription agreements and in each case the execution, authentication and (with respect to the Issuer only) delivery of the Secured Notes applied for by it and incurrence by it of the Class A-1L-R Loans and specifying the Stated Maturity, principal amount and Interest Rate of each Class of Secured Debt to be authenticated and delivered and the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Second Refinancing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From the Co-Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Debt or (B) an Opinion of Counsel of such Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Debt except as has been given.

(iii) U.S. Counsel Opinions. Opinions of (x) Dechert LLP, special U.S. counsel to the Collateral Manager, the Retention Providers and the Co-Issuers, (y) Venable LLP, Maryland counsel to the EU/UK Retention Provider and (z) Nixon Peabody LLP, counsel to the Collateral Trustee, the Loan Agent and Collateral Administrator, each dated the Second Refinancing Date.

(iv) Jersey Counsel Opinion. An opinion of Maples and Calder (Jersey) LLP, counsel to the Issuer, dated the Second Refinancing Date.

(v) Officers’ Certificate of the Co-Issuers Regarding Indenture. An Officer’s certificate of each of the Co-Issuers stating that, to the best of such Applicable Issuer’s knowledge, such Applicable Issuer is not in default under this Indenture or the Class A-1L-R Credit Agreement and that the issuance of the Notes applied for by it and the incurrence of the Class A-1L-R Loans will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture and the Class A-1L-R Credit Agreement relating to the authentication and delivery of the Notes applied for by it and the incurrence by it of the Class A-1L-R Loans have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Second Refinancing Date have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Second Refinancing Date.

(vi) Transaction Documents.

(A) An executed counterpart of each Transaction Document;

(B) a copy of the purchaser representation letters for Certificated Secured Notes, substantially in the form set forth, in Exhibit B-2; and

(C) a copy of the purchaser representation letter for Certificated Subordinated Notes, substantially in the form set forth in Exhibits B-8 and B-4, relating to the Certificated Subordinated Note on the Second Refinancing Date.

(vii) Certificate of the Collateral Manager. An Officer’s certificate of the Collateral Manager, dated as of the Second Refinancing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Original Closing Date:

(A) the information with respect to each Collateral Obligation in the Schedule of Collateral Obligations is true and correct and such schedule is complete with respect to each such Collateral Obligation;

(B) each Collateral Obligation in the Schedule of Collateral Obligations satisfies the requirements of the definition of “Collateral Obligation”; and

(C) the Aggregate Principal Balance of the Collateral Obligations which the Issuer has acquired or entered into binding commitments to acquire on or prior to the Second Refinancing Date is approximately U.S.$336,000,000.

(viii) Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Collateral Trustee for inclusion in the Assets on the Second Refinancing Date shall be effective, and Delivery of such Collateral Obligations (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 shall have been effected.

(ix) Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Second Refinancing Date, to the effect that:

(A) in the case of each Collateral Obligation pledged to the Collateral Trustee for inclusion in the Assets, on the Second Refinancing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (VI)(ii) below) on the Second Refinancing Date;

(I) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Second Refinancing Date, (ii) those Granted pursuant to this Indenture and (iii) any other Permitted Liens;

(II) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (I) above;

(III) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or will be released substantially contemporaneously therewith) other than interests Granted pursuant to this Indenture;

(IV) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Collateral Trustee;

(V) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vii), the information set forth with respect to each Collateral Obligation in the Schedule of Collateral Obligations is correct;

(VI) (i) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vii), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Collateral Obligation” and (ii) the requirements of Section 3.1(a)(viii) have been satisfied; and

(VII) upon Grant by the Issuer, the Collateral Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture (assuming that any Clearing Corporation, intermediary or other entity not within the control of the Issuer involved in the Delivery of such Collateral Obligations and other Assets takes the actions required of it for perfection of that interest); and

(B) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vii), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has acquired or entered into binding commitments to acquire on or prior to the Second Refinancing Date is at least U.S.$336,000,000.

(x) Rating. An Officer’s certificate of the Issuer to the effect that the Issuer has received a letter signed by S&P confirming that each Class of Secured Debt has been assigned the applicable Initial Ratings and that such ratings are in effect on the Second Refinancing Date.

(xi) Accounts. Evidence of the establishment of each of the Accounts.

(xii) Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Second Refinancing Date, authorizing the deposit of (A) the amounts specified therein from the proceeds of the issuance of the Debt into the Closing Expense Account for use pursuant to Section 10.3(d) and (B) the Interest Reserve Amount from the proceeds of the issuance of the Debt into the Interest Reserve Account for use pursuant to Section 10.3(f).

(xiii) [Reserved].

(xiv) Financing Statements. (A) Financing statements, duly filed on or before the Second Refinancing Date (and the Issuer hereby consent to such filing) under the UCC in all jurisdictions necessary or desirable in order to perfect the interests in the Assets contemplated by this Indenture and any other Transaction Documents and (B) copies of proper financing statements necessary to release all security interests and other rights of any Person in the Assets previously granted by the Issuer or any other transferor; provided that nothing in this clause (xiv) shall imply or impose a duty on the Collateral Trustee to determine in which jurisdictions a financing statement should be filed.

(xv) Fees and Expenses. Evidence that all fees and expenses (including reasonable fees and expenses of counsel) have been paid in connection with the issuance of the Debt.

(xvi) [Reserved].

(xvii) Officer’s Certificate of the Collateral Manager, Retention Providers and Transferor Regarding Corporate Matters. An Officer’s certificate of each of the Collateral Manager, the Retention Providers and the Transferor (A) evidencing the authorization by written consent of its members or partners or by Board Resolution, as applicable, of the execution and delivery of the Transaction Documents it is party to and related transaction documents and (B) certifying that (1) the attached copy of the written consent of its members or partners or Board Resolutions, as applicable, is a true and complete copy thereof, (2) such written consent or Board Resolutions, as applicable, has not been rescinded and is in full force and effect on and as of the Second Refinancing Date and (3) the Officer’s authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(xviii) [Reserved].

(xix) [Reserved].

(xx) Other Documents. Such other documents as the Collateral Trustee or the Loan Agent may reasonably require; provided that nothing in this clause (xx) shall imply or impose a duty on the part of the Collateral Trustee or the Loan Agent to require any other documents.

(b) The Issuer shall post copies of the documents specified in Section 3.1(a) (other than the documents received in accordance with Sections 3.1(a)(vi)(B) and (C)) on the 17g-5 Website as soon as practicable after the Second Refinancing Date.

(c) Notwithstanding anything in the Original Indenture to the contrary, the Issuer hereby directs the Collateral Trustee to (i) make distributions of Interest Proceeds and Principal Proceeds on deposit in the Collection Account as of the related Determination Date pursuant to Sections 11.1(a)(i) and 11.1(a)(ii) of the Indenture, (ii)(A) deposit an amount of the proceeds of the Notes into the Payment Account as is necessary to pay in full the items listed in clauses (ii)(F) and (ii)(G) below; (B) deposit an amount of the proceeds of the Notes into the Closing Expense Account as Principal Proceeds as specified in Section 3.1(a)(xii); (C) deposit an amount of the proceeds of the Notes into the Interest Reserve Account as specified in Section 3.1(a)(xii); (D) [reserved]; (E) [reserved]; and (F) pay all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap) including any applicable expenses, fees, costs, charges and other amounts referred to in Section 9.2(e) of the Original Indenture (including all fees and expenses incurred in connection with the Optional Redemption of the Existing Notes and the issuance of the Debt) (as separately identified by, or on behalf of, the Issuer to the Collateral Trustee), in each case, in accordance with Section 9.2 of the Original Indenture and the Priority of Payments, and (iii) use any remaining proceeds and any other available funds as identified by the Collateral Manager to make a distribution to the Holders of the Subordinated Notes. For administrative convenience, any of the foregoing described steps or transfers of cash will take place simultaneously. Amounts to be directed to a certain account and then deposited into another account may be directly deposited into such other account. For the avoidance of doubt (i) the Collection Period for the Second Refinancing Date shall end on the Second Refinancing Date and (ii) no Distribution Report shall be required to be prepared for the Second Refinancing Date.

(d) In connection with the netting of amounts in respect of the purchase price of new Subordinated Notes as described above and the settlement thereof in the form of beneficial ownership interests in Global Notes, the Issuer shall be entitled to settle the delivery of such Subordinated Notes with the related purchaser thereof by delivery of such Subordinated Notes via DTC’s “Deposit and Withdrawal at Custodian” service to the account of such purchaser. For purposes of effecting such settlement, the Collateral Trustee is hereby authorized and directed to approve instructions provided by such purchaser at DTC in order to effect such delivery, in each case on the date and in respect of the purchaser (and account thereof) identified to the Collateral Trustee by, or on behalf of, the Issuer. Each such purchaser shall cooperate with the Issuer (and the Collateral Trustee on its behalf) in connection with such settlement, including by providing any necessary instructions to DTC.

Section 3.2 Conditions to Additional Issuance. Any Additional Debt to be issued in accordance with Section 2.13 may be executed by the Applicable Issuers and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee upon Issuer Order (setting forth registration, delivery and authentication instructions) upon satisfaction of the requirements set forth in Section 2.13 and upon receipt by the Collateral Trustee and the Loan Agent of the following:

(i) Officers’ Certificate of the Applicable Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Applicable Issuers (A) evidencing the authorization by Board Resolution of the execution, authentication and (with respect to the Issuer only) delivery of the Notes applied for by it and the incurrence by it of the Class A-1L-R Loans and specifying the Stated Maturity, principal amount and Interest Rate (if applicable) of the Notes to be authenticated and delivered and the Class A-1L-R Loans to be incurred and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the date of issuance and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From each of the Applicable Issuers either (A) a certificate of the such Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Additional Debt or (B) an Opinion of Counsel of such Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Debt except as has been given.

(iii) Officers’ Certificate of Applicable Issuers Regarding Indenture. An Officer’s certificate of each of the Applicable Issuers stating that, to the best of the signing Officer’s knowledge, such Applicable Issuer is not in Default under this Indenture and that the issuance of the Additional Debt applied for by it will not result in a Default under this Indenture or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 and all conditions precedent provided in this Indenture relating to the authentication and delivery of the Additional Debt applied for by it have been complied with; and that all expenses due or accrued with respect to the offering of such Debt or relating to actions taken on or in connection with the additional issuance have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the date of additional issuance.

(iv) Supplemental Indenture. A fully executed counterpart of the supplemental indenture making such changes to this Indenture as shall be necessary to permit such additional issuance.

(v) Rating Letter. Unless only additional Subordinated Notes are being issued, an Officer’s certificate of the Issuer to the effect that the Issuer has received a letter signed by S&P confirming that the S&P Rating Agency Condition has been satisfied with respect to the additional issuance.

(vi) Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance, authorizing the deposit of the net proceeds of the issuance into the Principal Collection Subaccount for use pursuant to Section 10.2.

(vii) U.S. Counsel Opinions. An Opinion of Counsel of special U.S. counsel to the Co-Issuers, dated the date of the additional issuance, as to customary matters and also to the effect that such additional issuance is authorized or permitted pursuant to the terms of this Indenture and all conditions precedent have been satisfied.

(viii) Jersey Counsel Opinion. An Opinion of Counsel of Jersey counsel to the Issuer, dated the date of additional issuance, as to customary matters and also to the effect that such additional issuance is authorized or permitted under Jersey law and the Memorandum and Articles of Association.

(ix) Evidence of Required Consents. A certificate of the Collateral Manager consenting to such additional issuance and satisfactory evidence of the consent of a Majority of the Subordinated Notes to such additional issuance (which may be in the form of an Officer certificate of the Issuer).

(x) Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the date of the additional issuance, to the effect that, in the case of each Collateral Obligation pledged to the Collateral Trustee for inclusion in the Assets on the date of the additional issuance and immediately prior to the delivery thereof on the date of the additional issuance:

(A) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the date of the additional issuance or (ii) those Granted pursuant to this Indenture;

(B) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (A) above;

(C) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or is being released on the date of the additional issuance) other than interests Granted pursuant to this Indenture;

(D) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Collateral Trustee;

(E) the information set forth with respect to such Collateral Obligation in the Schedule of Collateral Obligations is correct;

(F) the Collateral Obligations included in the Assets satisfy the requirements of the definition of “Collateral Obligation”;

(G) after giving effect to the inclusion of the additional Collateral Obligations in the Assets, the Collateral Quality Test and each Concentration Limitation is satisfied, or, if not satisfied, maintained or improved; and

(H) upon Grant by the Issuer, the Collateral Trustee has a first priority perfected security interest in such Collateral Obligations and other Assets, except as permitted by this Indenture.

(xi) European and UK Risk Retention Requirements. An executed EU/UK Retention Letter.

(xii) Fees and Expenses. Evidence that the Issuer shall have paid all fees and expenses (including reasonable fees and expenses of counsel) in connection with the issuance of such Additional Debt.

(xiii) [Reserved].

(xiv) Other Documents. Such other documents as the Collateral Trustee or the Loan Agent may reasonably require; provided that nothing in this clause (xiv) shall imply or impose a duty on the part of the Collateral Trustee or the Loan Agent to require any other documents.

Section 3.3 Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered to a custodian appointed by the Issuer acting as custodian for the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Collateral Trustee, as applicable, all Assets in accordance with the definition of “Deliver.” Initially, the Custodian shall be U.S. Bank National Association. Any successor custodian shall be a state or national bank or trust company that (x) has capital and surplus of at least U.S.$200,000,000 and (y) is a Securities Intermediary. Any successor custodian shall satisfy the requirements set forth in Section 6.8 and Section 10.1 and notice of such successor custodian shall be provided to S&P by the Issuer. Subject to the limited right to relocate Assets as provided in Section 7.5(b), the Collateral Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments acquired in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Collateral Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Collateral Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Collateral Trustee.

(b) Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the applicable Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to acquire the investment are held in accordance with Article X) for the benefit of the Collateral Trustee in accordance with this Indenture. The security interest of the Collateral Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Trustee, be released. The security interest of the Collateral Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

Section 3.4 EU/UK Transparency Requirements. The Issuer shall fulfil the reporting requirements of the EU/UK Transparency Requirements. The Issuer will assume all costs of complying with the EU/UK Transparency Requirements and, if applicable, shall reimburse each of the Collateral Manager and/or the Collateral Administrator for any such costs incurred by the Collateral Manager and/or the Collateral Administrator in connection with their assisting the Issuer with the preparation and/or filing of such information and reports required pursuant to the EU/UK Transparency Requirements.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights and immunities of the Collateral Trustee hereunder and its obligations under this Article IV, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the obligations of the Collateral Administrator under Section 21 of the Collateral Administration Agreement and the rights and immunities of the Collateral Administrator under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Collateral Trustee and payable to all or any of them (and the Collateral Trustee, or the Loan Agent, as applicable, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) either:

(i) all (1) Notes theretofore authenticated and delivered to Holders (other than (A) Notes that have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Notes for whose payment Money has theretofore been irrevocably deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Collateral Trustee for cancellation and (2) the Class A-1L-R Loans have been repaid in full in accordance with the terms of the Class A-1L-R Credit Agreement; or

(ii) all Notes not theretofore delivered to the Collateral Trustee for cancellation of Class A-1L-R Loans not repaid in accordance with the Class A-1L-R Credit Agreement (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX (and in the case of the Class A-1L-R Loans, prepaid in accordance with Section 2.03 of the Class A-1L-R Credit Agreement) under an arrangement satisfactory to the Collateral Trustee and the Loan Agent for the giving of notice of redemption by the Applicable Issuers pursuant to Section 9.4 hereof and either (1) the Issuer has irrevocably deposited or caused to be deposited with the Collateral Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “AAA” by S&P or “Aaa” by Moody’s, in an amount sufficient, as verified by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes and such Class A-1L-R Loans not theretofore delivered to the Collateral Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt which has become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Collateral Trustee a valid perfected security interest in such Cash or non-callable direct obligations of the United States of America that is of first priority or free of any adverse claim, as applicable, and shall have furnished to the Collateral Trustee an Opinion of Counsel with respect thereto or (2) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a), the Applicable Issuers shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments; or

(iii) the Issuer has delivered to the Collateral Trustee an Officer’s certificate stating that (A) there are no Assets that remain subject to the lien of this Indenture and (B) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including, without limitation, the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose;

(b) the Issuer has paid or caused to be paid all other sums then due and payable hereunder and under the Class A-1L-R Credit Agreement (including, without limitation, any amounts then due and payable pursuant to the Collateral Administration Agreement and the Collateral Management Agreement, in each case, without regard to the Administrative Expense Cap) by the Issuer, respectively, and no other amounts are scheduled to be due and payable by the Issuer, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7; and

(c) the Issuer has delivered to the Collateral Trustee an Officer’s certificate from the Collateral Manager and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with; provided that upon the final distribution of all proceeds of any liquidation of the Assets effected hereunder, the foregoing requirements shall be deemed satisfied for the purposes of discharging this Indenture following certification from the Collateral Manager that it has determined in its discretion that the Issuer affairs have been wound up.

In connection with delivery by the Co-Issuers of the Officer’s certificate referred to in clause (c) above, the Collateral Trustee shall confirm to the Co-Issuers that (i) to the knowledge of the Trust Officer, there are no Assets on deposit in or credited to any Account in the name of the Collateral Trustee for the benefit of any Secured Party or the Co-Issuers, including any Account established pursuant to Article X, (ii) to the knowledge of the Trust Officer, all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose.

Immediately prior to the discharge of this Indenture, the Collateral Trustee shall notify all Holders of Outstanding Debt, if any, that this Indenture will be discharged. Upon the discharge of this Indenture, the Collateral Trustee shall provide such information to the Issuer, or the Administrator as may be reasonably required by the Issuer or the Administrator in order for the liquidation of the Issuer to be completed. The Collateral Trustee may consult and rely on any information provided by the Collateral Manager in connection with this Article IV.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Co-Issuers, the Collateral Trustee, the Loan Agent, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.15 shall survive.

Section 4.2 Application of Trust Money. All Cash and obligations deposited with the Collateral Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Debt and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Collateral Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Debt, all Monies then held by any Paying Agent other than the Collateral Trustee under the provisions of this Indenture shall, upon demand of the Co-Issuers, be paid to the Collateral Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on any Class A-1 Debt, Class A-2 Notes or Class B Notes or, if there is no Class A-1 Debt, Class A-2 Notes or Class B Notes Outstanding, any Secured Debt comprising the Controlling Class at such time and, in each case, the continuation of any such default, for seven Business Days, or (ii) any principal of, or interest or Deferred Interest on, or any Redemption Price in respect of, any Secured Debt at its Stated Maturity or any Redemption Date or any Subordinated Note at its Stated Maturity (and payment in full has not been waived by each applicable Class); provided that the failure to effect any Optional Redemption which is withdrawn in accordance with this Indenture or with respect to which any Refinancing fails to occur shall not constitute an Event of Default; provided, further, that in the case of a failure to disburse funds due to an administrative error or omission by the Collateral Manager, the Collateral Trustee, the Collateral Administrator or any Paying Agent, and such failure is remedied within ten Business Days, such failure shall not constitute an Event of Default;

(b) the failure on any Payment Date to disburse amounts available in a Payment Account, in each case in excess of $100,000 in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Collateral Trustee, Collateral Administrator or any Paying Agent, such failure continues for 15 Business Days after a Trust Officer of the Collateral Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) (i) either of the Co-Issuers or the Assets voluntarily files to become an investment company required to be registered under the Investment Company Act or (ii) either of the Co-Issuers or the Assets otherwise becomes an investment company required to be registered under the Investment Company Act and such requirement has not been eliminated within 45 days to the extent consistent with applicable law;

(d) except as otherwise provided in this Section 5.1, a default in a material respect in the performance by, or breach in a material respect of any material covenant of, the Issuer or the Co-Issuer under this Indenture (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, the Collateral Quality Test or any Coverage Test is not an Event of Default, except in either case to the extent provided in clause

(g) below), or the failure of any material representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of 45 days after notice to Applicable Issuer and the Collateral Manager by registered or certified mail or overnight courier, by the Collateral Trustee at the written direction of a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co-Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f) the institution by the Issuer or the Co-Issuer of Proceedings to have the Issuer or the Co-Issuer adjudicated as bankrupt or insolvent, or the consent of the Issuer or the Co-Issuer to the institution of bankruptcy or insolvency Proceedings against it, or the filing by the Issuer or the Co-Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer or the Co-Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, respectively, or the making by the Issuer or the Co-Issuer of an assignment for the benefit of creditors, or the admission by the Issuer or the Co-Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the Co-Issuer in furtherance of any such action, or the passing of a resolution by the shareholders of the Issuer to have the Issuer wound up on a voluntary basis; or

(g) for any reason the EoD Overcollateralization Ratio is less than or equal to 102.5% as of any Measurement Date and remains so for 10 Business Days after such Measurement Date.

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Co-Issuers, (ii) the Collateral Trustee, (iii) the Loan Agent and (iv) the Collateral Manager shall notify each other in writing. Upon the occurrence of an Event of Default known to a Trust Officer of the Collateral Trustee or the Loan Agent, the Collateral Trustee or the Loan Agent, as applicable, shall, not later than three Business Days thereafter, notify the Holders (as their names appear on the Register), each Paying Agent, the Collateral Manager, the Issuer and the Rating Agency (so long as it is rating a Class of Secured Debt) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14).

Section 5.2 Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(e) or (f)), the Collateral Trustee may, and shall, upon the written direction of a Majority of the Controlling Class, by notice to the Applicable Issuer (subject to Section 14.3(c), which notice the Issuer shall provide to the Rating Agency so long as it is rating a Class of Secured Debt) and the Collateral Manager, declare (x) the principal of the Secured Debt and (y) all other amounts whatsoever payable by the Applicable Issuer subject to such Event of Default pursuant to the applicable Priority of Payments to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and all other amounts payable by the Applicable Issuer hereunder in accordance with the applicable Priority of Payments, shall become immediately due and payable. If an Event of Default specified in Section 5.1(e) or (f) occurs, all such unpaid principal, together with all accrued and unpaid interest thereon, of all of the Secured Debt, and all other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Collateral Trustee or any Holder.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class, by written notice to the Co-Issuers, the Collateral Trustee, the Loan Agent and the Rating Agency, may rescind and annul such declaration and its consequences if:

(i) The Co-Issuers have paid or deposited with the Collateral Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due on the Secured Debt and owing by the Co-Issuers (other than any principal amounts due to the occurrence of an acceleration);

(B) to the extent that the payment of such interest is lawful, interest upon any Deferred Interest owing by the Co-Issuers at the applicable Interest Rate; and

(C) in accordance with the applicable Priority of Payments related to the Secured Debt, all unpaid Taxes and Administrative Expenses of the Co-Issuers and other sums paid or advanced by the Collateral Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement or hereunder owing by the Co-Issuers, accrued and unpaid Collateral Management Fees (unless waived by the Collateral Manager) owing by the Co-Issuers and any other amounts then payable by the Co-Issuers hereunder prior to such Administrative Expenses and such Collateral Management Fees; and

(ii) It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of Secured Debt that has become due solely by such acceleration, have (A) been cured, and a Majority of the Controlling Class, by written notice to the Collateral Trustee, has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Collateral Trustee. The Applicable Issuers covenant that if a default shall occur in respect of the payment of any principal of or interest when due and payable on Secured Debt, the Applicable Issuers shall, upon demand of the Collateral Trustee, pay to the Collateral Trustee, for the benefit of the Holder of such Secured Debt, a sum equal to the whole amount, if any, then due and payable on Secured Debt for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Collateral Trustee and its agents and counsel.

If the Applicable Issuers fail to pay such amounts forthwith upon such demand, the Collateral Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon written direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Applicable Issuers or any other obligor upon the Secured Debt and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Collateral Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Collateral Trustee shall deem most effectual (if no such direction is received by the Collateral Trustee) or as the Collateral Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Secured Debt under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Co-Issuers or its respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Co-Issuers or other obligor upon the Secured Debt, or the creditors or property of the Issuer or such other obligor, the Collateral Trustee, regardless of whether the principal of the Secured Debt shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Collateral Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Debt upon written direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Trustee (including any claim for reasonable compensation to the Collateral Trustee and each predecessor Collateral Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee, except as a result of negligence or bad faith) and of the Holders of the Secured Debt allowed in any Proceedings relative to the Co-Issuers or other obligor upon the Secured Debt or to the creditors or property of the Co-Issuers or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Secured Debt upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Collateral Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each Holder of Secured Notes to make payments to the Collateral Trustee, and, if the Collateral Trustee shall consent to the making of payments directly to the Holders of the Secured Debt to pay to the Collateral Trustee such amounts as shall be sufficient to cover reasonable compensation to the Collateral Trustee, each predecessor Collateral Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Collateral Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder of the Secured Debt, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Debt or any Holder thereof, or to authorize the Collateral Trustee to vote in respect of the claim of any Holder of the Secured Debt, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Collateral Trustee on behalf of the Holders of the Secured Debt (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Collateral Trustee shall be a party), the Collateral Trustee shall be held to represent all the Holders of the Secured Debt.

Notwithstanding anything in this Section 5.3 to the contrary, the Collateral Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4 Remedies. (a) If an Event of Default has occurred and is continuing, and the Secured Debt has been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agree that the Collateral Trustee may, and shall, subject to the terms of this Indenture (including Sections 5.5 and 6.3(e)), upon written direction of a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Secured Debt or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Collateral Trustee and the Holders of the Secured Debt hereunder (including exercising all rights of the Collateral Trustee under the Securities Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Collateral Trustee may not sell or liquidate the applicable Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Collateral Trustee may, but need not, obtain and rely upon an opinion or advice of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Secured Debt, which may be the Placement Agent, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the applicable Assets to make the required payments of principal of and interest on the Secured Debt which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(d) hereof shall have occurred and be continuing the Collateral Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, subject to the terms of this Indenture (including Section 5.13 and Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party and the Collateral Manager may bid for and purchase the applicable Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability. Any Holder at such sale may, in payment of the purchase price, deliver to the Collateral Trustee for cancellation any of the Debt in lieu of cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Debt so delivered by such Holder (taking into account the Class of such Debt, the Priority of Payments and Article XIII).

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Collateral Trustee, the Loan Agent or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the relevant Co-Issuer, the Collateral Trustee and the Holders of the Secured Debt, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) (i) Notwithstanding any other provision of this Indenture, none of the Collateral Trustee, the Loan Agent, the Secured Parties or the Holders may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation Proceedings, or other Proceedings under Jersey, U.S. federal or state bankruptcy or similar laws. Notwithstanding anything to the contrary in this Article V, in the event that any Proceeding described in the immediately preceding sentence is commenced against the Issuer or the Co-Issuer, as applicable, the Issuer or the Co-Issuer, as applicable, subject to the availability of funds as described in the immediately following sentence, as applicable, shall promptly object to the institution of any such proceeding against it and take all necessary or advisable steps to cause the dismissal of any such proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (i) the institution of any proceeding to have the Issuer or the Co-Issuer adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer or the Co-Issuer under applicable bankruptcy law or any other applicable law). The reasonable fees, costs, charges and expenses incurred by the Co-Issuers (including reasonable attorney’s fees and expenses) in connection with taking any such action shall be paid as Administrative Expenses. Any person who acquires a beneficial interest in any Debt shall be deemed to have accepted and agreed to the foregoing restrictions.

(i) In the event one or more Holders or beneficial owners of Debt cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer in violation of the prohibition described above, such Holder(s) or beneficial owner(s) shall be deemed to acknowledge and agree that any claim that such Holder(s) or beneficial owner(s) have against the Issuer or the Co-Issuer or with respect to any applicable Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the applicable Priority of Payments, be fully subordinate in right of payment to the claims of each Holder and beneficial owner of any Secured Debt that does not seek to cause any such filing, with such subordination being effective until all Secured Debt held by each Holder or beneficial owners of any Secured Debt that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement.” The Bankruptcy Subordination Agreement shall constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code. The Collateral Trustee shall be entitled to rely upon an Issuer Order with respect to the payment of any amounts payable to Holders, which amounts are subordinated pursuant to this Section 5.4(d)(ii).

(ii) Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Collateral Trustee or the Loan Agent (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Co-Issuers or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Trustee or the Loan Agent, or (ii) from commencing against the Co-Issuers or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(iii) The parties hereto agree that the restrictions described in clause (i) of this Section 5.4(d) are a material inducement for each Holder and beneficial owner of the Debt to acquire such Debt and for the Co-Issuers and the Collateral Manager to enter into this Indenture (in the case of the Co-Issuers) and the other applicable Transaction Documents and are an essential term of this Indenture. Any Holder or beneficial owner of any Debt or the Co-Issuers may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Jersey law, United States federal or state bankruptcy law or similar laws.

Section 5.5 Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Collateral Trustee shall retain the Assets securing the Secured Debt intact (provided, however, that certain types of Collateral Obligations (other than Unsaleable Assets) may continue to be sold by the Issuer pursuant to this Indenture as described under Article XII), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of such Assets and the Secured Debt in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i) the Collateral Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the applicable Assets (after deducting the anticipated reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the applicable amounts then due (or, in the case of interest, accrued) and unpaid Secured Debt for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the applicable Priority of Payments, are required to be paid prior to such payments of the Secured Debt (including any amounts due and owing (or anticipated to be due and owing) as Administrative Expenses (without regard to the Administrative Expense Cap) and any due and unpaid Senior Collateral Management Fee (unless waived by the Collateral Manager)) and a Majority of the Controlling Class agrees with such determination; or

(ii) the Holders of at least 66-2/3% of the Aggregate Outstanding Amount of each Class of Secured Debt for which is outstanding at such time (each voting separately by Class) direct the sale and liquidation of the applicable Assets (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default); provided that if an EoD Overcollateralization Ratio is less than or equal to 102.5% as of any Measurement Date and remains so for 10 Business Days after such Measurement Date, and the Class A-1 Debt is outstanding at such time, a Majority of the Controlling Class may direct the sale and liquidation of the Assets (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default).

The Collateral Trustee shall make the determinations required by clause (i) of the preceding sentence within 30 days after an Event of Default and at the request of a Majority of the Controlling Class at any time during which the Collateral Trustee retains the Assets pursuant to this Indenture. Notice of any such direction to liquidate the Assets will be provided by the Collateral Trustee to the Rating Agency.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Collateral Trustee to sell Assets securing the Secured Debt if the conditions set forth in clause (i) or (ii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Collateral Trustee to preserve the applicable Assets securing the Debt if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Collateral Trustee shall use reasonable efforts to obtain bid prices with respect to each Asset or group of Assets from two nationally recognized dealers with substantial experience buying and selling such assets and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Asset or group of Assets. In the event that the Collateral Trustee is only able to obtain bid prices with respect to the applicable Assets from one nationally recognized dealer at the time making a market in such assets, the Collateral Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such Asset or Assets. In addition, for the purposes of obtaining bid prices as provided for in this Section 5.5(c) and/or determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Collateral Trustee may retain and rely on an opinion or advice of an Independent investment banking firm of national reputation or other appropriate advisors (the reasonable cost of which shall be payable as an Administrative Expense).

The Collateral Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Collateral Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default and at the request of a Majority of the Controlling Class at any time during which the Collateral Trustee retains the applicable Assets pursuant to Section 5.5(a)(i).

(d) Prior to the sale of any Assets in connection with Section 5.5(a)(i), the Collateral Trustee shall offer the BDC and the Collateral Manager (in each case, including any designee thereof) the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase such Assets at a price equal to the highest bid price received by the Collateral Trustee in accordance with Section 5.5(c) (or if only one bid is received, such bid price). Such Person must submit a bid to purchase such Assets at the aforementioned price within two Business Days of such Person’s receipt of the Collateral Trustee’s report provided in accordance with Section 5.5(c). Such purchase shall be effected by paying to the Collateral Trustee in immediately available funds an amount equal to the aforementioned bid price; provided that such purchase shall settle within five Business Days after the date the Collateral Trustee’s report is received, otherwise such purchase shall not be permitted. Notwithstanding the foregoing purchase rights, the BDC, the Collateral Manager and any of their respective Affiliates shall have the right to bid on any Assets sold pursuant to this Section 5.5.

Section 5.6 Collateral Trustee May Enforce Claims Without Possession of Debt. All rights of action and claims under this Indenture or under any of the Secured Debt may be prosecuted and enforced by the Collateral Trustee without the possession of any of the Secured Debt or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Collateral Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

Section 5.7 Application of Money Collected. Any Money collected by the Collateral Trustee with respect to the Debt pursuant to this Article V and any Money that may then be held or thereafter received by the Collateral Trustee and the Debt hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), at the date or dates fixed by the Collateral Trustee. Upon the final distribution of all proceeds of any liquidation of the Assets effected hereunder, the provisions of Section 4.1(a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8 Limitation on Suits. No Holder shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, the Class A-1L-R Credit Agreement, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Collateral Trustee written notice of an Event of Default;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Debt of the Controlling Class shall have made written request to the Collateral Trustee to institute Proceedings in respect of such Event of Default in its own name as Collateral Trustee hereunder and such Holder or Holders have provided the Collateral Trustee indemnity reasonably satisfactory to the Collateral Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Collateral Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Collateral Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Debt shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Debt of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Debt of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Debt of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Collateral Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Collateral Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Collateral Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Holders of Secured Debt to Receive Principal and Interest. Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Secured Debt shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Debt, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Section 5.4(d) and Section 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Debt ranking junior to Debt Outstanding at such time shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Class of Secured Debt ranking senior to such Class of Secured Debt remains Outstanding at such time, which right shall be subject to the provisions of Section 5.4(d) and Section 5.8, and shall not be impaired without the consent of any such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Collateral Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Trustee or to such Holder, then and in every such case the Co-Issuers, the Collateral Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Collateral Trustee and the Holder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Collateral Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Collateral Trustee or any Holder of Secured Debt to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Collateral Trustee or to the Holders of the Secured Debt may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Trustee or by the Holders of the Secured Debt.

Section 5.13 Control by Majority of Controlling Class. A Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Collateral Trustee or the Loan Agent may take any other action deemed proper by the Collateral Trustee or the Loan Agent, as applicable, that is not inconsistent with such direction; provided that subject to Section 6.1, the Collateral Trustee or the Loan Agent need not take any action that it determines might involve it in liability or expense (unless the Collateral Trustee or the Loan Agent has received the indemnity as set forth in (c) below);

(c) the Collateral Trustee and the Loan Agent, as applicable, shall have been provided with indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Collateral Trustee to undertake a Sale of the Assets shall be by the Holders of Debt representing the requisite percentage of the Aggregate Outstanding Amount of Debt required in Section 5.4 and/or Section 5.5.

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee, as provided in this Article V, a Majority of the Controlling Class may, on behalf of the Holders of all the Debt for which is outstanding at such time, waive any past Default or Event of Default and its consequences, except a Default:

(a) in the payment of the principal of any Secured Debt (which may be waived only with the consent of the Holder of such Secured Debt);

(b) in the payment of interest on any Secured Debt (which may be waived only with the consent of the Holder of such Secured Debt);

(c) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Debt materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or

(d) in respect of a representation contained in Section 7.19.

In the case of any such waiver, the Co-Issuers, the Collateral Trustee and the Holders of the Debt shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. The Collateral Trustee shall promptly give written notice of any such waiver to the Collateral Manager, the Co-Issuers (and, subject to Section 14.3(c), the Issuer shall provide such notice to the Rating Agency so long as it is rating a Class of Secured Debt) and each Holder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Debt by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Collateral Trustee or the Loan Agent for any action taken, or omitted by it as Collateral Trustee or as Loan Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Collateral Trustee or the Loan Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Debt on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date)..

Section 5.16 Waiver of Stay or Extension Laws. The Co-Issuers covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Co-Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Collateral Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets. (a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired (subject to Section 5.5(d) in the case of sales pursuant to Section 5.5) until the applicable Assets shall have been sold or all amounts secured by such Assets shall have been paid. The Collateral Trustee may upon notice to the Holders, the Loan Agent (who shall forward to the Class A-1L-R Lenders) and the Collateral Manager, and shall, upon written direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Collateral Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Collateral Trustee shall be authorized to deduct the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 or other applicable terms hereof.

(b) The Collateral Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and the Collateral Trustee may pay all or part of the purchase price by crediting against amounts owing on the Secured Debt in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by the Collateral Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof or other applicable terms hereof. The Secured Debt need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Debt. The Collateral Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Collateral Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Collateral Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Collateral Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey their interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Collateral Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) The Collateral Trustee shall provide notice of any public Sale to the Holders of the Subordinated Notes and the Collateral Manager at least 10 days prior to such public Sale, and the Holders of the Subordinated Notes shall be permitted to participate in any such public Sale to the extent permitted by applicable law and such Holders or the Collateral Manager, as the case may be, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18 Action on the Debt. The Collateral Trustee’s right to seek and recover judgment on the Debt or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Collateral Trustee or the Holders shall be impaired by the recovery of any judgment by the Collateral Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Co-Issuers.

ARTICLE VI

THE COLLATERAL TRUSTEE

Section 6.1 Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default known to the Collateral Trustee:

(i) the Collateral Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Collateral Trustee; and

(ii) in the absence of bad faith on its part, the Collateral Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Collateral Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Collateral Trustee, the Collateral Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Collateral Trustee within 15 days after such notice from the Collateral Trustee, the Collateral Trustee shall so notify the Holders.

(b) In case an Event of Default known to the Collateral Trustee has occurred and is continuing, the Collateral Trustee shall, prior to the receipt of directions, if any, from a Majority of the applicable Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Collateral Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii) the Collateral Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Collateral Trustee was negligent in ascertaining the pertinent facts;

(iii) the Collateral Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Co-Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the applicable Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Collateral Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it; and

(v) in no event shall the Collateral Trustee be liable for special, indirect, incidental, punitive or consequential loss or damage (including, but not limited to, lost profits) even if the Collateral Trustee has been advised of the likelihood of such damages and regardless of such action.

(d) For all purposes under this Indenture, the Collateral Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(c), (d), (e), or (f) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Collateral Trustee at the Corporate Trust Office, and such notice references the Debt generally, the Issuer, the Co-Issuer, the Assets or this Indenture. For purposes of determining the Collateral Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Collateral Trustee is deemed to have notice as described in this Section 6.1.

(e) Not later than one Business Day after the Collateral Trustee receives (i) notice of assignment pursuant to Section 13(d) of the Collateral Management Agreement, (ii) a Termination Notice (as defined in the Collateral Management Agreement) or a Statement of Cause (as defined in the Collateral Management Agreement) pursuant to Section 14(a) of the Collateral Management Agreement or (iii) a notice from the Collateral Manager pursuant to Section 14(b) of the Collateral Management Agreement, the Collateral Trustee shall forward a copy of such notice to the Holders (as their names appear in the Register or the Loan Register, as applicable).

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Collateral Trustee shall be subject to the provisions of this Section 6.1.

(g) The Collateral Trustee shall grant access, via a protected password to the Collateral Trustee’s Website in order to examine all books of account, records, reports and other papers of the Collateral Trustee (other than any items protected by attorney-client privilege) relating to the Debt, upon reasonable written request (but not less than three Business Days), to any Holder shown on the Register or the Loan Register, as applicable, and, upon written notice to the Collateral Trustee in the form of Exhibit C, any beneficial owner of Debt.

Section 6.2 Notice of Event of Default. Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default of which a Trust Officer of the Collateral Trustee has actual knowledge or after any declaration of acceleration has been made or delivered to the Collateral Trustee pursuant to Section 5.2, the Collateral Trustee shall transmit by mail or e-mail to the Collateral Manager, the Loan Agent, the Issuer (and, subject to Section 14.3(c), the Issuer shall provide such notice to the Rating Agency), and all Holders, as their names and addresses appear on the Register or the Loan Register, as applicable, notice of all Event of Defaults hereunder known to the Collateral Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Collateral Trustee. Except as otherwise provided in Section 6.1:

(a) the Collateral Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note, electronic communication or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. Any electronically signed document delivered via email from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable Person. The Collateral Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Collateral Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Collateral Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants (which may or may not be the accountants appointed by the Issuer pursuant to Section 10.9), investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Collateral Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Collateral Trustee shall be under no obligation to exercise, enforce or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Collateral Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable fees and expenses of agents, experts and attorneys) and liabilities which might reasonably be incurred by it in complying with such request or direction;

(f) the Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper, electronic communication or document, but the Collateral Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of the Rating Agency shall (subject to the right hereunder to be indemnified reasonably satisfactory to it for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Collateral Trustee shall be entitled, on reasonable prior written notice to the Co-Issuers and the Collateral Manager, to examine the books and records relating to the Debt and the Assets, personally or by agent or attorney, during the Co-Issuers’ or the Collateral Manager’s normal business hours; provided that the Collateral Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority, (ii) as otherwise required pursuant to this Indenture and (iii) to the extent that the Collateral Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Collateral Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Collateral Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed or attorney appointed, with due care by it hereunder;

(h) the Collateral Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i) nothing herein shall be construed to impose an obligation on the part of the Collateral Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Collateral Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Collateral Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants identified in the Accountants’ Certificate (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Collateral Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, the Co-Issuer, any Paying Agent (other than the Collateral Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository or for the actions or omissions of any such Person (including compliance with Rule 17g-5 requirements in accordance with Section 14.17), and without limiting the foregoing, the Collateral Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Collateral Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l) notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Collateral Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m) in the event the Bank, U.S. Bank National Association or an Affiliate of the Bank or U.S. Bank National Association is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent, Loan Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Collateral Trustee pursuant to this Article VI shall also be afforded to the Bank, U.S. Bank National Association or such Affiliate acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement, or any other documents to which the Bank, U.S. Bank National Association or such Affiliate in such capacity is a party; provided, further, however, that the foregoing shall not be construed to impose upon the Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent, Loan Agent or Securities Intermediary any of the duties or standards of care (including, without limitation, any duties of a prudent person) of the Collateral Trustee;

(n) any permissive right of the Collateral Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(o) the Collateral Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p) the Collateral Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Collateral Trustee at the Corporate Trust Office and such notice references the Debt generally, the Issuer, the Co-Issuer or this Indenture. Whenever reference is made in this Indenture to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Collateral Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Collateral Trustee is deemed to have knowledge in accordance with this paragraph;

(q) the Collateral Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communication services);

(r) to help fight the funding of terrorism and money laundering activities and/or to achieve Tax Account Reporting Rules Compliance, the Collateral Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Trustee. The Collateral Trustee will ask for the name, address, tax identification number and other information that will allow the Collateral Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Collateral Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s) to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Collateral Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(t) in making or disposing of any investment permitted by this Indenture, the Collateral Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Collateral Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder; provided, further, however, that the foregoing shall not be construed to impose upon the Collateral Administrator any of the duties or standards of care (including, without limitation, any duties of a prudent person) of the Collateral Trustee;

(u) the Collateral Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(v) the Collateral Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(w) neither the Collateral Trustee nor the Collateral Administrator shall have any obligation to determine: (i) if a Collateral Obligation or Eligible Investment meets the criteria or eligibility restrictions imposed by this Indenture or (ii) if the Collateral Manager has not provided it with the information necessary for making such determination, whether the conditions specified in the definition of “Delivered” have been complied with;

(x) in accordance with the U.S. Unlawful Internet Gambling Act (the Gambling Act), the Issuer may not use the Accounts or other U.S. Bank Trust Company, National Association facilities in the United States to process “restricted transactions” as such term is defined in U.S. 31 CFR Section 132.2(y). Therefore, neither the Issuer nor any person who has an ownership interest in or control over the Accounts may use it to process or facilitate payments for prohibited internet gambling transactions; and

(y) the Collateral Trustee shall not be charged with knowledge of any U.S. Risk Retention Rules, the EU/UK Transparency Requirements nor will the Collateral Trustee be responsible for monitoring, confirming or enforcing any U.S. Risk Retention Rules, the EU/UK Transparency Requirements applicable to the transaction, and the Collateral Trustee will not be liable to any Holder or any other party for violation of such rules now or hereinafter in effect.

Section 6.4 Not Responsible for Recitals or Issuance of Debt. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Applicable Issuers; and the Collateral Trustee assumes no responsibility for their correctness. The Collateral Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Collateral Trustee’s obligations hereunder), the Assets or the Debt. The Collateral Trustee shall not be accountable for the use or application by the Co-Issuers of the Debt or the proceeds thereof or any Money paid to the Co-Issuers pursuant to the provisions hereof.

Section 6.5 May Hold Debt. The Bank, any of its Affiliates or any other agent of the Co-Issuers, in its individual or any other capacity, may become the owner or pledgee of Debt and may otherwise deal with the Co-Issuers or any of their Affiliates with the same rights it would have if it were not Collateral Trustee, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held for the Benefit of the Secured Parties. Money held by the Collateral Trustee hereunder shall be held for the benefit of the Secured Parties to the extent required herein. The Collateral Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Collateral Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement. (a) The Issuer agrees:

(i) to pay the Bank and U.S. Bank National Association (in each of their respective capacities) on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by the Bank and U.S. Bank National Association hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) in accordance with the applicable Priority of Payments;

(ii) except as otherwise expressly provided herein, to pay or reimburse the Bank and U.S. Bank National Association in a timely manner upon their request for all reasonable expenses, disbursements and advances incurred or made by the Bank or U.S. Bank National Association (in each of their respective capacities) in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of the Collateral Trustee and its agents and legal counsel and of any accounting firm or investment banking firm employed by the Collateral Trustee pursuant to Section 5.4, 5.5, 6.3(c) or 10.7, except any such expense, disbursement or advance as may be attributable to its negligence (or gross negligence, as applicable), willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Collateral Trustee’s payment or receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii) to indemnify the Collateral Trustee, the Bank and U.S. Bank National Association (in each of their respective capacities) and their respective officers, directors, employees and agents for, and to hold them harmless against, any loss, liability, claim (whether brought by or involving the Issuer or any third party) or expense (including reasonable fees and expenses of attorneys and experts) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Indenture or the performance of its duties hereunder or under any of the other Transaction Documents, including the costs and expenses of (i) defending themselves (including reasonable attorney’s and expert’s fees and expenses) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any Transaction Document (whether brought by or involving any of the Co-Issuers or any third party) and (ii) enforcing their rights hereunder; and

(iv) to pay the Collateral Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13 or Article V, respectively.

(b) The Collateral Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Collateral Trustee is a party only as provided in Sections 11.1(a)(i) through (iii) but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Collateral Trustee shall continue to serve as Collateral Trustee under this Indenture notwithstanding the fact that the Collateral Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Collateral Trustee’s rights under Section 6.9. No direction by the Holders or the Class A-1L-R Lenders shall affect the right of the Collateral Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or an expense shall be payable to the Collateral Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c) Without limitation to Section 5.4(d), the Collateral Trustee hereby agrees not to cause the filing of a petition in bankruptcy for the non-payment to the Collateral Trustee of any amounts provided by this Section 6.7 until at least one year, or if longer the applicable preference period then in effect, and one day after the payment in full of all Debt issued under this Indenture and the Class A-1L-R Credit Agreement; provided that the foregoing shall not prohibit the filing of proofs of claim in any such action that is filed or commenced by a Person other than the Collateral Trustee or any Affiliate thereof.

(d) The Issuer’s payment obligations to the Collateral Trustee under this Section 6.7 shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Collateral Trustee. When the Collateral Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(e) or (f), the expenses are intended to constitute expenses of administration under Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or similar law.

Section 6.8 Corporate Collateral Trustee Required; Eligibility. There shall at all times be a Collateral Trustee hereunder which shall be an organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a long-term issuer credit rating of at least “BBB” by S&P (or such lower rating for which an S&P Rating Agency Condition has been satisfied) and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If the Collateral Trustee, or its successor’s ratings at any time are below the minimum rating or capital requirement as set forth above, the Collateral Trustee (x) shall promptly notify the Issuer and the Collateral Manager and may retain its eligibility if the Issuer obtains or has obtained (i) a confirmation from S&P that S&P’s then-current rating of the Debt will not be downgraded or withdrawn by reason of the Collateral Trustee’s rating or (ii) a written waiver or other written acknowledgement (which may be evidenced by an exchange of electronic messages or facsimiles) from S&P that it will not review its then current rating of the Debt in such circumstances. If at any time the Collateral Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Collateral Trustee and no appointment of a successor Collateral Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Collateral Trustee under Section 6.10.

(b) The Collateral Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Co-Issuers (and, subject to Section 14.3(c), the Issuer shall provide notice to the Rating Agency so long as it is rating a Class of Secured Debt), the Collateral Manager and the Holders of the Debt. Upon receiving such notice of resignation, the Co-Issuers shall promptly appoint a successor collateral trustee or collateral trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Collateral Trustee so resigning and one copy to the successor Collateral Trustee or Collateral Trustees, together with a copy to each Holder, the Loan Agent (who shall forward a copy to the Class A-1L-R Lenders) and the Collateral Manager; provided that such successor Collateral Trustee shall be appointed only upon the written consent of a Majority of the Secured Debt of each Class (each voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing or when a successor Collateral

Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class. If no successor Collateral Trustee shall have been appointed and an instrument of acceptance by a successor Collateral Trustee shall not have been delivered to the Collateral Trustee within 30 days after the giving of such notice of resignation, the resigning Collateral Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee satisfying the requirements of Section 6.8.

(c) The Collateral Trustee may be removed at any time by Act of a Majority of each Class of Debt (each voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Collateral Trustee and to the Co-Issuers.

(d) If at any time:

(i) the Collateral Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Co-Issuers or by any Holder; or

(ii) the Collateral Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Collateral Trustee or of its property shall be appointed or any public officer shall take charge or control of the Collateral Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Co-Issuers, by Issuer Order, may remove the Collateral Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Collateral Trustee and the appointment of a successor Collateral Trustee.

(e) If the Collateral Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Trustee for any reason (other than resignation), the Co-Issuers, by Issuer Order, shall promptly appoint a successor Collateral Trustee. If the Co-Issuers shall fail to appoint a successor Collateral Trustee within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Collateral Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Collateral Trustee. The successor Collateral Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Collateral Trustee and supersede any successor Collateral Trustee proposed by the Co-Issuers. If no successor Collateral Trustee shall have been so appointed by the Co-Issuers or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee.

(f) The Co-Issuers shall give prompt notice of each resignation and each removal of the Collateral Trustee and each appointment of a successor Collateral Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, subject to Section 14.3(c), the Rating Agency (so long as it is rating a Class of Secured Debt), the Loan Agent and to the Holders of the Debt as their names and addresses appear in the Register or the Loan Register, as applicable. Each notice shall include the name of the successor Collateral Trustee and the address of its Corporate Trust Office. If the Co-Issuers fail to mail such notice within 10 days after acceptance of appointment by the successor Collateral Trustee, the successor Collateral Trustee shall cause, subject to Section 14.3(c), such notice to be given at the expense of the Co-Issuers.

Section 6.10 Acceptance of Appointment by Successor. Every successor Collateral Trustee appointed hereunder shall meet the requirements of Section 6.8, shall make the representations and warranties contained in Section 6.17 and shall execute, acknowledge and deliver to the Co-Issuer and the retiring Collateral Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Trustee shall become effective and such successor Collateral Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Trustee; but, on request of the Co-Issuers or a Majority of any Class of Secured Debt or the successor Collateral Trustee, such retiring Collateral Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Collateral Trustee all the rights, powers and trusts of the retiring Collateral Trustee, and shall duly assign, transfer and deliver to such successor Collateral Trustee all property and Money held by such retiring Collateral Trustee hereunder. Upon request of any such successor Collateral Trustee, the Co-Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Collateral Trustee. Any organization or entity into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Trustee, shall be the successor of the Collateral Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes have been authenticated, but not delivered, by the Collateral Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Collateral Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Collateral Trustee had itself authenticated such Notes.

Section 6.12 Co-Collateral Trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Co-Issuers and the Collateral Trustee shall have power to appoint one or more Persons to act as co-collateral trustee, jointly with the Collateral Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Co-Issuers shall join with the Collateral Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-collateral trustee. If the Co-Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Collateral Trustee shall have the power to make such appointment.

Should any written instrument from the Co-Issuers be required by any co-collateral trustee so appointed, more fully confirming to such co-collateral trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Co-Issuers. The Co-Issuers agree to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A), for any reasonable fees and expenses in connection with such appointment.

Every co-collateral trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Collateral Trustee hereunder, shall be exercised solely by the Collateral Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Collateral Trustee in respect of any property covered by the appointment of a co-collateral trustee shall be conferred or imposed upon and exercised or performed by the Collateral Trustee or by the Collateral Trustee and such co-collateral trustee jointly as shall be provided in the instrument appointing such co-collateral trustee;

(c) the Collateral Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Co-Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co-collateral trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Collateral Trustee shall have the power to accept the resignation of, or remove, any such co-collateral trustee without the concurrence of the Co-Issuers. A successor to any co-collateral trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-collateral trustee hereunder shall be personally liable by reason of any act or omission of the Collateral Trustee hereunder;

(e) the Collateral Trustee shall not be liable by reason of any act or omission of a co-collateral trustee; and

(f) any Act of Holders delivered to the Collateral Trustee shall be deemed to have been delivered to each co-collateral trustee.

Subject to Section 14.3(c), the Issuer shall notify the Rating Agency (so long as it is rating a Class of Secured Debt) of the appointment of a co-collateral trustee hereunder.

Section 6.13 Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds. If the Collateral Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Collateral Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Collateral

Trustee or (y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Collateral Trustee in accordance with Section 10.2(a), the Collateral Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the issuer of such Asset, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. If such payment is not made within such time period, the Collateral Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.8 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Collateral Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Collateral Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Reasonably promptly after receipt thereof, the Collateral Trustee shall notify and provide to the Collateral Manager on behalf of the Issuer a copy of any documents, financial reports, legal opinions or any other information including, without limitation, any notices, reports, requests for waiver, consent requests or any other requests or communications relating to the Assets or any Obligor or to actions affecting the Assets or any Obligor. Upon reasonable request by the Collateral Manager, the Collateral Trustee further agrees to provide to the Collateral Manager from time to time, on a timely basis, any information in its possession relating to the Collateral Obligations, the Equity Securities and the Eligible Investments as requested so as to enable the Collateral Manager to perform its duties hereunder or under the Collateral Management Agreement.

Section 6.14 Authenticating Agents. Upon the request of the Co-Issuers, the Collateral Trustee shall, and if the Collateral Trustee so chooses the Collateral Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Collateral Trustee.

Any organization or entity into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any organization or entity succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor organization or entity.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Collateral Trustee and the Issuer. The Collateral Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Co-Issuers. Upon receiving such notice of resignation or upon such a termination, the Collateral Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Co-Issuers.

Unless the Authenticating Agent is also the same entity as the Collateral Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15 Withholding. If any withholding tax is imposed by applicable law on the Issuer’s payment (or allocations of income) under the Debt, such tax shall reduce the amount otherwise distributable to the relevant Holder. For the avoidance of doubt, any withholding tax required to be withheld under FATCA shall be treated as imposed by applicable law. The Collateral Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any such tax that is legally owed or required to be withheld by the Issuer, including due to the failure by a Holder to comply with its obligation to furnish information necessary for the Issuer to achieve Tax Account Reporting Rules Compliance, and to timely remit such amounts to the appropriate taxing authority. Such authorization, however, shall not prevent the Collateral Trustee from contesting any such tax in appropriate Proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such Proceedings. The amount of any withholding tax imposed with respect to any Debt shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Collateral Trustee. If there is a possibility that withholding is required by applicable law with respect to a distribution, the Paying Agent or the Collateral Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Collateral Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Collateral Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Collateral Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Debt.

Upon written request, the Collateral Trustee shall provide to the Issuer or any agent thereof any information specified by such persons as necessary for the Issuer to achieve Tax Account Reporting Rules Compliance) regarding the Holders of the Debt and payments on the Debt that is reasonably available to the Collateral Trustee, as the case may be.

Section 6.16 Representative for Holders of Secured Debt Only; Agent for each other Secured Party and the Holders of the Subordinated Notes. With respect to the security interest created hereunder, the delivery of any Asset to the Collateral Trustee is to the Collateral Trustee as representative of the Holders of the Secured Debt and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Collateral Trustee of any Asset, the endorsement to or registration in the name of the Collateral Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Collateral Trustee in its capacity as representative of the Holders of the Secured Debt, and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17 Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a) Organization. The Bank has been duly organized and is validly existing as a banking corporation with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent and calculation agent.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Collateral Trustee, Loan Agent, Paying Agent, Registrar, Transfer Agent and Calculation Agent under this Indenture and the Class A-1L-R Credit Agreement. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a Proceeding at law or in equity).

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Collateral Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation or, to the best of its knowledge, judgment, order, writ, injunction or decree that is binding upon the Bank, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any agreement to which the Bank is a party or by which it is bound, which, in each of the foregoing cases, would have a material adverse effect on the Bank’s performance of its duties hereunder.

Section 6.18 Communications with the Rating Agency. Any written communication, including any confirmation, from the Rating Agency provided for or required to be obtained by the Collateral Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Collateral Trustee, including by electronic message, facsimile, press release, posting to the Rating Agency’s website, or other means then considered industry standard. For the avoidance of doubt, no written communication given by S&P under this Section 6.18 shall be deemed to satisfy the S&P Rating Agency Condition unless such communication is provided by S&P specifically in satisfaction of the S&P Rating Agency Condition.

Section 6.19 Custodian of Underlying Instruments.

(a) Delivery of Underlying Instruments. In connection with each Collateral Obligation included in the Assets as of the Second Refinancing Date, and promptly following the acquisition of a Collateral Obligation after the date hereof, the Issuer shall deliver, or cause to be delivered, to the Collateral Trustee an electronic copy of the Underlying Instruments in respect of each Collateral Obligation. In taking and retaining custody of such electronic copies of the Underlying Instruments, the Collateral Trustee shall be deemed to be acting as the agent of the Secured Parties. Except as otherwise provided herein, the Collateral Trustee shall have no obligation to review or monitor any Underlying Instruments but shall only be required to hold those electronic copies of the Underlying Instruments received by it in safekeeping.

(b) Duties. From the Second Refinancing Date until its resignation or removal pursuant to Section 6.9, the Collateral Trustee shall accept delivery and retain custody of electronic copies of the Underlying Instruments delivered by the Issuer pursuant to clause (a) above in accordance with the terms and conditions of this Indenture, all for the benefit of the Secured Parties.

(c) Access to Certain Documentation and Information Regarding the Underlying Instruments. The Collateral Trustee shall provide the Holders with access to the electronic copies of the Underlying Instruments in such cases where the Collateral Trustee is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation. Such access being afforded at the expense of the Issuer pursuant to this Indenture and only (i) upon two Business Days’ prior written request, (ii) during normal business hours, (iii) subject to the Collateral Trustee’s normal security and confidentiality procedures and (iv) following the occurrence of an Event of Default.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest. The Applicable Issuers shall duly and punctually pay the principal of and interest on the Secured Debt, in accordance with the terms of such Secured Debt and this Indenture and the Class A-1L-R Credit Agreement pursuant to the applicable Priority of Payments. The Co-Issuers shall, to the extent funds are available pursuant to the applicable Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

The Issuer shall, subject to the applicable Priority of Payments, reimburse the Co-Issuer for any amounts paid by the Co-Issuer pursuant to the terms of the Debt or this Indenture. The Co-Issuer shall not reimburse the Issuer for any amounts paid by the Issuer pursuant to the terms of the Debt or this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under any Debt shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture and the Class A-1L-R Credit Agreement, as applicable.

Section 7.2 Maintenance of Office or Agency. The Co-Issuers hereby appoint the Collateral Trustee as a Paying Agent for payments on the Debt and the Co-Issuers hereby appoint the Collateral Trustee as Transfer Agent at its applicable Corporate Trust Office, as the Co-Issuers agent where Notes may be surrendered for registration of transfer or exchange. The Co-Issuers hereby appoint Corporation Service Company, as their agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Co-Issuers may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Co-Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency where notices and demands to or upon the Co-Issuers in respect of such Debt, the Class A-1L-R Credit Agreement and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented for payment; and (y) no Paying Agent shall be appointed in a jurisdiction which subjects payments on the Debt to withholding tax solely as a result of such Paying Agent’s activities. The Co-Issuers shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Co-Issuers shall give prompt written notice to the Collateral Trustee, the Rating Agency (so long as it is rating a Class of Secured Debt) and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Co-Issuers shall fail to maintain any such required office or agency in the Borough of Manhattan, the City of New York, or shall fail to furnish the Collateral Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Co-Issuers, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its designated office, and the Co-Issuers hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Debt Payments to be Held in Trust. All payments of amounts due and payable with respect to any Debt that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Collateral Trustee or a Paying Agent with respect to payments on the Debt.

When the Applicable Issuers shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Applicable Issuers shall have a Paying Agent other than the Collateral Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Collateral Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the applicable Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Collateral Trustee) the Applicable Issuers shall promptly notify the Collateral Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Collateral Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Debt with respect to which such deposit was made shall be paid over by such Paying Agent to the Collateral Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Collateral Trustee and the Rating Agency. The Co-Issuers shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Co-Issuers shall cause each Paying Agent other than the Collateral Trustee to execute and deliver to the Collateral Trustee an instrument in which such Paying Agent shall agree with the Collateral Trustee and if the Collateral Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent shall:

(a) allocate all sums received for payment to the Holders of Debt for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Debt in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Collateral Trustee, immediately resign as a Paying Agent and forthwith pay to the Collateral Trustee all sums held by it in trust for the payment of Debt if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Collateral Trustee, immediately give the Collateral Trustee notice of any default by the Co-Issuers (or any other obligor upon the Debt) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Collateral Trustee, during the continuance of any such default, upon the written request of the Collateral Trustee, forthwith pay to the Collateral Trustee all sums so held in trust by such Paying Agent.

The Co-Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Collateral Trustee all sums held in trust by the Co-Issuers or such Paying Agent, such sums to be held by the Collateral Trustee upon the same trusts as those upon which such sums were held by the Co-Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Collateral Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Collateral Trustee or any Paying Agent for any payment on any Debt and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Applicable Issuers on Issuer Order; and the Holder of such Debt shall thereafter, as an unsecured general creditor, look only to the Applicable Issuers for payment of such amounts (but only to the extent of the amounts so paid to the Applicable Issuers) and all liability of the Collateral Trustee or such Paying Agent with respect to such Money shall thereupon cease. The Collateral Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Applicable Issuers any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of the Co-Issuers . (a) The Co-Issuers shall, to the maximum extent permitted by applicable law, maintain in full force and effect their existence and rights as companies incorporated or organized under the laws of Jersey (in the case of the Issuer) and the State of Delaware (in the case of the Co-Issuer) and shall obtain and preserve their qualification to do business as foreign corporations or companies, as applicable, in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Debt, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of incorporation from Jersey to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Subordinated Notes so long as (i) the Co-Issuers has received a legal opinion (upon which the Collateral Trustee and the Loan Agent may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) the Issuer shall have given written notice of such change to the Collateral Trustee and, subject to Section 14.3(c), the Rating Agency (so long as it is rating a Class of Secured Debt), which notice shall be promptly forwarded by the Collateral Trustee to the Holders, the Loan Agent (who shall forward to the Class A-1L-R Lenders) and the Collateral Manager, (iii) the S&P Rating Agency Condition is satisfied and (iv) on or prior to the 15th Business Day following receipt of such notice the Collateral Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.

(b) The Co-Issuers shall ensure that all corporate or other formalities regarding their respective existences (including, if required, holding regular board of directors’ and shareholders’, or other similar, meetings to the extent required by applicable law) are followed. None of the Co-Issuers shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding up or other insolvency Proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries (other than the Co-Issuer); (ii) the Co-Issuer shall not have any subsidiaries; and (iii) except with respect to the Issuer to the extent contemplated in each respective Administration Agreement or the declaration of trust by the Share Trustee, (x) the Co-Issuers shall not (A) have any employees (other than their respective directors or managers), (B) except as contemplated by the Collateral Management Agreement, the Memorandum and Articles of Association and the Administration Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Memorandum and Articles of Association and (y) the Issuer shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) maintain an arm’s length relationship with its Affiliates, (H) use separate stationery, invoices and checks, (I) hold itself out as a separate Person, (J) correct any known misunderstanding regarding its separate identity and (K) have at least one director that is Independent of the Collateral Manager. The Issuer shall meet the then-current general criteria of the Rating Agency for bankruptcy remote entities and shall not obtain title to real property or hold or obtain a controlling interest in an entity that owns real property.

Section 7.5 Protection of Assets. (a) The Collateral Manager, on behalf of the Issuer, shall cause the taking of such action within the Collateral Manager’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Collateral Trustee in the Assets; provided that the Collateral Manager and the Collateral Trustee shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Collateral Manager has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Secured Debt hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Assets or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Collateral Trustee and the Holders of the Secured Debt in the Assets against the claims of all Persons and parties; or

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Collateral Trustee as its agent and attorney in fact to file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments prepared and delivered to it, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Collateral Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5. The Issuer further authorize and shall cause its United States counsel to file without its signature a Financing

Statement that names it as debtor and the Collateral Trustee, on behalf of the Secured Parties, as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired, other than “Excepted Property” (and that defines “Excepted Property” in accordance with its definition herein) as the Assets in which the Collateral Trustee has a Grant.”

(b) The Collateral Trustee shall not, except in accordance with Section 5.5 or Sections 10.8(a), (b) and (c) or Section 12.1, as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Collateral Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered on the Second Refinancing Date pursuant to Section 3.1(a)(iii)) unless the Collateral Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions).

Section 7.6 Opinions as to Assets. On or before the five-year anniversary of the Second Refinancing Date, the Issuer shall furnish to the Collateral Trustee and the Rating Agency an Opinion of Counsel relating to the continued perfection of the security interest granted by the Issuer to the Collateral Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain perfected and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued perfection of such lien over the next five years.

Section 7.7 Performance of Obligations. (a) The Co-Issuers, each as to itself, shall not take any action, and shall use their best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Indenture or as otherwise required hereby.

(b) The Issuer shall notify the Rating Agency within 10 Business Days after it has received notice from any Holder of any material breach of any Transaction Document, following any applicable cure period for such breach.

Section 7.8 Negative Covenants. (a) The Issuer shall not and, with respect to clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xii) and (xiii) the Co-Issuer shall not, in each case from and after the Second Refinancing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Debt (other than amounts withheld or deducted in accordance with the Code or, in the case of the Issuer only, any applicable laws of Jersey or other applicable jurisdiction, including pursuant to FATCA);

(iii) (A) incur or assume or guarantee any indebtedness, other than the Debt, this Indenture and the transactions contemplated hereby or (B)(1) issue or co-issue, as applicable, any additional class of securities except in accordance with Section 2.13 and 3.2 or (2) issue or co-issue, as applicable, any additional shares;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Debt except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Collateral Management Agreement except pursuant to the terms thereof and Article XV of this Indenture;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) pay any distributions other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries (except, in the case of the Issuer, the Co-Issuer);

(ix) conduct business under any name other than its own;

(x) have any employees (other than directors or managers to the extent they are employees);

(xi) sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by both this Indenture and the Collateral Management Agreement;

(xii) fail to maintain an Independent manager or Independent director, as applicable; or

(xiii) elect to be treated as a corporation for U.S. federal income tax purposes.

(b) The Co-Issuer shall not invest any of its assets in “securities” as such term is defined in the Investment Company Act, and shall keep all of its assets in Cash.

(c) The Co-Issuers shall not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.

(d) The Issuer shall not transfer its membership interest in the Co-Issuer so long as any Secured Debt is Outstanding, and the Co-Issuer shall not permit the transfer of its membership interests so long as any Debt is Outstanding.

(e) Notwithstanding anything contained in this Indenture to the contrary, the Co-Issuers may not acquire any of the Secured Debt; provided that this Section 7.8(e) shall not be deemed to limit an Optional Redemption or Mandatory Redemption pursuant to the terms of this Indenture.

Section 7.9 Statement as to Compliance. On or before August 22 in each calendar year commencing in 2025, or immediately if there has been a Default under this Indenture or the Class A-1L-R Credit Agreement and prior to the issuance of any Additional Debt pursuant to Section 2.13, the Issuer, subject to Section 14.3(c), shall deliver to the Rating Agency (so long as it is rating a Class of Secured Debt), the Collateral Trustee, the Loan Agent, the Collateral Manager and the Administrator (to be forwarded by the Collateral Trustee, the Loan Agent or the Administrator, as applicable, to each Holder making a written request therefor) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture and the Class A-1L-R Credit Agreement or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10 Co-Issuers May Consolidate, etc., Only on Certain Terms. The Co-Issuers (the “Merging Entity”) shall not consolidate or merge with or into any other Person or, except as permitted under this Indenture, transfer or convey all or substantially all of its assets to any Person, unless permitted by Jersey law (in the case of the Issuer) or United States and Delaware law (in the case of the Co-Issuer) and unless:

(a) the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company incorporated and existing under the laws of Jersey or such other jurisdiction approved by a Majority of the Controlling Class, provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4, and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Collateral Trustee, the Loan Agent and each Holder, the due and punctual payment of the principal of and interest on all Secured Debt and the performance and observance of every covenant of this Indenture and the Class A-1L-R Credit Agreement on its part to be performed or observed, all as provided herein;

(b) the S&P Rating Agency Condition shall have been satisfied with respect to such consolidation or merger;

(c) if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Collateral Trustee and the Loan Agent (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Collateral Trustee, the Loan Agent, the Collateral Manager, the Issuer and, if applicable, the Issuer (and, subject to Section 14.3(c), the Issuer shall have delivered to the Rating Agency so long as it is rating a Class of Secured Debt) an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer or the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture and any other Permitted Lien, to the applicable Assets securing the Secured Debt and (ii) the Collateral Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Secured Debt; and in each case as to such other matters as the Collateral Trustee or any Holder may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Collateral Trustee to require such other documents;

(e) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f) the Merging Entity shall have notified the Collateral Manager, the Issuer and, if applicable, the Issuer (and, subject to Section 14.3(c), the Issuer shall have notified the Rating Agency so long as it is rating a Class of Secured Debt) of such consolidation, merger, transfer or conveyance and shall have delivered to the Collateral Trustee, the Loan Agent and each Holder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with;

(g) the Merging Entity shall have delivered to the Collateral Trustee and the Loan Agent an Opinion of Counsel stating that after giving effect to such transaction, neither of the Co-Issuers (or, if applicable, the Successor Entity) will be required to register as an investment company under the Investment Company Act;

(h) after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. person;

(i) the fees, costs and expenses of the Collateral Trustee (including any reasonable legal fees and expenses) associated with the matters addressed in this Section 7.10 shall have been paid by the Merging Entity (or, if applicable, the Successor Entity) or otherwise provided for to the satisfaction of the Collateral Trustee; and

(j) after giving effect to such transaction, the Successor Entity is not treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis (including any tax imposed under Section 1446 of the Code).

Section 7.11 Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Co-Issuers in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer, the Co-Issuer or the Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released, without further action by any Person, from its liabilities as obligor and maker on all the Debt and from its obligations under this Indenture and the other Transaction Documents to which it is a party.

Section 7.12 No Other Business. The Issuer shall not have any employees (other than its officer, if any, and directors to the extent such officer or directors might be considered employees) and shall not engage in any business or activity other than co-issuing, paying and redeeming the Debt and any Additional Debt co-issued pursuant to this Indenture or the Class A-1L-R Credit Agreement, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, the Assets and other incidental activities, including entering into the Transaction Documents to which it is a party. The Co-Issuer shall not engage in any business or activity other than co-issuing and selling the Secured Debt and any Additional Debt of such Classes co-issued pursuant to this Indenture and other incidental activities. The Co-Issuers may amend, or permit the amendment of, its Memorandum and Articles of Association or declaration of trust (in the case of the Issuer) and certificate of formation and limited liability company operating agreement (in the case of the Co-Issuer) only if such amendment would satisfy the S&P Rating Agency Condition.

Section 7.13 [Reserved].

Section 7.14 Annual Rating Review. (a) So long as any of the Secured Debt of any Class remains Outstanding, on or before August 22 in each year commencing in 2025, the Applicable Issuers shall obtain and pay for an annual review of the rating of each such Class of Secured Debt from the Rating Agency so long as it is rating such Class, as applicable. The Applicable Issuers shall promptly notify the Collateral Trustee and the Collateral Manager in writing (and the Collateral Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then-current rating of any such Class of Secured Debt has been, or is known will be, changed or withdrawn.

(b) The Issuer shall obtain and pay for an annual review of any Collateral Obligation which has an S&P Rating derived as set forth in clause (iii)(b) of the part of the definition of the term “S&P Rating”.

Section 7.15 Reporting. At any time when the Co-Issuers are not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Co-Issuers shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Collateral Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16 Calculation Agent. (a) The Issuer hereby agrees that for so long as any Class of Secured Debt remains Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Co-Issuers, the Collateral Manager or their respective Affiliates, and is not a fund or account managed by the Collateral Manager or Affiliates of the Collateral Manager) to calculate the Reference Rate in respect of each Interest Accrual Period in accordance with the definition of Reference Rate (the “Calculation Agent”). The Issuer hereby appoints the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, the Issuer or the Collateral Manager, on behalf of the Issuer, shall promptly appoint a replacement Calculation Agent which does not control and is not controlled by or under common control with (x) the Co-Issuers or their respective Affiliates, (y) the Collateral Manager or its Affiliates or (z) funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(b) The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, on each Interest Determination Date, as soon as possible but in no event later than 5:00 p.m. New York time on such Interest Determination Date, the Calculation Agent shall calculate the Interest Rate applicable to each Class of Secured Debt during the related Interest Accrual Period and the Debt Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Secured Debt in respect of the related Interest Accrual Period. At such time, the Calculation Agent shall communicate such rates and amounts to the Co-Issuers, the Collateral Trustee, the Loan Agent (who shall forward to each Class A-1L-R Lender), each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent shall also specify to the Co-Issuers the Reference Rates upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Co-Issuers before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Debt Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period shall (in the absence of manifest error) be final and binding upon all parties. In the event a Fallback Rate is used as the Reference Rate, the Calculation Agent shall calculate the foregoing rates and amounts based upon the Fallback Rate determined by the Collateral Manager and the related Reference Rate Replacement Conforming Changes.

(c) Upon a change of the Reference Rate to the Fallback Rate pursuant to the requirements set forth herein, the Calculation Agent and the Collateral Manager shall confer and consult in good faith to determine and adopt any technical, administrative or operational changes necessary or advisable to provide for the calculation of such Fallback Rate in a manner substantially consistent with market practice and that is administratively feasible (in the judgment of the Collateral Manager); provided that nothing herein shall be deemed to impose or expand any discretionary obligations on the Calculation Agent hereunder or under the Transaction Documents (including with respect to, but not limited to, the designation of a replacement reference rate or any modifier hereto); provided, further, that neither the Collateral Manager nor the Calculation Agent shall have any liability for changes employed pursuant to this paragraph.

(d) The Calculation Agent and the Collateral Trustee shall have no (i) responsibility or liability for selecting the Reference Rate or Fallback Rate (including, without limitation, a Benchmark Replacement Rate Adjustment or any other modifier thereto) or for determining whether any such rate is permitted to be adopted hereunder as a successor or replacement benchmark to the Reference Rate (including whether the conditions to the selection or determination of such rate or the adoption of a Reference Rate Amendment have been satisfied) and shall be entitled to rely upon any designation or selection of such a rate (and any modifier) by the Collateral Manager, (ii) liability for any failure of or delay by the Collateral Manager in selecting and designating any such rate, (iii) liability for any failure or delay in performing their duties under this Indenture or other Transaction Documents as a result of the unavailability of a Reference Rate described herein or inability to calculate the Fallback Rate selected by the Collateral Manager, or (iv) responsibility or liability for determining whether or what Reference Rate Replacement Conforming Changes, if any, are necessary or advisable in connection with the implementation of a Fallback Rate.

(e) Neither the Collateral Trustee nor the Calculation Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Secured Debt, including but not limited to any rates compiled by Bloomberg Financial Markets Commodities News or any successor thereto, rates compiled by the ICE Benchmark Administration Ltd. (or any successor thereto), rates published by the Term SOFR Administrator (or any successor source) or its redistribution partners, rates compiled by the Loan Syndication and Trading Association (or any successor thereto) or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Section 7.17 Certain Tax Matters. (a) As of the Second Refinancing Date, the Issuer has elected to be classified, for U.S. federal income tax purposes, as a disregarded entity wholly owned by the Issuer’s sole owner for U.S. federal income tax purposes and shall take no action or permit any other Person to take any action that would cause it to be treated as other than a disregarded entity or partnership (other than a publicly traded partnership taxable as a corporation) for such purposes. So long as there is one beneficial tax owner of the Subordinated Notes, each of the Issuer and such beneficial owner agree to treat the assets and liabilities of the Issuer as those of the sole beneficial owner for U.S. federal income tax purposes. The Issuer shall treat the Secured Debt as debt and the Subordinated Notes as equity for U.S. federal and, to the extent permitted by law, state and local income and franchise tax purposes and shall take no action inconsistent with such treatment unless required by any relevant taxing authority.

(b) The Issuer shall treat each purchase of Collateral Obligations (other than those transferred to it from a Person from whom the Issuer is disregarded for U.S. federal income tax purposes) as a “purchase” for tax accounting and reporting purposes.

(c) The Issuer and the Co-Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any governmental authority.

(d) If the Issuer is aware that it has participated in a “reportable transaction” within the meaning of Section 6011 of the Code, and a Holder or beneficial owner of a Subordinated Note (or any Secured Debt that is recharacterized as equity for U.S. federal income tax purposes) requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide (to the extent it can reasonably obtain such information), or cause its Independent accountants to provide, such information that is required to be obtained by such Holder or beneficial owner under the Code as soon as practicable after such request.

(e) Upon a change of the Reference Rate to a Fallback Rate, if the Issuer (in consultation with nationally recognized U.S. tax counsel) reasonably determines that such change constitutes a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3, the Issuer will cause its Independent accountants to comply with any requirements under Treasury Regulation Section 1.1273-2(f)(9) (or any successor provision) including (as applicable) to (i) by determining whether the Secured Debt subject to the Fallback Rate is traded on an established market, and (ii) if so traded, by determining the fair market value of such Secured Debt and making available such fair market value determination to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the change to the Fallback Rate occurs.

(f) Upon the Issuer’s receipt of a request of a Holder of a Secured Debt or written request of a Person certifying that it is an owner of a beneficial interest in a Secured Debt for the information described in United States Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to such Secured Debt, the Issuer shall cause its Independent accountants to provide promptly to the Collateral Trustee and such requesting Holder or owner of a beneficial interest in such Debt all of such information.

(g) If required to prevent the withholding and imposition of U.S. federal income tax on payments made to the Issuer, the Issuer shall deliver or cause to be delivered an IRS Form W-9 of its sole beneficial owner for U.S. federal income tax purposes or, for periods during which the Issuer is treated as a partnership for U.S. federal income tax purposes, an IRS Form W-8IMY (with all appropriate attachments) of the Issuer, as applicable, or an applicable successor form and any relevant supporting documentation to each Obligor of or counterparty with respect to an Asset at the time such Asset is acquired or entered into by the Issuer and thereafter prior to the obsolescence or expiration of such form.

(h) The Issuer shall use reasonable best efforts to achieve Tax Account Reporting Rules Compliance, including, if necessary, to amend this Indenture to achieve such compliance, appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer and Tax Account Reporting Rules Compliance, and any other action that the Issuer would be permitted to take under this Indenture necessary for Tax Account Reporting Rules Compliance. The Issuer shall provide any certification or documentation (including an IRS Form W-9 of its sole owner or, for periods during which the Issuer is treated as a partnership for U.S. federal income tax purposes, an IRS Form W-8IMY (with all appropriate attachments) of the Issuer, as applicable, or an applicable successor thereto) to any payor (as defined in FATCA) from time to time as provided by law to minimize U.S. withholding tax or backup withholding tax or to ensure Tax Account Reporting Rules Compliance.

(i) Upon written request, the Collateral Trustee and the Registrar shall provide to the Issuer, the Collateral Manager, the Placement Agent or any agent thereof any information specified by such parties regarding the Holders and payments on the Debt that is reasonably available to the Collateral Trustee or the Registrar, as the case may be, and may be necessary for Tax Account Reporting Rules Compliance, subject in all cases to confidentiality provisions.

(j) No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer may at any time consist of real estate mortgages as determined for purposes of Section 7701(i) of the Code unless the Issuer has received written advice of Dechert LLP or an opinion of counsel from another nationally recognized law firm experienced in such matters to the effect that the ownership of such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes; provided, that, for the avoidance of doubt, nothing in this Section 7.17(j) shall be construed to permit the Issuer to purchase real estate mortgages.

(k) With respect to periods during which the Issuer is treated as a partnership for U.S. federal income tax purposes, the BDC shall be the “partnership representative” (as defined in Section 6223 of the Code). If the BDC is not eligible to serve as the partnership representative of the Issuer, all equity owners of the Issuer shall be deemed to have agreed to appoint ABPCI as the agent and attorney-in-fact of the partnership representative. By its acceptance thereof, ABPCI and each Holder hereby agrees to irrevocably appoint ABPCI as its agent to perform all of the duties of the partnership representative for the Issuer. In the event the Issuer shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Issuer is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the BDC, as partnership representative, or ABPCI, as attorney-in-fact and agent of the partnership representative, shall be authorized to act for, and its decision shall be final and binding upon, the Issuer and each partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Issuer. The Issuer shall, to the fullest extent permitted by law, reimburse and indemnify the partnership representative or the agent and attorney-in-fact of the partnership representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the partnership representative, which expenses shall be paid as Administrative Expenses in accordance with the applicable Priority of Payments.

(l) With respect to periods during which the Issuer is treated as a partnership for U.S. federal income tax purposes, the Issuer shall use commercially reasonable efforts to provide (or cause to be provided) each person who was a beneficial owner of a Subordinated Note (or any Class of Secured Debt recharacterized as equity in the Issuer for U.S. federal income tax purposes) (a “Partner”) at any time during a taxable year with an annual statement (including a Schedule K-1 and/or any other applicable Schedule K to IRS Form 1065) indicating such beneficial owner’s allocable share of the Issuer’s tax items for such year taxable year.

(m) With respect to periods during which the Issuer is a partnership for U.S. federal income tax purposes, the partnership representative shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Indenture in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense. Any action taken by the partnership representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the Partners. Each such Partner agrees that it will treat any Issuer item on such Partner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the partnership representative, which authorization may be withheld in the complete discretion of the partnership representative.

(n) If the IRS, in connection with an audit governed by the Partnership Tax Audit Rules, proposes an adjustment greater than $25,000 in the amount of any item of income, gain, loss, deduction or credit of the Issuer, or any Partner’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, together with any guidance issued thereunder or successor provisions (a “Covered Audit Adjustment”), the partnership representative will use commercially reasonable efforts (taking into account whether the Issuer has received any needed information on a timely basis from the partners), to apply the alternative method provided by Section 6226 of the Code, together with any guidance issued thereunder or successor provisions (the “Alternative Method”). In the event the proposed adjustment is equal to or less than $25,000, the partnership representative may in its sole discretion elect to have the Issuer pay such adjustment. To the extent that the partnership representative does not (or is unable to) elect the Alternative Method with respect to a Covered Audit Adjustment and such Covered Audit Adjustment is material as to the Issuer (determined in the partnership representative’s discretion), the partnership representative shall use commercially reasonable efforts to (i) to the extent not economically or administratively burdensome, make reasonable any modifications available under Sections 6225(c)(3), (4) and (5) of the Code, together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the partnership representative has received any needed information on a timely basis from the Partners) and would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment, and (ii) if reasonably requested by a Partner, provide to such Partner available information allowing such Partner to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by rules similar to the Partnership Tax Audit Rules. Any U.S. federal income taxes (and any related interest and penalties) paid by the Issuer (or any diminution in distributable proceeds resulting from an adjustment under Partnership Tax Audit Rules) may be allocated in the reasonable discretion of the Issuer to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined in the reasonable discretion of the Issuer. Each Partner agrees to (a) provide tax information or certifications (including evidence of filing or payment of tax) as reasonably requested by the partnership representative in connection with a Covered Audit Adjustment; (b) comply with the partnership representative’s reasonable request to file accurate and timely amended returns to reflect a Covered Audit Adjustment; and (c) be liable for and economically bear (and indemnify and hold the Issuer and each other Partner harmless from), all taxes and related interest, penalties and other liabilities including reasonable administrative costs resulting from or otherwise attributable to the Partner’s allocable share of the tax items affected by the audit adjustment. This clause shall survive the transfer or termination of a partnership interest in the Issuer, as well as the termination, dissolution, liquidation and winding up of the Issuer.

(o) (i) With respect to periods during which the Issuer is treated as a partnership for U.S. federal income tax purposes, the Issuer shall maintain, or cause to be maintained, a separate capital account for each Partner in accordance with the principles and requirements set forth in Section 704(b) of the Code and the Treasury Regulations. For U.S. federal income tax purposes, this Indenture shall constitute part of the “partnership agreement” of the Issuer pursuant to Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 761-1(c).

(ii) After giving effect to Sections 7.17(o)(iii) through (vi), all Issuer items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, after the allocation, each such Partner’s capital account is equal (as nearly as possible) to the amount that such Partner would receive from the Issuer if the Issuer (i) sold all of its assets for their “book values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)), (ii) applied the proceeds to discharge Issuer liabilities at face amount (limited with respect to each nonrecourse liability to the book values of the assets securing such liability), and (iii) distributed the remaining proceeds in accordance with the provisions of this Indenture (other than this Section 7.17), minus the sum of such Partner’s share of “partnership minimum gain” (within the meaning of Treasury Regulations Section 1.704- 2(b)(2)) and “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulations Section 1.704-2(i)(3)).

(iii) This Section 7.17(o)(iii) incorporates by reference, as if fully set forth herein, the “minimum gain chargeback” requirement contained in Treasury Regulations Section 1.704-2(f), the “partner minimum gain chargeback” requirement contained in Treasury Regulations Section 1.704-2(i), and the “qualified income offset” requirement contained in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) In the event that any Partner has a deficit capital account at the end of any Issuer taxable year that is in excess of the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner will be allocated items of Issuer income and gain in the amount of such excess as quickly as possible. Notwithstanding the foregoing, an allocation pursuant to this Section 7.17(o)(iv) will be made only if and to the extent that such Partner would have a deficit capital account in excess of such amount after all other allocations provided for in this Section 7.17 have been tentatively made as if this Section 7.17 did not include this Section 7.17(o)(iv) or the “qualified income offset” requirement of Section 7.17(o)(iii).

(v) Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) will be specially allocated to the Partners in the same manner as if they were not nonrecourse deductions.

(vi) No Partner will be allocated items of loss or deduction under Sections 7.17(o)(ii) through (v) if such allocation would cause or increase a deficit balance in such Partner’s capital account as of the end of the Issuer taxable year to which such allocation relates, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(vii) It is the intent of the Issuer that, to the extent possible, all special allocations made pursuant to Sections 7.17(o)(iii) through (vi) be offset either with other special allocations made pursuant to Sections 7.17(o)(iii) through (vi) or with special allocations made pursuant to this Section 7.17(o)(vii). Therefore, notwithstanding any other provision of this Section 7.17 (other than Sections 7.17(o)(iii) through (vi)), offsetting special allocations of Issuer items of income, gain, loss and deduction will be made so that, after such offsetting allocations are made, the capital account balance of each Partner is, to the extent possible, equal to the capital account balance such Partner would have had if the special allocations made pursuant to Sections 7.17(o)(iii) through (vi) were not part of this Section 7.17 and all Issuer items of income, gain, loss and deduction were allocated pursuant to Section 7.17(o)(ii).

(p) For U.S. federal, state and local income tax purposes, items of Issuer income, gain, loss, and deduction will be allocated among the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(p), except that items with respect to which there is a difference between adjusted tax basis and book value will be allocated in accordance with Section 704(c) of the Code using a method chosen by the partnership representative as described in Treasury Regulations Section 1.704-3.

Section 7.18 S&P CDO Monitor Election Date. The Collateral Manager may, so long as such election has not already been made, at any time after the Second Refinancing Date (upon at least five Business Days’ prior written notice to S&P, the Collateral Trustee and the Collateral Administrator) elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test (the effective date specified by the Collateral Manager for such election, the “S&P CDO Monitor Election Date”).

Section 7.19 Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Second Refinancing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated by the Co-Issuers on each date on which an Asset is Granted by it to the Collateral Trustee hereunder):

(i) The Co-Issuers own such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture other than Permitted Liens.

(ii) Other than the security interest Granted to the Collateral Trustee pursuant to this Indenture, except as permitted by this Indenture, the Co-Issuers have not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Co-Issuers have not authorized the filing of and are not aware of any Financing Statements against them that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Collateral Trustee hereunder or that has been terminated. The Co-Issuers are not aware of any judgment, PBGC liens or tax lien filings against them.

(iii) All Assets owned by the Co-Issuers constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv) All Accounts of the Issuer constitute “securities accounts” under Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Section 1 - 201(37) of the UCC) in such Assets in favor of the Collateral Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Co-Issuers.

(b) The Issuer hereby represents and warrants that, as of the Second Refinancing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated by the Co-Issuers on each date on which an Asset is Granted by it to the Collateral Trustee hereunder), with respect to Assets that constitute Instruments:

(i) Either (x) the Co-Issuers have caused or will have caused, within 10 days after the Original Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Collateral Trustee, for the benefit and security of the Secured Parties or (y)(A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Collateral Trustee or the Co-Issuers have received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Collateral Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Trustee, for the benefit of the Secured Parties.

(ii) The Co-Issuers have received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in such Assets.

(c) The Issuer hereby represents and warrants that, as of the Second Refinancing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated by the Co-Issuers on each date on which an Asset is Granted by it to the Collateral Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i) All of such Assets have been and will have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8-102(a)(9) the UCC.

(ii) The Co-Issuers have received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in such Assets.

(iii) (x) The Co-Issuers have caused or will have caused, within 10 days after the Second Refinancing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder and (y)(A) the Co-Issuers have delivered to the Collateral Trustee its corresponding fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Collateral Trustee relating to the Accounts of the Co-Issuers without further consent by the Co-Issuers or (B) the Co-Issuers have taken all steps necessary to cause the Custodian to identify in its records the Collateral Trustee as the person having a security entitlement against the Custodian in each of the Accounts of the Co-Issuers.

(iv) The Accounts of the Co-Issuers are not in the name of any person other than the Co-Issuers or the Collateral Trustee. The Co-Issuers has not consented to the Custodian to comply with the entitlement order of any Person other than the Collateral Trustee (and the Co-Issuers prior to a notice of exclusive control being provided by the Collateral Trustee).

(d) The Issuer hereby represents and warrants that, as of the Second Refinancing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated by the Co-Issuers on each date on which an Asset is Granted by it to the Collateral Trustee hereunder), with respect to Assets that constitute general intangibles:

(i) The Co-Issuers have caused or will have caused, within 10 days after the Second Refinancing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii) The Co-Issuers have received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights such the Assets.

(e) The Issuer hereby represents, warrants and covenants that, as of the Second Refinancing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated by the Co-Issuers on each date on which an Asset is Granted by it to the Collateral Trustee hereunder) each payment of principal or interest for which it is responsible with respect to the Debt made under this Indenture will have been made (i) in payment of a debt incurred by the Co-Issuers in the ordinary course of business or financial affairs of the Co-Issuers and (ii) in the ordinary course of business or financial affairs of the Co-Issuers.

The Co-Issuers agree to notify the Collateral Manager and the Rating Agency promptly if they become aware of the breach of any of the representations and warranties contained in this Section 7.19 and shall not, without satisfaction of the S&P Rating Agency Condition, waive any of the representations and warranties in this Section 7.19 or any breach thereof.

Section 7.20 Credit Estimates. For any Collateral Obligation which has an S&P Rating determined pursuant to clause (iii)(b) of the definition of “S&P Rating”, the Collateral Manager (on behalf of the Issuer) or the Obligor of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate.

Section 7.21 Hedging Agreements. The Co-Issuers (nor the Collateral Manager on behalf of the Co-Issuers) may not enter into any interest rate swap, floor and/or cap agreements or any other hedge agreements, including, without limitation, one or more interest rate basis swap agreements, for any purpose.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Holders of Debt. Without the consent of the Holders of any Secured Debt (except as expressly provided below) and with the written consent of the Collateral Manager and, except as provided in Section 8.3, without an Opinion of Counsel being provided to the Issuer or the Collateral Trustee (or the Loan Agent, as applicable) as to whether any Class of Secured Debt would be materially and adversely affected thereby, the Co-Issuers, when authorized by Board Resolutions, and (x) the Collateral Trustee may enter into one or more indentures supplemental hereto, in form satisfactory to the Collateral Trustee or (y) the Loan Agent may executed one or more amendments to the Class A-1L-R Credit Agreement, in form satisfactory to the Loan Agent, in each case, at any time and from time to time subject to Section 8.3, for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the issuer or the Co-Issuer herein, in the Class A-1L-R Credit Agreement and in the Debt;

(ii) to add to the covenants of the Co-Issuers, the Loan Agent or the Collateral Trustee for the benefit of the Secured Parties or to surrender any right or power conferred upon the Co-Issuers by this Indenture or the Class A-1L-R Credit Agreement.

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Collateral Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Debt;

(iv) to evidence and provide for the acceptance of appointment hereunder or under the Class A-1L-R Credit Agreement by a successor Collateral Trustee and/or Loan Agent and to add to or change any of the provisions of this Indenture or the Class A-1L-R Credit Agreement, as applicable, as shall be necessary to facilitate the administration of the trusts hereunder by more than one Collateral Trustee and/or Loan Agent, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof or of the Class A-1L-R Credit Agreement;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Collateral Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Debt to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Co-Issuers to rely upon any exemption from registration under the Securities Act or the Investment Company Act or otherwise comply with any applicable securities law, or to remove restrictions on resale and transfer to the extent not required thereunder, including, without limitation, by reducing the minimum denomination of any Class of Debt;

(vii) to make such changes (including the removal and appointment of any listing agent, transfer agent, paying agent or additional registrar) as shall be necessary or advisable in order for listed Notes, if any, to be or remain listed on an exchange and otherwise to amend this Indenture or the Class A-1L-R Credit Agreement to incorporate any changes required or requested by governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for the Debt in connection therewith;

(viii) to correct or supplement any inconsistent or defective provisions in this Indenture or the Class A-1L-R Credit Agreement or to cure any ambiguity, omission or errors in this Indenture or the Class A-1L-R Credit Agreement; provided, that a Majority of the Controlling Class has not objected in writing within 10 days of the date on which such notice of the proposed supplemental indenture was sent to such Holders; provided, further, that notwithstanding anything in this Indenture or the Class A-1L-R Credit Agreement to the contrary and without regard to any other consent requirement specified in this Indenture or the Class A-1L-R Credit Agreement, any supplemental indenture to be entered into pursuant to this clause (viii) may also provide for any corrective measures or ancillary amendments to this Indenture to give effect to such supplemental indenture as if it had been effective as of the Second Refinancing Date;

(ix) to conform the provisions of this Indenture or the Class A-1L-R Credit Agreement to the Offering Circular; provided that notwithstanding anything herein or in the Class A-1L-R Credit Agreement to the contrary and without regard to any other consent requirement specified herein or in the Class A-1L-R Credit Agreement, any supplemental indenture to be entered into pursuant to this clause (ix) may also provide for any corrective measures or ancillary amendments to this Indenture or the Class A-1L-R Credit Agreement, as applicable, to give effect to such supplemental indenture or amendment as if it had been effective as of the Second Refinancing Date;

(x) to take any action necessary or helpful to (A) reduce the risk of the Issuer, the Collateral Trustee or the Loan Agent from becoming subject to any withholding or other taxes or assessments (including any tax imposed under Section 1446 of the Code) or (B) reduce the risk of the Issuer from being treated as other than a partnership or disregarded entity, in each case, for U.S. federal income tax purposes;

(xi) with the consent of the Collateral Manager and a Majority of the Subordinated Notes, to make such changes as shall be necessary to permit the Applicable Issuers to (A) issue or co-issue, as applicable, Additional Debt of any one or more existing Classes; provided that any such additional issuance or co-issuance, as applicable, of Debt shall be issued or co-issued, as applicable, in accordance with this Indenture, including Sections 2.13 and 3.2 or the Class A-1L-R Credit Agreement; provided, further, that the supplemental indenture or amendment effecting such additional issuance may not amend the requirements described under Sections 2.13 and 3.2; or (B) to issue replacement securities or loans in connection with a Refinancing in accordance with this Indenture;

(xii) to amend the name of the Issuer or the Co-Issuer;

(xiii) to evidence any waiver or modification by S&P as to any requirement or condition, as applicable, of S&P set forth herein;

(xiv) with the consent of a Majority of the Controlling Class, to modify the terms hereof or of the Class A-1L-R Credit Agreement in order that it may be consistent with the requirements of S&P, including to address any change in the rating methodology employed by S&P;

(xv) to take any action necessary or advisable (1) to enable the Issuer to achieve Tax Account Reporting Rules Compliance (including providing for remedies against, or imposing penalties upon, Holders whose failure to furnish information necessary to ensure Tax Account Reporting Rules Compliance or otherwise prevent the Issuer from achieving Tax Account Reporting Rules Compliance) or (2) for the Bankruptcy Subordination Agreement; and to (A) issue new Debt in respect of, or issue one or more new sub-classes of, any Class of Debt, in each case with new identifiers (including CUSIPs, ISINs and Common Codes, as applicable) to the extent that the Issuer or the Collateral Trustee determines that one or more beneficial owners of the Debt of such Class have failed to furnish information necessary to ensure Tax Account Reporting Rules Compliance or would otherwise prevent the Issuer from achieving Tax Account Reporting Rules Compliance or in connection with the Bankruptcy Subordination Agreement; provided that any sub-class of a Class of Debt issued pursuant to this clause shall be issued on identical terms as, and rank pari passu in all respects with, the existing Debt of such Class and (B) provide for procedures under which beneficial owners of such Class that have furnished information necessary to ensure Tax Account Reporting Rules Compliance and do not otherwise prevent the Issuer from achieving Tax Account Reporting Rules Compliance (or to be subject to the Bankruptcy Subordination Agreement, as the case may be) may take an interest in such new Debt or sub-class(es);

(xvi) to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act;

(xvii) to accommodate the settlement of the Secured Notes in book-entry form through the facilities of DTC or otherwise; provided that no such book-entry settlement will apply in respect of the Subordinated Notes;

(xviii) (A) with the consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes, to change the base rate in respect of the Secured Debt from the then current Reference Rate to a Fallback Rate or as otherwise determined by the Collateral Manager and make such other amendments as are necessary or advisable in the sole discretion of the Collateral Manager to facilitate such change (any amendment described in this clause (A), a “Reference Rate Amendment”); provided that, for the avoidance of doubt, any amendment that is necessary or advisable in the sole discretion of the Collateral Manager to facilitate a Reference Rate Amendment pursuant to this clause (xviii)(A) shall, notwithstanding any other clause under this Section 8.1 or Section 8.2, be subject only to the requirements of this clause (xviii)(A) or (B) to make such changes as shall be necessary or advisable in the reasonable judgment of the Collateral Manager to facilitate a change to a Fallback Rate in accordance with the definition of “Reference Rate”;

(xix) with the consent of the EU/UK Retention Provider and the Collateral Manager, to accommodate changes or regulatory guidance with respect to the EU Securitisation Regulation, the UK Securitisation Framework or the EU/UK Origination Requirement or to facilitate compliance with the EU/UK Transparency Requirements to the extent that the EU/UK Retention Provider has determined, acting in its sole discretion, to so comply; provided that if a Majority of any Class notifies the Collateral Trustee (and the Loan Agent, as applicable) in accordance with this Indenture and the Class A-1L-R Credit Agreement that such supplemental indenture or amendment materially and adversely affects such Holders, the Collateral Trustee or the Loan Agent shall not execute any such supplemental indenture or amendment without the consent of a Majority of such Class of Debt;

(xx) with the consent of the U.S. Retention Provider, to amend, modify or otherwise accommodate changes to this Indenture or the Class A-1L-R Credit Agreement to comply with the U.S. Risk Retention Rules;

(xxi) at the direction of the Collateral Manager, in connection with the implementation of a Fallback Rate, to make any Reference Rate Replacement Conforming Changes and such other amendments as are necessary or advisable in the reasonable judgment of the Collateral Manager to facilitate such change from time to time;

(xxii) to change the date within the month on which reports are required to be delivered under this Indenture; or

(xxiii) with the consent of a Majority of the Controlling Class, to modify the definitions of “Asset,” “Collateral Obligation,” “Collateral Quality Test,” “Concentration Limitations,” “Eligible Investment,” “Participation Interest”, “Maximum Weighted Average Life Test,” “Credit Improved Obligation”, “Credit Risk Obligation”, “Defaulted Obligation”, “Equity Security”, or modify any provisions relating to Maturity Amendments (including the definition thereof), or, in each case, any defined terms used therein.

Section 8.2 Supplemental Indentures With Consent of Holders of Debt. (a) With the written consent of the Collateral Manager, a Majority of each Class of Secured Debt materially and adversely affected thereby, if any, and, if the Holders of the Subordinated Notes are materially and adversely affected thereby, a Majority of the Subordinated Notes, the Collateral Trustee and the Co-Issuers may, execute one or more indentures supplemental hereto, or the Loan Agent and the Co-Issuers may execute one or more amendments to the Class A-1L-R Credit Agreement, as applicable, in each case subject to Section 8.3, to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or the Class A-1L-R Credit Agreement or modify in any manner the rights of the Holders of the Debt of any Class under this Indenture or the Class A-1L-R Credit Agreement; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture or amendment shall, without the consent of each Holder of all Outstanding Debt of each Class materially and adversely affected thereby:

(i) subject to Section 8.2(b) below, change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Debt, reduce the principal amount thereof or the rate of interest thereon (except in connection with a Reference Rate Amendment or in connection with a Reset Amendment) or the Redemption Price with respect to any Debt, or change the earliest date on which Debt of any Class may be redeemed, change the provisions of this Indenture or the Class A-1L-R Credit Agreement relating to the application of proceeds of any Assets to the payment of principal of or interest on the Secured Debt or distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Debt or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or amendment or for any waiver of compliance with certain provisions of this Indenture or the Class A-1L-R Credit Agreement or certain defaults hereunder or their consequences provided for in this Indenture or the Class A-1L-R Credit Agreement;

(iii) materially impair or materially adversely affect the Assets except as otherwise permitted in this Indenture or the Class A-1L-R Credit Agreement;

(iv) except as otherwise permitted by this Indenture or the Class A-1L-R Credit Agreement, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture or the Class A-1L-R Credit Agreement with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Debt of the security afforded by the lien of this Indenture or the Class A-1L-R Credit Agreement;

(v) reduce the percentage of the Aggregate Outstanding Amount of Holders of any Class of Secured Debt whose consent is required to request the Collateral Trustee to preserve the Assets or rescind the Collateral Trustee’s determination to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;

(vi) modify any of the provisions of (x) this Section 8.2 or the provisions of the Class A-1L-R Credit Agreement with respect to entering into supplemental indentures or amendments thereto, except to increase the percentage of Debt Outstanding the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture or the Class A-1L-R Credit Agreement cannot be modified or waived without the consent of each Holder of Debt Outstanding and affected thereby or (y) Section 8.1 or Section 8.3;

(vii) modify the definitions of the terms “Outstanding”, “Class”, “Controlling Class” or “Majority” or the Priority of Payments set forth in Section 11.1(a); or

(viii) subject to Section 8.2(b) below relating to supplemental indentures entered into for the purpose of reducing the interest rate on Reduced Interest Classes, except in connection with a Reference Rate Amendment or in connection with a Reset Amendment, modify any of the provisions of this Indenture or the Class A-1L-R Credit Agreement in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Secured Debt or any amount available for distribution to the Holders of the Subordinated Notes, or to affect the rights of the Holders of any Secured Debt to the benefit of any provisions for the redemption of such Secured Debt contained herein.

(b) The entry into any supplemental indenture or amendment to the Class A-1L-R Credit Agreement for the purpose of reducing the interest rate on any Class of Secured Debt (any such Class, the “Reduced Interest Class”) shall be deemed not to have a material and adverse effect on any Holder or beneficial owner of Debt except the Holders and beneficial owners of the Reduced Interest Class. Any such supplemental indenture or amendment shall not require the consent of any Holder of any Class of Debt except the Reduced Interest Class but shall, for the avoidance of doubt, require the consent of each Holder of the Reduced Interest Class.

(c) Notwithstanding any other provision relating to supplemental indentures or amendments to the Class A-1L-R Credit Agreement, at any time after the expiration of the Non-Call Period, if any Class of Debt has been or contemporaneously with the effectiveness of any supplemental indenture or amendment will be paid in full in accordance with this Indenture or the Class A-1L-R Credit Agreement as so supplemented or amended, the written consent of any holder of any Debt of such Class shall not be required with respect to such supplemental indenture or amendment.

(d) With respect to any supplemental indenture which, by its terms, (x) provides for an Optional Redemption by Refinancing, of all, but not less than all, Classes of the Secured Debt in whole, but not in part, and (y) is consented to by a Majority of the Subordinated Notes, notwithstanding anything to the contrary contained or implied elsewhere in this Indenture, the Collateral Manager may, without regard to any other consent requirement specified in this Article VIII or elsewhere herein, cause such supplemental indenture to also (A) effect an extension of the end of the Reinvestment Period, (B) establish a non-call period for the replacement Secured Debt or loans issued to replace such Secured Debt or prohibit a future refinancing of such replacement securities, (C) modify the Maximum Weighted Average Life Test, (D) provide for a stated maturity of such replacement Secured Debt or loans that is later than the Stated Maturity of the Secured Debt, (E) effect an extension of the Stated Maturity of the Subordinated Notes and/or (F) make any other supplements or amendments to this Indenture that would otherwise be subject to the consent rights set forth in this Article VIII (a “Reset Amendment”). For the avoidance of doubt, Reset Amendments are not subject to any consent requirements that would otherwise apply to supplemental indentures described in this Article VIII or elsewhere in this Indenture.

Section 8.3 Execution of Supplemental Indentures. (a) The Collateral Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Collateral Trustee shall not be obligated to enter into any such supplemental indenture which affects the Collateral Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(b) With respect to (a) any supplemental indenture under Section 8.2, the Collateral Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) or an Officer’s certificate of the Collateral Manager (as applicable) as to whether the interests of any Holder of Debt would be materially and adversely affected by the modifications set forth in any supplemental indenture or amendment to the Class A-1L-R Credit Agreement; provided that if a Majority of any Class of Secured Debt has provided written notice to the Collateral Trustee (and the applicable Loan Agent, as applicable) at least three Business Days prior to the execution of such supplemental indenture or amendment that such Class would be materially and adversely affected thereby, the Collateral Trustee (and the applicable Loan Agent, as applicable) will not be entitled to rely on an opinion of counsel or an officer’s certificate of the Collateral Manager as to whether or not the Holders of such Class would be materially and adversely affected by such supplemental indenture or amendment and will not enter into such supplemental indenture or amendment without the consent of a Majority of each such Class. Such determination by such Class as to whether the interests of any Holder have been materially and adversely affected shall be conclusive and binding on all present and future Holders. The Collateral Trustee (and the Loan Agent, as applicable) shall not be liable for any determination made in good faith and in reliance upon an Opinion of Counsel or such Officer’s certificate of the Collateral Manager delivered to the Collateral Trustee (and the Loan Agent, as applicable) as described herein.

(c) In executing or accepting the additional trusts created by any supplemental indenture or amendment to the Class A-1L-R Credit Agreement permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Collateral Trustee (and the Loan Agent, as applicable) shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture or amendment is authorized and permitted by this Indenture and/or the Class A-1L-R Credit Agreement, as applicable, and an Opinion of Counsel and Officer’s certificate of the Collateral Manager stating that all conditions precedent thereto have been satisfied. The Collateral Trustee (and the Loan Agent, as applicable) shall not be liable for any reliance made in good faith upon such an Opinion of Counsel or such an Officer’s certificate of the Collateral Manager.

(d) In the case of any proposed supplemental indenture or amendment to the Class A-1L-R Credit Agreement described in clauses (viii) or (ix) of Section 8.1 that would also implicate any one or more of the other clauses of Section 8.1 or Section 8.2, the required consents for executing such supplemental indenture or amendment to the Class A-1L-R Credit Agreement shall be governed by the requirements of clauses (viii) or (ix) of Section 8.1, as applicable, and not by any other clauses of Section 8.1 or Section 8.2.

(e) At the cost of the Issuer, for so long as any Debt shall remain Outstanding, not later than 10 Business Days prior to the execution of any proposed supplemental indenture or amendment to the Class A-1L-R Credit Agreement pursuant to Section 8.1 or Section 8.2, the Collateral Trustee (or Loan Agent, as applicable) shall deliver to the Collateral Manager, the Collateral Administrator, the Loan Agent (who shall forward to the Class A-1L-R Lenders) and the Holders (other than, with respect to a supplemental indenture to effect a Refinancing, the

Holders of Debt to be redeemed in connection with such Refinancing) a copy of such proposed supplemental indenture or amendment. If any changes are made to such supplemental indenture or amendment to the Class A-1L-R Credit Agreement other than to correct typographical errors or to adjust formatting following delivery of such proposed supplemental indenture or amendment by the Collateral Trustee (or Loan Agent, as applicable), at the cost of the Issuer, not later than one Business Day prior to the execution of such proposed supplemental indenture or amendment, the Collateral Trustee (or the Loan Agent, as applicable) shall deliver to the Collateral Manager, the Collateral Administrator, the Loan Agent (who shall forward to the Class A-1L-R Lenders) and the Holders (other than, with respect to a supplemental indenture or amendment to effect a Refinancing, the Holders of Debt to be redeemed in connection with such Refinancing) a copy of such revised supplemental indenture or amendment indicating the changes that were made. At the cost of the Issuer, for so long as any Class of Secured Debt shall remain Outstanding and such Class is rated by S&P, the Issuer shall provide to S&P (i) a copy of any proposed supplemental indenture or amendment to the Class A-1L-R Credit Agreement at least 10 Business Days prior to the execution thereof and (ii) a copy of the executed supplemental indenture or amendment after its execution. At the cost of the Issuer, the Collateral Trustee (or the Loan Agent, in the case of the Class A-1L-R Lenders) shall provide to the Holders (in the manner described in Section 14.4) a copy of the executed supplemental indenture or amendment after its execution together with a copy of any confirmations from S&P that were received in connection with the supplemental indenture or amendment. Any failure of the Collateral Trustee (or the Loan Agent, as applicable) to publish or deliver such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture or amendment.

(f) It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture or amendment to the Class A-1L-R Credit Agreement, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture or amendment is required, that such Act shall approve the substance thereof.

(g) From and after the effectiveness of a Reference Rate Amendment, the obligations of the Calculation Agent shall be as set forth herein as amended by such Reference Rate Amendment; provided that the Calculation Agent shall not be bound to follow any amendment or supplement to this Indenture that would (i) increase the duties, obligations or liabilities of or reduce or eliminate any right or privilege of the Calculation Agent, (ii) require the Calculation Agent to exercise discretion under this Indenture or the other Transaction Documents with respect to the replacement of the then current Reference Rate, or (iii) adversely affect the Calculation Agent, in each case without the prior written consent of the Calculation Agent.

(h) The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture or the Class A-1L-R Credit Agreement until it has received a copy of any such amendment or supplement from the Issuer or the Collateral Trustee (or the Loan Agent, as applicable) and, if such amendment or supplement, as described above, requires the Collateral Manager’s consent, shall have consented thereto in writing, and until such amendment or supplement is in fact validly executed and enforceable. Neither the Collateral Trustee nor the Collateral Administrator (nor the Loan Agent, as applicable) shall be obligated to enter into any supplemental indenture or amendment to the Class A-1L-R Credit Agreement which affects the Collateral Trustee’s or the Collateral Administrator’s or the Loan Agent’s own rights, duties, liabilities or immunities under this Indenture, the Class A-1L-R Credit Agreement or otherwise.

(i) The Calculation Agent shall not be bound to follow or agree to any amendment or supplement to this Indenture (including, without limitation, any modifications or related changes in connection with an Alternative Rate) that would increase or materially change or affect the duties, obligations or liabilities of the Calculation Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Calculation Agent, or would otherwise materially and adversely affect the Calculation Agent, in each case in its reasonable judgment, without such party’s express written consent.

(j) If the Collateral Manager determines that the conditions for the designation of a Fallback Rate as set forth in the definition of the term “Reference Rate” have occurred on or prior to any Interest Determination Date, the Fallback Rate designated by the Collateral Manager will replace the then-current Reference Rate for all purposes relating to this transaction in respect of such determination on such date and all determinations on all subsequent dates. No supplemental indenture or amendment to the Class A-1L-R Credit Agreement shall be required in order to adopt a Fallback Rate (but the Collateral Manager may direct that a supplemental indenture and amendment to the Class A-1L-R Credit Agreement be entered into to reflect Reference Rate Replacement Conforming Changes and related changes). Any determination, decision or election that may be made by the Collateral Manager pursuant to this paragraph, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Collateral Manager’s sole discretion, and, notwithstanding anything to the contrary in any Transaction Document, shall become effective without consent from any other party.

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture or amendment to the Class A-1L-R Credit Agreement under this Article VIII, this Indenture or the Class A-1L-R Credit Agreement, as applicable, shall be modified in accordance therewith, and such supplemental indenture or amendment shall form a part of this Indenture or the Class A-1L-R Credit Agreement, as applicable, for all purposes; and every Holder of Debt theretofore and thereafter authenticated and delivered (or incurred, as applicable) hereunder shall be bound thereby.

Section 8.5 Reference in Debt to Supplemental Indentures. Debt authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II of Debt originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Collateral Trustee as to any matter provided for in such supplemental indenture. If the Applicable Issuers shall so determine, new Debt, so modified as to conform in the opinion of the Co-Issuers to any such supplemental indenture, may be prepared and executed by the Applicable Issuers and authenticated and delivered by the Collateral Trustee in exchange for Outstanding Debt.

ARTICLE IX

REDEMPTION OF DEBT

Section 9.1 Mandatory Redemption. If a Coverage Test is not satisfied on any Determination Date on which such Coverage Test is applicable, the Applicable Issuers shall apply available amounts in the Payment Account to make payments on the Secured Debt pursuant to the applicable Priority of Payments (a “Mandatory Redemption”).

Section 9.2 Optional Redemption. (a) The Secured Debt shall be redeemable by the Applicable Issuers, on any Business Day after the Non-Call Period, at the written direction of a Majority of the Subordinated Notes, as follows based upon such written direction: (i) in whole (with respect to all Classes of Secured Debt) but not in part from Sale Proceeds and/or Refinancing Proceeds; provided that, in the case of a redemption from Refinancing Proceeds, the Collateral Manager has consented thereto; or (ii) in part by Class from Refinancing Proceeds and Partial Refinancing Interest Proceeds (so long as any Class of Secured Debt to be redeemed represents not less than the entire Class of such Secured Debt) with the consent of the Collateral Manager. In connection with any such Optional Redemption, the Secured Debt shall be redeemed at the applicable Redemption Prices and a Majority of the Subordinated Notes must provide the above described written direction to the Issuer and the Collateral Trustee (and the Loan Agent, as applicable) not later than 30 days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Business Day on which such redemption is to be made; provided that all Secured Debt to be redeemed must be redeemed simultaneously. The terms of any Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof shall be acceptable to the Collateral Manager and a Majority of the Subordinated Notes, and any such Refinancing shall satisfy the conditions set forth in this Section 9.2. The Collateral Manager (or an affiliate thereof) or the U.S. Retention Provider shall have the right to acquire Debt of one or more Classes in connection with any Refinancing if the Collateral Manager determines that such acquisition is necessary to comply with the U.S. Risk Retention Rules.

(b) The Subordinated Notes may be redeemed, in whole but not in part (subject to Section 9.2(e) with respect to a redemption from proceeds that include Refinancing Proceeds), on any Business Day on or after the redemption or repayment in full of the Secured Debt, at the direction of a Majority of the Subordinated Notes, or the Collateral Manager on their behalf, to the Issuer, the Collateral Trustee and the Collateral Manager.

(c) [reserved].

(d) In the event of any redemption pursuant to this Section 9.2 or Section 9.3, the Issuer shall, at least 20 days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date, notify the Collateral Trustee (and the Loan Agent, as applicable) in writing of such Redemption Date, the applicable Record Date, the principal amount of Debt to be redeemed on such Redemption Date and the applicable Redemption Prices.

(e) In the case of a Refinancing upon a redemption (or in the case of the Class A-1L-R Loans, prepayment) of the Secured Debt in whole but not in part, such Refinancing shall only be effective if (i) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and other Assets in accordance with the procedures set forth herein, and all other available funds (including, without limitation, the proceeds of any Contribution) will be at least sufficient to redeem simultaneously the Secured Debt, in whole but not in part, and to pay the other amounts included in the aggregate Redemption Price and all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap), including the reasonable fees, costs, charges and expenses incurred by the Co-Issuers, the Collateral Trustee, the Loan Agent and the Collateral Administrator (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, (ii) the Sale Proceeds, Refinancing Proceeds and other available funds (including, without limitation, the proceeds of any Contribution) are used (to the extent necessary) to make such redemption and (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Sections 2.7(i) and 5.4(d)(i).

(f) In the case of a Refinancing upon a redemption of the Secured Debt in part by Class, such Refinancing shall only be effective if (i) the Issuer has provided notice to S&P with respect to such Refinancing (which, for the avoidance of doubt, may be given in connection with the notice to S&P of a supplemental indenture to be executed in connection with the Refinancing pursuant to Section 8.3(e)), (ii) the Refinancing Proceeds and Partial Refinancing Interest Proceeds (including, without limitation, the proceeds of any Contribution) will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Secured Debt subject to Refinancing, (iii) the Refinancing Proceeds are used (to the extent necessary) to make such redemption, (iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Sections 2.7(i) and 5.4(d)(i), (v) (A) the aggregate principal amount of each class of obligations providing the Refinancing is equal to the Aggregate Outstanding Amount of the corresponding Class of Secured Debt being redeemed with the proceeds of such obligations and (B) with respect to any Class of Secured Debt that is not being refinanced, after giving effect to the Refinancing, the aggregate principal amount of obligations providing the Refinancing plus the Aggregate Outstanding Amount of the Secured Debt that are, in each case, senior in priority to such non-refinanced Class is equal to or less than the Aggregate Outstanding Amount of Secured Debt senior in priority to such non-refinanced Class prior to giving effect to such Refinancing, (vi) the stated maturity of each class of obligations providing the Refinancing is no earlier than the corresponding Stated Maturity of each Class of Secured Debt being refinanced, (vii) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (except for expenses owed to persons that the Collateral Manager informs the Collateral Trustee will be paid solely as Administrative Expenses payable in accordance with the Priority of Payments; provided that any such fees to be paid in accordance with the Priority of Payments shall not be subject to the Administrative Expense Cap), (viii) the interest rate of any class of obligations providing the Refinancing will not be greater than the interest rate of the Class of Secured Debt subject to such Refinancing (provided that (A) such condition shall be satisfied if the weighted average spread over the Reference Rate or fixed rate with respect to the obligations providing the Refinancing is less than the weighted average spread or fixed rate of the Secured Debt subject to Refinancing, so long as, if the weighted average spread is used to satisfy this clause (viii), the S&P Rating Agency Condition shall have been satisfied with respect to any Secured Debt not subject to such Refinancing and (B) any Pari Passu Class may be refinanced using a single class of fixed rate obligations or floating rate obligations), (ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Secured Debt being refinanced, (x) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Secured Debt being refinanced, (xi) the Issuer shall have obtained an opinion of nationally recognized U.S. tax counsel experienced in such matters to the effect that such Refinancing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis (including any tax liability under Section 1446 of the Code) and (xii) except as provided in the immediately following sentence, any loan or issuance of replacement securities in connection with the Refinancing shall be first offered to holders of the entire Class or Classes of Secured Debt subject to Refinancing. The Collateral Manager (or an affiliate thereof) or the U.S. Retention Provider shall have the right to acquire Debt of one or more Classes in connection with any Refinancing if the Collateral Manager determines that such acquisition is necessary to comply with the U.S. Risk Retention Rules.

(g) The Holders of the Subordinated Notes shall not have any cause of action against any of the Co-Issuers, the Collateral Manager, the Collateral Administrator or the Collateral Trustee for any failure to obtain a Refinancing. If a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Co-Issuers and the Collateral Trustee shall amend this Indenture (and the Class A-1L-R Credit Agreement, as applicable) to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders of Debt (other than a Majority of the Subordinated Notes). The Collateral Trustee (or the Loan Agent, as applicable) shall not be obligated to enter into any amendment that, in its view, adversely affects its duties, obligations, liabilities or protections hereunder, and the Collateral Trustee shall be entitled to conclusively rely upon an Officer’s certificate and/or Opinion of Counsel as to matters of law (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such opinion of counsel) provided by the Issuer to the effect that such amendment meets the requirements specified above and is authorized and permitted under this Indenture (or the Class A-1L-R Credit Agreement, as applicable) (except that such Opinion of Counsel shall not be required to opine as to the sufficiency of the Refinancing Proceeds).

(h) In connection with any Optional Redemption of Secured Debt, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Debt by notification to the Collateral Trustee in writing prior to the Redemption Date may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Debt in accordance with the definition of “Redemption Price”.

(i) Any rating of replacement securities in connection with a Refinancing by the Rating Agency will be based on a credit analysis specific to such replacement securities and independent of the rating of the Secured Debt being refinanced.

Section 9.3 Tax Redemption. (a) The Debt shall be redeemed or, in the case of the Class A-1L-R Loans, prepaid, in whole but not in part (any such redemption, a “Tax Redemption”) at their applicable Redemption Prices at the written direction (delivered to the Collateral Trustee (and the Loan Agent, as applicable)) of (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes, in either case following the occurrence of (and due to) a Tax Event.

(a) In connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Debt by notifying the Collateral Trustee (and the Loan Agent, as applicable) in writing prior to the Redemption Date may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Debt in accordance with the definition of “Redemption Price”.

(b) Upon its receipt of such written direction directing a Tax Redemption, the Collateral Trustee shall promptly notify the Collateral Manager, the Holders and the Issuer (which shall notify the Rating Agency so long as it is rating a Class of Secured Debt) thereof.

(c) If an Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Tax Event, the Collateral Manager shall promptly notify in writing the Administrator and the Co-Issuers (and the Co-Issuers shall notify the Rating Agency so long as it is rating a Class of Secured Debt), the Collateral Administrator, the Loan Agent and the Collateral Trustee thereof, and upon receipt of such notice the Collateral Trustee shall promptly notify the Holders of the Debt. Until the Collateral Trustee receives written notice from the Collateral Manager or otherwise, the Collateral Trustee shall not be deemed to have notice or knowledge to the contrary.

Section 9.4 Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2 or 9.3, the written direction required thereby shall be provided to the Issuer, the Collateral Trustee and the Collateral Manager (and the Loan Agent, as applicable) not later than 30 days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Business Day on which such redemption is to be made (which date shall be designated in such notice). In the event of any redemption pursuant to Section 9.2 or 9.3, a notice of redemption shall be given by first class mail, postage prepaid, mailed not later than seven Business Days prior to the applicable Redemption Date to each Holder at such Holder’s address in the Register (or the Loan Register in the case of the Class A-1L-R Lenders, and the Rating Agency.

(b) All notices of redemption delivered pursuant to Section 9.4(a) shall state:

(i) the applicable Redemption Date or, with respect to an Optional Redemption by Sale Proceeds, the applicable Redemption Date or any rescheduled Payment Date designated in accordance with Section 9.4(g) below;

(ii) the Redemption Prices of the Debt to be redeemed;

(iii) all of the Secured Debt that is to be redeemed are to be redeemed in full and that interest on such Secured Debt shall cease to accrue on the Payment Date specified in the notice or, with respect to an Optional Redemption by Sale Proceeds, the applicable Redemption Date or any rescheduled Payment Date designated in accordance with Section 9.4(g) below;

(iv) whether the Secured Debt is to be redeemed in full on such Redemption Date and, if so, the place or places where Secured Debt is to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2; and

(v) whether the Subordinated Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2.

(c) The Issuer may (or if directed by a Majority of the Subordinated Notes, shall) withdraw any such notice of redemption delivered pursuant to Section 9.2 at any time prior to 10:00 a.m. New York time on the Business Day immediately preceding the scheduled Redemption Date. In addition, the Issuer may withdraw any such notice of redemption delivered pursuant to Section 9.3 in connection with a Tax Redemption if the conditions required hereunder for such redemption are not satisfied at any time prior to 10:00 a.m. New York time on the scheduled Redemption Date. The Issuer shall provide notice of any such withdrawal to the Rating Agency. The failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or with respect to which a Refinancing fails to occur shall not constitute an Event of Default.

(d) Notice of redemption pursuant to Section 9.2 or 9.3 (including, without limitation, in respect of a rescheduled Redemption Date as described in Section 9.4(g) below) shall be given by the Co-Issuers or, upon an Issuer Order, by the Collateral Trustee (and the Loan Agent, as applicable) (in the name and at the expense of the Co-Issuers). Failure to give notice of redemption, or any defect therein, to any Holder of any Debt selected for redemption shall not impair or affect the validity of the redemption of any other Debt.

(e) Unless Refinancing Proceeds are being used to redeem the Secured Debt in whole or in part, upon receipt of a notice of redemption of the Secured Debt pursuant to Section 9.2(a) or Section 9.3, the Collateral Manager in its sole discretion shall direct the sale or sales (and the manner thereof) of all or part of the Collateral Obligations and other Assets in an amount sufficient such that the proceeds from such sale or sales and all other funds available for such purpose in the Collection Account and the Payment Account will be at least sufficient to pay the Redemption Prices of the Secured Debt and to pay all amounts set forth in clauses (A) (without regard to the Administrative Expense Cap) and (B) of Section 11.1(a)(i), as more particularly set forth in Section 9.4(f) below. If such proceeds of such sale and all other funds available for such purpose in the Collection Account and the Payment Account would not be sufficient to redeem all of the Secured Debt and to pay such fees and expenses, the Secured Debt may not be redeemed. The Collateral Manager, in its sole discretion, may effect the sale or sales of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(f) Unless Refinancing Proceeds are being used to redeem the Secured Debt in whole or in part, in the event of any redemption pursuant to Section 9.2 or 9.3, no Secured Debt may be optionally redeemed unless (i) at least five Business Days before the scheduled Redemption Date the Collateral Manager shall have furnished to the Collateral Trustee (and the Loan Agent, as applicable) evidence, in a form reasonably satisfactory to the Collateral Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) were rated, or guaranteed by a Person whose short-term unsecured debt obligations were rated, at least “A-” by S&P on the applicable trade date or trade dates to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, to pay all amounts set forth in clauses (A) (without regard to the Administrative Expense Cap) and (B) of Section 11.1(a)(i) and redeem all of the Secured Debt on the scheduled Redemption Date at the applicable Redemption Prices, or (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Collateral Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, and (B) for each Collateral Obligation, the product of its Principal Balance and its Market Value (provided that Market Value shall not be determined pursuant to clause (iv) or (v) of the definition thereof) (expressed as a percentage of the par amount of such Collateral Obligation), shall exceed the sum of (x) the aggregate Redemption Prices of the Outstanding Secured Debt and (y) all amounts set forth in clauses (A) (without regard to the Administrative Expense Cap) and (B) of Section 11.1(a)(i). Any certification delivered by the Collateral Manager pursuant to this Section 9.4(f) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations and/or Eligible Investments and (2) all calculations required by this Section 9.4(f). Any Holder, the Collateral Manager or any of the Collateral Manager’s Affiliates or accounts managed by the Collateral Manager or any of its Affiliates shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or Tax Redemption.

Notwithstanding the foregoing, in connection with an Optional Redemption by Sale Proceeds, in the event that the Collateral Manager has directed a rescheduled Redemption Date with respect to one or more Classes of Debt in accordance with Section 9.4(g), any such certification described in the preceding paragraph in respect of the expected proceeds or sufficient proceeds to be available on the related Redemption Date may address only the Classes of Debt then being redeemed (and any other amounts payable prior thereto in accordance with the Priority of Payments); provided that the Collateral Manager certifies that sufficient proceeds are expected to be received or otherwise available to redeem pay the applicable Redemption Price and all Administrative Expenses (regardless of the Administrative Expense Cap) and Collateral Management Fees payable in accordance with the Priority of Payments, in each case no later than the latest Redemption Date scheduled for a Class of Debt.

(g) Solely in the case of an Optional Redemption by Sale Proceeds, the Collateral Manager, in its sole discretion, may elect to reschedule the Redemption Date with respect to any Class of Debt to occur on the first Business Day after the latest Redemption Date (specified by the notice delivered pursuant to Section 9.4(a)) on which proceeds are available to pay the Redemption Price on such Class in whole, in which case, such rescheduled redemption date will be the Redemption Date for such applicable Class; provided, that (i) such rescheduled Redemption Date shall also apply to each Pari Passu Class and Junior Class of Debt related to such Class of Debt,

(ii) the Collateral Manager gives written notice to the Collateral Trustee and S&P at least four Business Days prior to the occurrence of such rescheduled Redemption Date with respect to such applicable Class, which rescheduled Redemption Date shall not occur between a Determination Date and a Payment Date if such rescheduled Redemption Date would not result in the redemption of all of the Classes of Debt, (iii) the related Class or Classes of Debt shall be paid in full on such rescheduled Redemption Date, and (iv) the Collateral Manager certifies to the Issuer and the Collateral Trustee no later than the earliest Redemption Date that sufficient proceeds are expected to be received or otherwise available to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and Collateral Management Fees payable in accordance with the Priority of Payments and the Redemption Price of each Class of Debt to be redeemed in connection with such Optional Redemption by Sale Proceeds no later than the latest Redemption Date so specified; provided further that, for the avoidance of doubt, any payments as of such Redemption Date will still be made pursuant to the Priority of Payments (without regard to the Administrative Expense Cap); provided further, that if such redemption does not occur prior to the first Payment Date after the original scheduled Redemption Date, such redemption will be cancelled without further action. Upon receipt of notice from the Collateral Manager of the designation of any rescheduled Redemption Date for a Class of Debt as described above, the Collateral Trustee shall provide an updated notice to the Holders of such Class or Classes which shall identify the rescheduled Redemption Date and Redemption Price for each Class of Debt subject to the rescheduled Redemption Date. No Distribution Report shall be required to be prepared in connection with a rescheduled Redemption Date. With respect to any such rescheduling of a Redemption Date for any Class of Collateral Debt, the Trustee will be entitled to rely upon instructions received from the Issuer (or the Collateral Manager on its behalf) and shall have no liability for any failure or delay on the part of DTC in effecting any adjustments to the Redemption Dates or the Redemption Prices of the Debt as described above or the timely payment thereof.

Section 9.5 Debt Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.4 having been given as aforesaid, the Debt shall, on the Redemption Date, subject to Section 9.4(f) and the Co-Issuers’ right to withdraw any notice of redemption pursuant to Section 9.4(c), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Debt that are Secured Debt shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed in full, the Holder shall present and surrender such Debt at the place specified in the notice of redemption on or prior to such Redemption Date. Payments of interest on Secured Debt so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders of such Secured Debt, or one or more predecessor Debt, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e).

(a) If any Secured Debt called for redemption or Class A-1L-R Loan called for prepayment shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Secured Debt remains Outstanding; provided that the reason for such non-payment is not the fault of such Holder.

Section 9.6 Special Redemption Principal payments on the Debt of the Secured Debt shall be made in part in accordance with the Priority of Payments on any Payment Date during the Reinvestment Period (any such date, a “Special Redemption Date”), if the Collateral Manager at its sole discretion notifies the Collateral Trustee (and the Loan Agent, as applicable) at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (a “Special Redemption”).

On the Special Redemption Date, the amount in the Collection Account representing Principal Proceeds which the Collateral Manager has determined (with written notice to the Collateral Trustee and the Collateral Administrator (and the Loan Agent, as applicable)) cannot be reinvested in additional Collateral Obligations (such amount, the “Special Redemption Amount”) shall be applied as described in the Priority of Payments in accordance with the Debt Payment Sequence and the Reinvestment Period shall terminate.

Notice of payments pursuant to this Section 9.6 shall be given by the Issuer or, upon an Issuer Order, the Collateral Trustee (in the name and at the expense of the Issuer), not less than in the case of a Special Redemption, three Business Days prior to the applicable Special Redemption Date by facsimile, email transmission or first class mail, postage prepaid, to each Holder of Secured Debt to receive proceeds of a Special Redemption at such Holder’s facsimile number, email address or mailing address in the Register (or the Loan Register in the case of the Class A-1L-R Lenders), and to the Rating Agency in accordance with Section 14.3(a)(vii).

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money. Except as otherwise expressly provided herein, the Collateral Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Collateral Trustee shall segregate and hold all such Money and property received by it for the benefit of the Holders of the Secured Debt and shall apply it as provided in this Indenture. Each Account shall be established and maintained (a) with a federal or state-chartered depository institution which has a long-term issuer rating from S&P of at least “A” and a short-term issuer rating from S&P of at least “A-1” (or a long-term issuer rating of at least “A+” by S&P if such institution has no short-term rating) or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered depository institution which has a long-term issuer rating from S&P of at least “BBB+” and is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10, and if such institution’s rating falls below the foregoing rating requirements, the assets held in such Account shall be moved within 30 calendar days to another institution that satisfies the foregoing rating requirements. Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. If at any time the U.S. Bank National Association in its capacity as Custodian shall cease to be eligible in accordance with the provisions of this Section 10.1, it shall resign immediately in the manner and with the effect specified in Article VI.

Section 10.2 Collection Account. (a) In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee , prior to the Second Refinancing Date, established with the corporate trust department of the Custodian two segregated accounts, one of which shall be designated the “Interest Collection Subaccount” and one of which shall be designated the “Principal Collection Subaccount” (which, together with the Interest Collection Subaccount, will comprise the “Collection Account”), each held in the name of “ABPCI Direct Lending Fund CLO VI Ltd” subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties, and each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Collateral Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.6(a), immediately upon receipt thereof or upon transfer from the Closing Expense Account or the Payment Account, all applicable Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII). The Collateral Trustee shall deposit immediately upon receipt thereof or upon transfer from the Closing Expense Account or the Revolver Funding Account all other amounts remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.6(a), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture and (ii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). Interest Proceeds and Principal Proceeds shall only be deposited in the Collection Account.

(b) The Collateral Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Collateral Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Collateral Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Eligible Investments, Defaulted Obligations or Equity Securities or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Collateral Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c) At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Collateral Trustee to, and upon receipt of such Issuer Order the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation) and reinvest such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article XII and such Issuer Order. At any time, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Collateral Trustee to, and upon receipt of such Issuer Order the Collateral Trustee shall, withdraw funds on deposit in the corresponding Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.

(d) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Collateral Trustee to, and upon receipt of such Issuer Order the Collateral Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period (i) from Interest Proceeds only, any amount required to exercise a warrant or right to acquire securities held in the Assets in accordance with the requirements of Article XII and such Issuer Order and (ii) from Interest Proceeds only, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided, further, that the Collateral Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A), as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap.

(e) The Collateral Trustee shall transfer to each Payment Account from the corresponding Collection Account for application pursuant to Section 11.1(a), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

(f) In connection with a Refinancing in part by Class of one or more Classes of Secured Debt, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to apply Partial Refinancing Interest Proceeds from the Interest Collection Subaccount on the date of a Refinancing of one or more Classes of Secured Debt to the payment of the Redemption Price(s) of the Class or Classes of Secured Debt subject to Refinancing without regard to the Priority of Payments; provided that Partial Refinancing Interest Proceeds may not be used for the payment of such Redemption Price(s) unless there shall be sufficient Interest Proceeds in the Interest Collection Subaccount on such date to pay all amounts senior to the refinanced Class or Classes of Secured Debt on the next Payment Date, which shall be determined on a pro forma basis.

(g) From time to time on or prior to the Determination Date related to the second Payment Date following the Second Refinancing Date, the Collateral Manager may (with notice to the Collateral Trustee and the Collateral Administrator), designate Principal Proceeds received by the Issuer as Interest Proceeds (Principal Proceeds so designated as Interest Proceeds, “Designated Principal Proceeds”), so long as, after giving effect to such designation, (i) the aggregate amount of Designated Principal Proceeds does not exceed 0.75% of the Target Initial Par Amount, (ii) the Principal Collateralization Amount is greater than the Target Initial Par Amount and (iii) each Coverage Test is satisfied.

Section 10.3 Transaction Accounts.

(a) Payment Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee, prior to the Second Refinancing Date, established with the corporate trust department of the Custodian, a segregated non-interest bearing account, which shall be subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties, designated as the “Payment Account”, which account shall be held in the name of “ABPCI Direct Lending Fund CLO VI Ltd” and which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, Collateral Management Fees and other amounts specified herein, each in accordance with the Priority of Payments. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture and the Securities Account Control Agreement. Amounts in the Payment Account shall remain uninvested.

(b) Custodial Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee, prior to the Second Refinancing Date, established with the corporate trust department of the Custodian a non-interest bearing account, which shall be subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties, which shall be designated as the “Custodial Account”, which account shall be held in the name of “ABPCI Direct Lending Fund CLO VI Ltd”, and which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. All Collateral Obligations shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Collateral Trustee agrees to give the Co-Issuers immediate notice if (to the actual knowledge of a Trust Officer of the Collateral Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Securities Account Control Agreement. Cash amounts credited to the Custodial Account shall remain uninvested, and shall be transferred to the Collection Account upon receipt thereof.

(c) [Reserved].

(d) Closing Expense Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee, prior to the Second Refinancing Date, established with the corporate trust department of the Custodian a single, segregated non-interest bearing account held in the name of “ABPCI Direct Lending Fund CLO VI Ltd” which account shall be subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties and shall be designated as the “Closing Expense Account”, and shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. On any Business Day from the Second Refinancing Date to and including the Determination Date relating to the first Payment Date following the Second Refinancing Date, the Collateral Trustee

shall apply funds from the Closing Expense Account, as directed by the Collateral Manager, to pay (x) expenses of the Co-Issuers incurred in connection with the establishment of the Co-Issuers and fees and expenses incurred in connection with the structuring and consummation of the Offered Notes and the issuance of the Notes and (y) at the Collateral Manager’s discretion, Administrative Expenses in the order of priority contained in the definition thereof (subject to the Administrative Expense Cap). On the Determination Date relating to the first Payment Date following the Second Refinancing Date, all funds in the Closing Expense Account (after deducting any expenses paid or payable on such Payment Date) shall be deposited in the Collection Account as Principal Proceeds. Any income earned on amounts deposited in the Closing Expense Account shall be deposited in the Collection Account as Interest Proceeds as it is received.

(e) Contribution Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Second Refinancing Date, establish with the corporate trust department of the Custodian a single segregated non-interest bearing account, which shall be subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties, which shall be designated as the “Contribution Account”, which account shall held in the name of “ABPCI Direct Lending Fund CLO VI Ltd”, and which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. At any time during or after the Reinvestment Period, any Holder or beneficial owner of a Subordinated Note may, upon written notice to the Collateral Trustee and the Collateral Manager, (i) make a contribution of Cash, Eligible Investments or Collateral Obligations to the Issuer or (ii) solely in the case of Holders of Certificated Notes, by notice given in accordance with this Indenture at least 10 Business Days prior to a Payment Date, designate any portion of Interest Proceeds or Principal Proceeds that would otherwise be distributed on its Subordinated Notes in accordance with the Priority of Payments as a contribution to the Issuer (each, a “Contribution” and each such Holder, a “Contributor”); provided that, except in the case of Contributions designated for use in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Obligation or the Obligor thereof, each Contribution shall be no less than $500,000 (taken together with all Contributions made on the same Business Day). The Collateral Manager, on behalf of the Co-Issuers, may accept or reject any Contribution in its sole discretion and shall notify the Collateral Trustee in writing of any such acceptance. Each accepted Contribution will be deposited into the Contribution Account. If a Contribution is accepted, the Collateral Manager on behalf of the Issuer will apply such Contribution to a Permitted Use as directed by the Contributor at the time such Contribution is made (or, if no direction is given by the Contributor, at the direction of the Collateral Manager in its sole discretion). No Contribution or portion thereof shall be returned to the Contributor at any time (other than by operation of the Priority of Payments) and no shares in the Issuer shall be issued or other rights against the Issuer shall be credited in favor of the Contributor as a result of such Contribution. For administrative convenience, any Contributions or transfers of Cash, Eligible Investments or Collateral Obligations made through one or more affiliates of the Collateral Manager may instead be made directly into the Issuer, bypassing such affiliate. Amounts in the Contribution Account shall be invested at the direction of the Issuer (or the Collateral Manager on behalf of the Co-Issuers) in Eligible Investments with stated maturities no later than the Business Day prior to the next Payment Date pursuant to Section 10.6. Any income earned on amounts deposited in the Contribution Account will be deposited in the Interest Collection Subaccount as Interest Proceeds. Any amounts deposited into the Contribution Account pursuant to clause (ii) of the definition of “Contribution” will be deemed for all purposes as having been paid to the Contributor pursuant to the Priority of Payments and subsequently contributed to the Issuer in Cash. In addition, any other amounts on deposit in any Contribution Account may be applied to a Permitted Use as directed by the Collateral Manager in its sole discretion.

(f) Interest Reserve Account. In accordance with this Indenture and the Issuer Securities Account Control Agreement, the Collateral Trustee shall, prior to the Second Refinancing Date, establish with the Custodian a single, segregated non-interest bearing account held in the name of “ABPCI Direct Lending Fund CLO V Ltd” which account shall be subject to the lien of U.S. Bank Trust Company, National Association, as Collateral Trustee for the benefit of the Secured Parties and shall be designated as the “Interest Reserve Account”, and shall be maintained with the Custodian in accordance with the Issuer Securities Account Control Agreement. On the Second Refinancing Date, the Issuer shall direct the Collateral Trustee to deposit an amount equal to the Interest Reserve Amount into the Interest Reserve Account. On the Determination Date relating to the first Payment Date following the Second Refinancing Date, the Issuer, at the direction of the Collateral Manager, may direct that any remaining amounts in the Interest Reserve Account be transferred to the Collection Account and included as Interest Proceeds or Principal Proceeds on such Payment Date. On the Business Day immediately preceding the first Payment Date following the Second Refinancing Date, all amounts on deposit in the Interest Reserve Account shall be transferred to the Payment Account and applied as Interest Proceeds or Principal Proceeds (as directed by the Collateral Manager) in accordance with the Priority of Payments on such Payment Date, and the Collateral Trustee will close the Interest Reserve Account. Prior to the closing of the Interest Reserve Account, any income earned on amounts deposited in the Interest Reserve Account will be deposited in the Collection Account as Interest Proceeds as it is received.

Section 10.4 The Revolver Funding Account. Upon the acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn from the Principal Collection Subaccount and deposited by the Collateral Trustee in a single, segregated account established with the corporate trust department of the Custodian and held in the name of “ABPCI Direct Lending Fund CLO VI Ltd” which account shall be subject to the lien of U.S. Bank Trust Company, National Association, as Trustee for the benefit of the Secured Parties, (the “Revolver Funding Account”), and shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Upon initial acquisition of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation shall be treated as part of the acquisition price therefor. Amounts on deposit in the Revolver Funding Account shall be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.6 and earnings from all such investments shall be deposited in the Interest Collection Subaccount as Interest Proceeds.

The Issuer shall at all times maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Revolver Funding Account upon the acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation. Upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation, such

Principal Proceeds shall be deposited in the Revolver Funding Account as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Collateral Trustee to, and the Collateral Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Subaccount to the Revolver Funding Account.

Fundings of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations shall be made using, first, amounts on deposit in the Revolver Funding Account and, second, amounts on deposit in the Principal Collection Subaccount (other than, in the case of the Principal Collection Subaccount, amounts reserved to purchase Collateral Obligations that have not yet settled).

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) shall be available solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets (including any such excess that occurs upon (i) the sale or maturity of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or (ii) the occurrence of an event of default with respect to any such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or any other event or circumstance that results in the irrevocable reduction of the undrawn commitments under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Collateral Trustee (at the written direction of the Collateral Manager on behalf of the Issuer, which may be provided via e-mail or other electronic means acceptable to the Collateral Trustee) from time to time as Principal Proceeds to the Principal Collection Subaccount. The Collateral Trustee shall not be responsible at any time for determining whether the funds in each Revolver Funding Account are insufficient.

Section 10.5 Reports to the Rating Agency and Additional Recipients. In addition to the information and reports specifically required to be provided to the Rating Agency (so long as it is rating a Class of Secured Debt) pursuant to the terms of this Indenture, the Issuer shall provide the Collateral Manager and the Rating Agency (so long as it is rating a Class of Secured Debt) with all information or reports delivered to the Collateral Trustee hereunder (with the exception of any Accountants’ Certificates) and the Collateral Trustee shall provide all such information to the Placement Agent upon the Placement Agent’s written request, and, subject to Section 14.3(c), such additional information (with the exception of any Accountants’ Certificates) as the Rating Agency (so long as it is rating a Class of Secured Debt) may from time to time reasonably request. Together with each Monthly Report and on each Payment Date, the Issuer shall provide to the Rating Agency, via e-mail in accordance with Section 14.3(a), a Microsoft Excel file of the Excel Default Model Input File and, with respect to each Collateral Obligation, the name of each Obligor thereon, the CUSIP number thereof (if applicable) and whether it is a Senior Secured Loan, a Second Lien Loan, a Qualified First Lien Loan, a First Lien/Last Out Loan, a Senior Secured Loan with a Senior Revolver Facility or a Cov-Lite Loan. The Collateral Manager shall also provide to the Rating Agency written notice of (i) the occurrence of any of the following relating to a DIP Collateral Obligation: any modification of any loan document or any release of collateral thereunder not permitted by such loan documentation, any reduction in the principal amount owed, modification of payment schedule, extensions of maturity, nonpayment of interest or principal, prepayments and any other information that, in the Collateral Manager’s reasonable business judgment, may have a material adverse impact on the collateral quality of such DIP Collateral Obligation and (ii) any Specified Event of which the Issuer has knowledge, which notice to the Rating Agency shall include a copy of any such amendment related to a Specified Event and a brief summary of its purposes, as applicable.

Section 10.6 Reinvestment of Funds in Accounts; Reports by Collateral Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Collateral Trustee to, and, upon receipt of such Issuer Order, the Collateral Trustee shall invest all funds on deposit in the Closing Expense Account, the Interest Reserve Account, each Collection Account, each Contribution Account and each Revolver Funding Account, as so directed in Eligible Investments having stated maturities no later than the earlier of (x) 60 days after the date of acquisition thereof or (y) the Business Day prior to the next Payment Date. If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Collateral Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Collateral Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in the Standby Directed Investment or, if the Standby Directed Investment is unavailable, such funds shall remain uninvested. If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Collateral Trustee for three consecutive days, the Collateral Trustee shall invest and reinvest such Monies as fully as practicable in the Standby Directed Investment unless and until contrary investment instructions as provided in the preceding sentence are received or the Collateral Trustee receives a written instruction from the Issuer, or the Collateral Manager on behalf of the Issuer, changing the Standby Directed Investment. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the applicable Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Collateral Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof. Except as expressly provided herein, the Collateral Trustee shall not otherwise be under any duty to invest (or pay interest on) amounts held hereunder from time to time.

(b) The Collateral Trustee agrees to give the Issuer immediate notice if a Trust Officer has actual knowledge that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Collateral Trustee shall supply, in a timely fashion, to the Co-Issuers (and the Issuer shall supply to the Rating Agency) and the Collateral Manager any information regularly maintained by the Collateral Trustee that the Co-Issuers, the Rating Agency or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Collateral Trustee by reason of its acting as Collateral Trustee hereunder and required to be provided by Section 10.7 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the Obligor of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agencies with respect to such Obligor. The Collateral Trustee is hereby authorized and directed to grant Bloomberg L.P., or any other valuation provider deemed necessary by the Issuer, access to the Collateral Trustee’s Website, it being understood that the Collateral Trustee shall have no liability for providing such access or for use of information contained on the Collateral Trustee’s Website by Bloomberg L.P., any other valuation provider or their subscribers.

Section 10.7 Accountings.

(a) Monthly. Not later than the 27th day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than any month in which a Distribution Report is made available) and commencing in March 2025, the Issuer shall compile and make available (or cause to be compiled and made available) to the Rating Agency, the Collateral Trustee the Loan Agent, the Collateral Manager, the Placement Agent, Moody’s Analytics, Inc. and, upon written request therefor, to any Holder shown on the Register or the Loan Register, as applicable, and, upon written notice to the Collateral Trustee in the form of Exhibit C, any beneficial owner of any Note and any Class A-1L-R Lender, a monthly report on a trade date basis (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month shall be the eighth Business Day prior to the 27th day of such calendar month. The Monthly Report for a calendar month shall contain the following information, with respect to the Collateral Obligations and Eligible Investments included in the Assets, based in part on information provided by the Collateral Manager, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i) Aggregate Principal Balance of Collateral Obligations and Eligible Investments in Principal Proceeds.

(ii) The aggregate unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations.

(iii) Total Capitalization of Collateral Obligations.

(iv) Principal Collateralization Amount of Collateral Obligations.

(v) A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A) The Obligor thereon (including the issuer ticker, if any);

(B) The CUSIP or security identifier thereof;

(C) The Principal Balance thereof (other than any accrued interest that was acquired with Principal Proceeds (but excluding any capitalized interest));

(D) The unfunded funding obligations under such Collateral Obligation;

(E) The percentage of the aggregate Total Capitalization represented by such Collateral Obligation;

(F) The related interest rate or spread (in the case of a Floating Rate Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum) and the identity of any Collateral Obligation that is not a Floating Rate Floor Obligation and for which interest is calculated with respect to an index other than the Reference Rate;

(G) The stated maturity thereof;

(H) The related S&P Industry Classification;

(I) [reserved];

(J) The S&P Rating (including the source (e.g., public rating, derived from a publicly monitored rating by Moody’s, credit estimate or any other source) and, in the case of a credit estimate, the date such credit estimate was last assigned by S&P and the date on which information was last submitted to S&P to obtain such credit estimate);

(K) [reserved];

(L) The Market Value of each Defaulted Obligation, Current Pay Obligation and PIK Loan;

(M) The country of Domicile;

(N) An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Credit Risk Obligation, (3) a Defaulted Obligation, (4) a Delayed Drawdown Collateral Obligation, (5) a Revolving Collateral Obligation, (6) a Second Lien Loan, (7) a Current Pay Obligation, (8) a Fixed Rate Obligation, (9) a DIP Collateral Obligation, (10) a Cov-Lite Loan, (11) a Participation Interest, (12) a PIK Loan, (13) a Permitted Maturity Obligation, (14) a Discount Obligation, (15) a CCC Collateral Obligation, (16) a First Lien/Last Out Loan, (17) a Credit Improved Obligation, (18) a Qualified First Lien Loan, (19) a Senior Secured Loan with a Senior Revolver Facility or (20) a Senior Secured Note;

(O) For each Current Pay Obligation, the date that such Collateral Obligation was acquired or otherwise became a Current Pay Obligation;

(P) The S&P Recovery Rate;

(Q) The maximum funding commitment of the Issuer of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligation; and

(R) LoanX identification or LIN # (if any).

(vi) For each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level and (3) solely if such Monthly Report Determination Date occurs on or prior to the last day of the Reinvestment Period, a determination as to whether such result satisfies the related test.

(vii) In the case of clause (D) below, the calculation of each of the following:

(A) Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test);

(B) Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test);

(C) [reserved]; and

(D) The Weighted Average Life, the Weighted Average Spread and the Weighted Average S&P Recovery Rate, each calculated based on all of the Assets, cumulatively.

(viii) The calculation specified in Section 5.1(g).

(ix) For each Account, a schedule showing the beginning balance and the ending balance.

(x) Purchases, prepayments, and sales:

(A) The identity, Principal Balance (other than any accrued interest that was acquired with Principal Proceeds (but excluding any capitalized interest)), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 since the last Monthly Report Determination Date and (Y) for each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale and the price (expressed as a percentage of par) of such sale or disposition; and

(B) The identity, Principal Balance (other than any accrued interest that was acquired with Principal Proceeds (but excluding any capitalized interest)), and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 and the price (expressed as a percentage of par) of such acquisition since the last Monthly Report Determination Date.

(xi) The identity of each Defaulted Obligation, the Market Value of each such Defaulted Obligation, the date of default thereof and the number of days such Defaulted Obligation is in default.

(xii) The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below and the Market Value of each such Collateral Obligation.

(xiii) The identity of each Current Pay Obligation and the Market Value of each such Current Pay Obligation.

(xiv) The identity of each Participation Interest, the identity of the Selling Institution or participant and the S&P long-term issuer credit rating of the Selling Institution as provided by the Collateral Manager.

(xv) As reported by the EU/UK Retention Provider to the Collateral Manager pursuant to the terms of the EU/UK Retention Letter, whether, among other things specified therein, the Retention Provider is in compliance with the Retention Requirement as of such Monthly Report Determination Date (including statements that (i) the EU/UK Retention Provider continues to hold the EU/UK Retained Amount and (ii) the EU/UK Retention Provider has not sold, hedged or otherwise mitigated its credit risk under or associated with the EU/UK Retained Amount or the underlying portfolio of Collateral Obligations or Eligible Investments, except to the extent expressly permitted by the EU/UK Securitisation Laws).

(xvi) The details of any Trading Plan entered into during the preceding month.

(xvii) Such other information S&P or the Collateral Manager may reasonably request.

(xviii) The nature, source and amount of any proceeds in each Collection Account and the identity of all Eligible Investments credited to each Account.

(xix) The rating by S&P of each Class of Secured Debt.

(xx) An information table showing the percentage breakdown of Collateral Obligations by each of the S&P rating subcategories.

(xxi) A notation next to each Collateral Obligation identifying if it has been subject to an amendment that has occurred during the preceding month that affects the coupon/spread, principal amount due, maturity date or due date, and the amount of any related amendment fee.

(xxii) The results of the S&P CDO Monitor Test.

(xxiii) On or after the S&P CDO Monitor Election Date (if such date occurs), the S&P Weighted Average Rating Factor, the Default Rate Dispersion, the Obligor Diversity Measure, the Industry Diversity Measure, the Regional Diversity Measure and the Weighted Average Life.

(xxiv) Any Specified Amendments entered into during the preceding month.

(xxv) The identity of each Equity Security.

Upon receipt of each Monthly Report, the Collateral Trustee shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer (and the Issuer shall notify the Rating Agency), the Collateral Administrator, the Loan Agent and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Collateral Trustee with respect to the Assets. If any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Collateral Trustee shall within five Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent certified public accountants appointed by the Issuer pursuant to Section 10.9 review such Monthly Report and the Collateral Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Collateral Trustee’s records, the Monthly Report or the Collateral Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b) Payment Date Accounting. The Issuer shall render an accounting (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall make available such Distribution Report to the Collateral Trustee, the Loan Agent, the Collateral Manager, the Rating Agency, the Placement Agent, Moody’s Analytics, Inc. and, upon written request therefor, any Holder shown on the Register or the Loan Register, as applicable, and, upon written notice to the Collateral Trustee in the form of Exhibit C, any beneficial owner of a Note and any Class A-1L-R Lender not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information:

(i) the information required to be in the Monthly Report pursuant to Section 10.7(a);

(ii) (a) the Aggregate Outstanding Amount of the Secured Debt of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Debt of such Class, (b) the amount of principal payments to be made on the Secured Debt of each Class on the next Payment Date, the amount of any Deferred Interest on the Class C Notes, and the Aggregate Outstanding Amount of the Secured Debt of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original

Aggregate Outstanding Amount of the Secured Debt of such Class and (c) the Aggregate Outstanding Amount of the Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes, the amount of payments to be made on the Subordinated Notes in respect of Subordinated Note Redemption Prices on the next Payment Date, and the Aggregate Outstanding Amount of the Subordinated Notes after giving effect to such payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes;

(iii) [reserved];

(iv) the Interest Rate and accrued interest for each applicable Class of Secured Debt for such Payment Date;

(v) the amounts payable pursuant to each clause of Sections 11.1(a)(i) through (iii), as applicable, on the related Payment Date;

(vi) for each Collection Account:

(A) the Balance on deposit in such Collection Account at the end of the related Collection Period (or, with respect to each Interest Collection Subaccount, the next Business Day);

(B) the amounts payable from each Collection Account to the Payment Account, in order to make payments pursuant to Sections 11.1(a)(i) through (iii) on the next Payment Date (net of amounts which the Collateral Manager intends to re-invest in additional Collateral Obligations pursuant to Article XII); and

(C) the Balance remaining in each Collection Account immediately after all payments and deposits to be made on such Payment Date; and

(vii) such other information as the Collateral Manager may reasonably request.

(c) Each Distribution Report shall constitute a standing Issuer Order to the Collateral Trustee to withdraw funds from each Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII. The Collateral Trustee is hereby authorized and directed to make payments of Administrative Expenses in accordance with such standing Issuer Order and any other Administrative Expenses or payments explicitly approved by the Board of Directors of the Issuer. For the avoidance of doubt, the Collateral Manager may not modify such standing Issuer Order on behalf of the Issuer.

(d) Interest Rate Notice. The Collateral Trustee shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Secured Debt for the Interest Accrual Period preceding the next Payment Date.

(e) Failure to Provide Accounting. If the Collateral Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Collateral Trustee, the Collateral Trustee shall notify the Collateral Manager who shall use commercially reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(f) Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that, (a) in the case of the Secured Notes, (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are Qualified Institutional Buyers or Institutional Accredited Investors and Qualified Purchasers or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is a Qualified Purchaser or (b) in the case of the Subordinated Notes, are Qualified Institutional Buyers or Institutional Accredited Investors and either Qualified Purchasers or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is a Qualified Purchaser and (c) in the case of clauses (a) and (b), can make the representations set forth in Section 2.5 of this Indenture. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Secured Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11.

Each holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder’s Notes that is permitted by the terms of this Indenture to acquire such holder’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(g) Placement Agent Information. The Issuer and the Placement Agent, or any successor to the Placement Agent, may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Debt and to the Collateral Manager.

(h) Distribution of Reports. The Collateral Trustee shall make the Monthly Report, the Distribution Report and the Transaction Documents (including any amendments thereto) and any notices or communications required to be delivered to the Holders in accordance with this Indenture available to the Holders and the Rating Agency via its internet website. The Collateral Trustee’s internet website shall initially be located at “https://pivot.usbank.com” (the “Collateral Trustee’s Website”). The Collateral Trustee may change the way such statements are distributed. As a condition to access to the Collateral Trustee’s internet website, the Collateral Trustee may require registration and the acceptance of a disclaimer. The Collateral Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Collateral Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion. On the Second Refinancing Date, the Issuer shall cause a schedule of the Assets owned by the Co-Issuers (on a trade date basis) as of the Second Refinancing Date to be supplied to Moody’s Analytics, Inc.

(i) Delivery to Moody’s. The Collateral Manager or the Collateral Trustee (in each case, on behalf of the Issuer) shall provide or make available copies of this Indenture and the Offering Circular to be delivered to Moody’s Analytics, Inc.

Section 10.8 Release of Collateral. (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager on behalf of the Issuer, delivered to the Collateral Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale of such Asset is being made in accordance with Section 12.1 hereof and such sale complies with all applicable requirements of Section 12.1 (provided that if an Event of Default has occurred and is continuing that would permit the acceleration of the obligations of such Applicable Issuer in accordance with Article V, neither the Issuer (as the case may be) nor the Collateral Manager (on behalf of the Co-Issuers) may direct the Collateral Trustee to release or cause to be released such Asset from the lien of this Indenture pursuant to a sale under Section 12.1(f), (h) or (i)), direct the Collateral Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order, the Collateral Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Asset is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order; provided that the Collateral Trustee may deliver any such Asset in physical form for examination in accordance with street delivery custom; provided that, for purposes of this Section 10.8 and Sections 12.1 and 12.2, Issuer Order shall mean to include the delivery to the Collateral Trustee, by email or otherwise in writing, of a confirmation of trade, instruction to post or to commit to the trade or similar language by the Collateral Manager, and shall constitute a direction and certification that the transaction is in compliance with and satisfies all applicable provisions of such Sections and Article XII of this Indenture.

(b) Subject to the terms of this Indenture, the Collateral Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such Asset from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c) Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification or action with respect to any Asset, the Collateral Trustee on behalf of the Issuer shall notify the Collateral Manager of such Offer or such request. Unless the Debt has been accelerated following an Event of Default, the Collateral Manager may direct (x) the

Collateral Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Asset in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Collateral Trustee to agree to or otherwise act with respect to such consent, waiver, amendment, modification or action; provided that in the absence of any such direction, the Collateral Trustee shall not respond or react to such Offer or request.

(d) As provided in Section 10.2(a), the Collateral Trustee shall deposit any proceeds received by it from the disposition of an Asset in the applicable subaccount of the Collection Account, unless (solely in the case of the Collection Account) simultaneously applied to the acquisition of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(e) The Collateral Trustee shall, upon receipt of an Issuer Order at such time as there is no Secured Debt Outstanding and all obligations of the Co-Issuers hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 10.8(a), (b) or (c) shall be released from the lien of this Indenture.

(g) Any amounts paid from a Payment Account to the Holders of the Subordinated Notes in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.9 Reports by Independent Accountants. (a) As of the Second Refinancing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Debt. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Collateral Trustee and the Rating Agency a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Collateral Trustee of such failure in writing. If the Issuer shall not have appointed a successor within 10 days thereafter, the Collateral Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer. Neither the Collateral Trustee nor the Collateral Administrator shall have any responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer) or the terms of any agreed upon procedures in respect of such engagement; provided, however, that the Collateral Trustee is hereby directed to execute an access letter, in form and substance acceptable to the Collateral Trustee, with such Independent certified public accountants selected by the Issuer or Collateral Manager in which the Collateral Trustee shall agree to not disclose the contents of any statement or reports received from such accountants other than as specified in such access letter; provided, further, that the Collateral Trustee shall not deliver under any circumstances (other than as compelled by legal or regulatory process), and without regard to any other provision of this Indenture, to any Holder, the Rating Agency or other party any such statement or report received from such accountants. A Holder may only obtain such statement or report directly from such accountants. Notwithstanding any provision in this Indenture to the contrary, the Collateral Trustee shall have no liability or responsibility for taking any action, or omitting to take any action, if such action or omission is in accordance with this Section 10.9, it being understood and agreed that the Collateral Trustee and/or the Collateral Administrator, as the case may be, shall deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and neither the Collateral Trustee nor the Collateral Administrator shall make any inquiry or investigation as to, or shall have any obligation in respect of, the validity or correctness of such procedures.

(b) On or before August 22 of each year commencing in 2025, the Issuer shall cause to be delivered to the Collateral Trustee a statement from a firm of Independent certified public accountants for each Distribution Report received since the last statement (i) indicating that the calculations within those Distribution Reports have been performed in accordance with the applicable provisions of this Indenture and (ii) listing the Aggregate Principal Balance of the Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Secured Debt as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer with respect to any matter in this Section 10.9, the determination by such firm of Independent public accountants shall be conclusive.

(c) Upon the written request of the Collateral Trustee, or any Holder of a Note, the Issuer shall cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) to provide any holder of Notes with all of the information required to be provided by the Issuer pursuant to Section 7.17 or assist the Issuer in the preparation thereof.

(d) Any statement or report delivered to the Collateral Trustee pursuant to this Section 10.9 from the firm of Independent certified public accountants may be requested by any Holder directly from such accountants. Upon written request from a Holder to the Collateral Trustee, the Collateral Trustee shall provide to such Holder the contact information for such accountants.

Section 10.10 Procedures Relating to the Establishment of Accounts Controlled by the Collateral Trustee. Notwithstanding anything else contained herein, the Collateral Trustee agrees that with respect to each of the Accounts, it shall cause each Securities Intermediary establishing such accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement. The Collateral Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

Section 10.11 Section 3(c)(7) Procedures. For so long as any Debt is Outstanding, the Issuer shall do the following:

(a) Notification. Each Monthly Report sent or caused to be sent by the Issuer to the Holders shall include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), requires that all holders of the outstanding securities of the Co-Issuers that are U.S. persons (as defined in Regulation S) be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules (or corporations, partnerships, limited liability companies or other entities (other than trusts), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser). Under the rules, each Co-Issuer must have a “reasonable belief” that all holders of its outstanding securities that are “U.S. persons” (as defined in Regulation S), including transferees, are Qualified Purchasers (or corporations, partnerships, limited liability companies or other entities (other than trusts), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser). Consequently, all sales and resales of the Notes in the United States or to “U.S. persons” (as defined in Regulation S) must be made solely to purchasers that are Qualified Purchasers (or corporations, partnerships, limited liability companies or other entities (other than trusts), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser). Each purchaser of a Secured Note in the United States who is a “U.S. person” (as defined in Regulation S) (such Note a “Restricted Secured Note”) will be deemed (or required, as the case may be) to represent at the time of purchase that: (i) the purchaser is a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) who is either (x) an institutional accredited investor (“IAI”) within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) or (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”); (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser and QIB/IAI (as applicable); (iii) the purchaser is not formed for the purpose of investing in the Co-Issuers; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the minimum denominations of the Notes specified in this Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Restricted Secured Notes may only be transferred to another Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) and QIB/IAI (as applicable) and all subsequent transferees are deemed to have made representations (i) through (vi) above. Each purchaser of a Subordinated Note will be required to represent at the time of purchase that: (a) the purchaser is a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) who is either (x) an IAI under the Securities Act or (y) a QIB; (b) the purchaser is acting for its own account or the account of another Qualified Purchaser and QIB/IAI (as applicable); (c) the purchaser is not formed for the purpose of investing in the Issuer; (d) the purchaser, and each account for which it is purchasing, will hold and transfer at least the minimum denominations of the Notes specified in this Indenture; (e) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (f) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Subordinated Notes may only be transferred to another Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) and QIB/IAI (as applicable) and all subsequent transferees are deemed to have made representations (a) through (f) above. The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Co-Issuers determine that any holder of, or beneficial owner of an interest in a Restricted Secured Note or a Subordinated Note is a “U.S. person” (as defined in Regulation S) who is determined not to have been a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) at the time of acquisition of such Restricted Secured Note or Subordinated Note, as applicable, or beneficial interest therein, the Issuer may require, by notice to such Holder or beneficial owner, that such Holder or beneficial owner sell all of its right, title and interest to such Restricted Secured Note or Subordinated Note, as applicable, (or any interest therein) to a Person that is either (x) not a “U.S. Person” (as defined in Regulation S) with respect to the Secured Notes only or (y) a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) who is either an IAI or a QIB (as applicable), with such sale to be effected within 30 days after notice of such sale requirement is given. If such holder or beneficial owner fails to effect the transfer required within such 30-day period, (i) the Issuer or the Collateral Manager acting for the Issuer, without further notice so such holder, shall and is hereby irrevocably authorized by such holder or beneficial owner, to cause its Restricted Secured Note or Subordinated Note, as applicable, or beneficial interest therein to be transferred in a commercially reasonable sale (conducted by the Collateral Manager in accordance with Article 9 of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Collateral Trustee, the Co-Issuers and the Collateral Manager, in connection with such transfer, that such Person meets the qualifications set forth in clauses (x) and (y) above and (ii) pending such transfer, no further payments will be made in respect of such Restricted Secured Note or Subordinated Note, as applicable, or beneficial interest therein held by such holder or beneficial owner.”

(b) DTC Actions. In connection with the Global Secured Notes, the Issuer shall, or shall cause its agent to request of DTC, and cooperate with DTC to ensure, that (i) DTC’s security description and delivery order include the marker “3c7” and that DTC’s reference directory contains an accurate description of the restrictions on the holding and transfer of the Notes due to the Issuer’s reliance on the exemption to registration provided by Section 3(c)(7) of the Investment Company Act, (ii) DTC send to its participants in connection with the initial offering of the Notes, a notice that the Issuer is relying on Section 3(c)(7) and (iii) DTC’s reference directory include each Class of Notes (and the applicable CUSIP numbers for the Notes) in the listing of 3(c)(7) issues together with an attached description of the limitations as to the distribution, purchase, sale and holding of the Notes.

In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Collateral Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Secured Notes.

(c) Bloomberg Screens, Etc. The Issuer shall, or shall cause its agent to, cause the Bloomberg screen or screens containing information about the Secured Notes to include the following language: (i) the bottom of “Security Description” page describing the Notes shall state: “144A/3c7”, (ii) the “Security Description” page shall have an indicator stating “PRVT PLACEMENT” and (iii) the “Comments” page shall state that “These Securities are being offered in the United States to Persons who are both (x) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (y) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940)”. The Issuer shall use commercially reasonable efforts to cause any other third-party vendor screens containing information about the Notes to include substantially similar language to clauses (i) through (iii) above.

(d) CUSIP numbers. The Issuer shall, or shall cause its agent to, (i) ensure that all CUSIP numbers identifying the Rule 144A Global Secured Notes shall have a “fixed field” attached thereto that contains “3c7” and “144A” indicators and (ii) take steps to cause the Placement Agent to require that all “confirms” of trades of such Notes contain CUSIP numbers with such “fixed field” identifiers.

ARTICLE XI

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and to Section 13.1, on each Payment Date, the Collateral Trustee shall disburse amounts transferred from each Collection Account to the appropriate Payment Account pursuant to Section 10.2 in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from each Interest Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(i); and (y) amounts transferred from each Principal Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(ii).

(i) On each Payment Date, unless (x) such Payment Date is the Stated Maturity or (y) an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) to the payment of (1) first, Taxes, governmental fees and any registered office fees owing by the Issuer and the Co-Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (except as otherwise expressly provided in connection with any redemption pursuant to Section 9.2 or 9.3);

(B) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date;

(C) to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-1 Notes and the Class A-1L-R Loans (including, without limitation, past due interest, if any);

(D) to the payment of accrued and unpaid interest on the Class A-2 Notes (including, without limitation, past due interest, if any);

(E) to the payment of accrued and unpaid interest on the Class B Notes (including, without limitation, past due interest, if any);

(F) if either of the Class A/B Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);

(G) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(H) if either of the Class C Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (H);

(I) to the payment of any Deferred Interest on the Class C Notes;

(J) to the payment of (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein;

(K) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date;

(L) during the Reinvestment Period, at the direction of the Collateral Manager, to the Contribution Account;

(M) any remaining Interest Proceeds shall be paid during the Reinvestment Period, at the option of the Collateral Manager, (i) to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the acquisition of additional Collateral Obligations) and/or to the acquisition of additional Collateral Obligations (provided that such payment would not, in the reasonable determination of the Collateral Manager, cause an EU/UK Retention Deficiency) or (ii) to the Holders of the Subordinated Notes; and

(N) after the Reinvestment Period, any remaining Interest Proceeds shall be paid to the Holders of the Subordinated Notes.

(ii) On each Payment Date, unless (x) such Payment Date is the Stated Maturity or (y) an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account (which shall not include (i) amounts required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account or (ii) during the Reinvestment Period, Principal Proceeds (x) that have previously been reinvested in Collateral Obligations or (y) that the Collateral Manager intends to invest in Collateral Obligations with respect to which there is a committed acquisition during the Interest Accrual Period related to such Payment Date that will settle during a subsequent Interest Accrual Period (including, without limitation, any succeeding Interest Accrual Period which occurs (in whole or in part) following the Reinvestment Period)) shall be applied in the following order of priority; provided that if such Payment Date is a Redemption Date in connection with a redemption in whole of the Secured Debt, such amounts shall be applied in the order of clauses (A), (F), (I) and (J) of this Section 11.1(a)(ii):

(A) to pay the amounts referred to in clauses (A) through (E) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(B) if either of the Class A/B Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (B);

(C) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes (only to the extent the Class C Notes are the Controlling Class at such time);

(D) if either of the Class C Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (D);

(E) to the payment of any Deferred Interest on the Class C Notes (only to the extent the Class C Notes are the Controlling Class at such time);

(F) (1) in connection with a redemption in whole of the Secured Debt, to make payments in accordance with the Debt Payment Sequence, and (2) on any other Payment Date, to make payments in the amount of the Special Redemption Amount, if any, at the election of the Collateral Manager, in accordance with the Debt Payment Sequence;

(G) during the Reinvestment Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the acquisition of additional Collateral Obligations) and/or to the acquisition of additional Collateral Obligations (provided that such payment would not, in the reasonable determination of the Collateral Manager, cause an EU/UK Retention Deficiency);

(H) after the Reinvestment Period, to make payments in accordance with the Debt Payment Sequence until the Debt has been paid in full;

(I) after the Reinvestment Period, to pay the amounts referred to in clauses (J) and (K) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder; and

(J) after the Reinvestment Period, any remaining amounts shall be paid to the Holders of the Subordinated Notes.

(iii) Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and 11.1(a)(ii), (x) if acceleration of the maturity of the Secured Debt as a whole has occurred following an Event of Default and such acceleration has not been rescinded or annulled (an “Enforcement Event”) on any Payment Date and (y) on the Stated Maturity, all Interest Proceeds and, other than in the case of clause (A)(3) below for which no Principal Proceeds may be applied, Principal Proceeds shall be applied in the following order of priority:

(A) to the payment of (1) first, Taxes, governmental fees and any registered office fees owing by the Issuer and the Co-Issuer, if any, (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (provided that the Administrative Expense Cap shall not apply if a liquidation of the Assets has commenced), and (3) third, solely on the Stated Maturity, any remaining accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to an amount equal to the Interest Proceeds available for distribution on such date;

(B) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date;

(C) to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-1 Notes and the Class A-1L-R Loans (including, without limitation, past due interest, if any);

(D) to the payment, pro rata based on the Aggregate Outstanding Amount, of principal of the Class A-1 Notes and the Class A-1L-R Loans until the Class A-1 Notes and the Class A-1L-R Loans have been paid in full;

(E) to the payment of accrued and unpaid interest on the Class A-2 Notes (including, without limitation, past due interest, if any);

(F) to the payment of principal of the Class A-2 Notes until the Class A-2 Notes have been paid in full;

(G) to the payment of accrued and unpaid interest on the Class B Notes (including, without limitation, past due interest, if any);

(H) to the payment of principal of the Class B Notes until the Class B Notes have been paid in full;

(I) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(J) to the payment of any Deferred Interest on the Class C Notes;

(K) to the payment of principal of the Class C Notes until the Class C Notes have been paid in full;

(L) to the payment of (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clauses (A)(2) and (3) above due to the limitations with respect thereto;

(M) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date; and

(N) any remaining amounts shall be paid to the Holders of the Subordinated Notes.

(b) If on any Payment Date the amount available in any Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Collateral Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1, to the extent funds are available therefor.

(c) In connection with the application of funds to pay Administrative Expenses of any Co-Issuers, as the case may be, in accordance with Sections 11.1(a)(i) through (iii), the Collateral Trustee shall remit such funds, to the extent available (and subject to the order of priority set forth in the definition of “Administrative Expenses”), as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Collateral Trustee no later than the Business Day prior to each Payment Date.

(d) The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of the Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer, the Collateral Administrator and the Collateral Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 8 of the Collateral Management Agreement. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS;

ACQUISITION OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1 Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.4, the Collateral Manager may, pursuant to an Issuer Order delivered by an Authorized Officer of the Collateral Manager on behalf of the Issuer (except as otherwise specified in this Section 12.1), direct the Collateral Trustee to sell and the Collateral Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation, Equity Security or Unsaleable Asset if, as certified by the Collateral Manager (which certification shall be deemed to be made upon delivery of an Issuer Order or trade ticket with respect to such sale), such sale meets the requirements of any one of paragraphs (a) through (i) of this Section 12.1 (subject in each case to any applicable requirement of disposition under Section 12.1(d)); provided that if an Event of Default that would permit the Debt to be accelerated in accordance with the Indenture has occurred and is continuing, the Collateral Manager may not direct the Collateral Trustee to sell any Collateral Obligation or Equity Security pursuant to clause (b) or (f) below.

(a) Credit Risk Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Credit Risk Obligation at any time without restriction.

(b) Credit Improved Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Credit Improved Obligation at any time without restriction.

(c) Defaulted Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Defaulted Obligation at any time without restriction.

(d) Equity Securities. The Collateral Manager may direct the Collateral Trustee to sell any Equity Security at any time without restriction and shall use its commercially reasonable efforts to effect the sale of any Equity Security.

(e) Optional Redemption and Tax Redemption. Unless Refinancing Proceeds are being used to redeem the Secured Debt in whole or in part, after the Applicable Issuer has notified the Collateral Trustee of an Optional Redemption of the Secured Debt in accordance with Section 9.2 or a Majority of an Affected Class or a Majority of the Subordinated Notes have directed (by a written direction delivered to the Collateral Trustee) a Tax Redemption in accordance with Section 9.3, the Collateral Manager shall direct the Collateral Trustee to sell (which sale or sales may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use commercially reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f) Discretionary Sales. The Collateral Manager may direct the Collateral Trustee to sell any Collateral Obligation at any time other than during a Restricted Trading Period if, (1) after giving effect to such sale, the Investment Criteria Adjusted Balance of all Collateral Obligations sold as described in this Section 12.1(f) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Second Refinancing Date, during the period commencing on the Second Refinancing Date) (excluding for purposes of this calculation Collateral Obligations which the Issuer has entered into binding commitments to sell prior to the Second Refinancing Date but which sales have not settled as of the Second Refinancing Date) is not greater than 25% of the Total Capitalization as of the first day of such 12 calendar month period (or as of the Second Refinancing Date, as the case may be); and (2) either:

(i) solely during the Reinvestment Period, the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an Investment Criteria Adjusted Balance at least equal to the Investment Criteria Adjusted Balance of such Collateral Obligation within 30 days after such sale; or

(ii) the Principal Collateralization Amount (excluding the Collateral Obligation being sold, but including, without duplication, the anticipated net proceeds of such sale) will be greater than or equal to the Reinvestment Target Par Balance;

provided that, the foregoing clauses (1) and (2) shall not be required to be satisfied with respect to sales of Collateral Obligations that the Issuer has entered into binding commitments to sell prior to the Second Refinancing Date but which have not settled as of the Second Refinancing Date.

(g) Unsaleable Assets. Notwithstanding the other requirements set forth in this Indenture, on any Business Day after the Reinvestment Period, unless an Event of Default has occurred and is continuing, the Collateral Manager, in its sole discretion, may conduct an auction on behalf of the Issuer of Unsaleable Assets in accordance with the procedures described in this Section 12.1(g). Promptly after receipt of written notice from the Collateral Manager of such auction, the Collateral Trustee shall provide notice (in such form as is prepared by the Collateral Manager) to the Holders (and, for so long as any Secured Debt is Outstanding, the Rating Agency) of an auction, setting forth in reasonable detail a description of each Unsaleable Asset and the following auction procedures: (i) any Holder or beneficial owner of Debt may submit a written bid within 10 Business Days after the date of such notice to purchase one or more Unsaleable Assets no later than the date specified in the auction notice (which shall be at least 15 Business Days after the date of such notice); (ii) each bid must include an offer to purchase such Unsaleable Assets for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice; (iii) if no Holder or beneficial owner of Debt submits such a bid within the time period specified under clause (i) above, unless the Collateral Manager determines that delivery in-kind is not legally or commercially practicable and provides written notice thereof to the Collateral Trustee, the Collateral Trustee shall provide notice thereof to each Holder and offer to deliver (at such Holder’s expense) a pro rata portion (as determined by the Collateral Manager) of each unsold Unsaleable Asset to the Holders or beneficial owners of the most senior Class that provide delivery instructions to the Collateral Trustee on or before the date specified in such notice, subject to minimum denominations; provided that, to the extent that minimum denominations do not permit a pro rata distribution, the Collateral Trustee shall distribute the Unsaleable Assets on a pro rata basis to the extent possible as directed by the Collateral Manager in writing and the Collateral Manager shall select by lottery the Holder or beneficial owner to whom the remaining amount will be delivered and deliver written notice thereof to the Collateral Trustee and the Collateral Trustee shall deliver such interests as specified in such written direction; and (iv) if no such Holder or beneficial owner provides delivery instructions to the Collateral Trustee, the Collateral Trustee shall promptly notify the Collateral Manager and offer to deliver (at the cost of the Collateral Manager) the Unsaleable Asset to the Collateral Manager or its designee. If the Collateral Manager declines such offer, the Collateral Trustee shall take such action as directed by the Collateral Manager (on behalf of the Issuer) in writing to dispose of the Unsaleable Asset, which may be by donation to a charity, abandonment or other means.

(h) Stated Maturity. Notwithstanding the restrictions of Section 12.1(a) through (g), the Collateral Manager (on behalf of the Issuer) shall, no earlier than one month prior to the Determination Date for the earliest Stated Maturity of any Class of Debt and no later than the Determination Date for the Stated Maturity, arrange for and direct the Collateral Trustee to sell (and the Collateral Trustee shall sell in the manner specified) any remaining Collateral Obligations and distribute any proceeds thereof to the Issuer for application in accordance with the applicable Priority of Payments; provided that such sale does not materially and adversely affect the Holders of the Secured Debt.

Section 12.2 Acquisition of Additional Collateral Obligations. On any date during the Reinvestment Period, the Collateral Manager may, pursuant to an Issuer Order delivered by an Authorized Officer of the Collateral Manager on behalf of the Issuer subject to the other requirements in this Indenture, direct the Collateral Trustee to invest Principal Proceeds, proceeds of Additional Debt issued pursuant to Section 2.13 and 3.2, Principal Financed Accrued Interest and any Contributions received by the Issuer constituting Principal Proceeds in additional Collateral Obligations, and the Collateral Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. After the Reinvestment Period, the Collateral Manager shall not direct the Collateral Trustee to invest any amounts on behalf of the Issuer; provided that in accordance with Section 12.2(d), Cash on deposit in any Account (other than the Payment Account) may be invested in Eligible Investments following the Reinvestment Period.

(a) Investment Criteria. No obligation may be acquired by the Issuer unless each of the following conditions (the “Investment Criteria”) is satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such acquisition, in each case as determined by the Collateral Manager after giving effect to such acquisition and all other sales or acquisitions previously or simultaneously committed to:

(i) such obligation is a Collateral Obligation;

(ii) (A) in the case of an additional Collateral Obligation acquired with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, either (1) the Aggregate Principal Balance of all additional Collateral Obligations acquired with the proceeds from such sale plus, without duplication, the amount of any cash Contributions made to the Issuer in connection therewith will at least equal the Sale Proceeds from such sale, (2) the Aggregate Principal Balance of the Collateral Obligations (including, without duplication, the amount of any cash Contributions made to the Issuer in connection therewith) will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (3) the Principal Collateralization Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being acquired and the anticipated cash proceeds, if any, of such sale that are not applied to the acquisition of such additional Collateral Obligation plus, without duplication, the amount of any cash Contributions made to the Issuer in connection therewith) will be greater than the Reinvestment Target Par Balance and (B) in the case of any other acquisition of additional Collateral Obligations acquired with the proceeds from the sale of a Collateral Obligation, either (1) the Aggregate Principal Balance of the Collateral Obligations plus, without duplication, the amount of any cash Contributions made to the Issuer in connection therewith will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (2) the Principal Collateralization Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being acquired and the anticipated cash proceeds, if any, of such sale that are not applied to the acquisition of such additional Collateral Obligation plus, without duplication, the amount of any cash Contributions made to the Issuer in connection therewith) will be greater than the Reinvestment Target Par Balance. Only Contributions designated as Principal Proceeds in accordance with this Indenture (which Contributions may not be reclassified as Interest Proceeds thereafter) may be used pursuant to this clause (ii);

(iii) each Coverage Test will be satisfied (or if not satisfied, maintained or improved); provided that, so long as any Coverage Test is not satisfied, the Principal Proceeds received in respect of any Defaulted Obligation or the proceeds of any sale of a Defaulted Obligation shall not be reinvested in additional Collateral Obligations;

(iv) either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test (except, in the case of an additional Collateral Obligation acquired with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, the S&P CDO Monitor Test) will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment;

(v) the date on which the Issuer (or the Collateral Manager on its behalf) commits to acquire such Collateral Obligation occurs during the Reinvestment Period;

(vi) the EU/UK Origination Requirement will be satisfied with respect thereto; and

(vii) no EU/UK Retention Deficiency would occur as a result of, and immediately after giving effect to, any such acquisition.

Notwithstanding anything else in this Indenture to the contrary, as a condition to any purchase of an additional Collateral Obligation, if the aggregate balance in the Principal Collection Subaccount after giving effect to all expected debits and credits in connection with such purchase, all other sales and purchases (as applicable) previously or simultaneously committed to but which have not settled and all expected payments and repayments with respect to the Collateral Obligations is a negative amount, the absolute value of such amount may not be greater than 5.0% of the Principal Collateralization Amount as of the Measurement Date immediately preceding the trade date for such purchase.

(b) Trading Plan Period. For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified by the Collateral Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the 10 Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (1) no Trading Plan may result in the acquisition of Collateral Obligations with an Average Life less than six months, (2) no Trading Plan may result in the acquisition of a group of Collateral Obligations if the difference between the shortest Average Life of any Collateral Obligation in such group and the longest Average Life of any Collateral Obligation in such group is greater than three years, (3) no Trading Plan may result in the acquisition of Collateral Obligations having an Aggregate Principal Balance that exceeds 5.0% of the Aggregate Principal Balance of all Collateral Obligations as of the first day of the Trading Plan Period, (4) no Trading Plan Period may include a Determination Date, (5) no more than one Trading Plan may be in effect at any time during a Trading Plan Period, (6) the Collateral Manager may modify any Trading Plan during a Trading Plan Period if it determines that, but for the occurrence of an Intervening Event, the Investment Criteria would have been satisfied by the original Trading Plan (provided that the Investment Criteria are satisfied by the modified Trading Plan) and (7) the average purchase price of a single Collateral Obligation or a group of Collateral Obligations, in each case purchased pursuant to a Trading Plan, shall not be used for purposes of determining compliance with the Investment Criteria. The Collateral Manager shall provide prior written notice to the Rating Agency, the Collateral Trustee (and the Collateral Trustee shall provide such notice to the Holders) and the Collateral Administrator (i) of any Trading Plan, which notice shall specify the proposed investments identified by the Collateral Manager for acquisition as part of such Trading Plan and (ii) if the Investment Criteria are not satisfied upon the expiry of any Trading Plan Period. If a Trading Plan fails, the Collateral Manager shall notify the Rating Agency of such failure.

(c) Certification by Collateral Manager. Not later than the Subsequent Delivery Date for any Collateral Obligation acquired in accordance with this Section 12.2, the Collateral Manager shall deliver by e-mail to the Collateral Trustee and the Collateral Administrator an executed Officer’s certificate of the Collateral Manager certifying that such acquisition complies with this Section 12.2 and Section 12.4 which certification shall be deemed to be made upon delivery of an Issuer Order or trade ticket with respect to such acquisition.

(d) Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

(e) End of Reinvestment Period. Not later than the Business Day immediately preceding the end of the Reinvestment Period, the Collateral Manager shall deliver to the Collateral Trustee a schedule of Collateral Obligations acquired by the Issuer with respect to which acquisitions the trade date has occurred but the settlement date has not yet occurred and is reasonably expected to occur after the end of the Reinvestment Period and shall certify to the Collateral Trustee that sufficient Principal Proceeds are available (including for this purpose, cash on deposit in the Collection Account representing Principal Proceeds as well as any Principal Proceeds that will be received by the Issuer from the sale of Collateral Obligations for which the trade date has already occurred but the settlement date has not yet occurred and/or Contributions received by the Issuer) to effect the settlement of such Collateral Obligations. Any such Collateral Obligations shall be treated as having been acquired prior to the end of the Reinvestment Period for purposes of the Investment Criteria. To the extent such Collateral Obligations would be acquired using Principal Proceeds consisting of scheduled distributions of principal, only that portion of such Principal Proceeds that the Collateral Manager reasonably expects will be received prior to the end of the Reinvestment Period shall be used to effect such acquisition.

(f) Exercise of Warrants. Notwithstanding anything to the contrary contained in any Transaction Document, the Issuer may not exercise any warrant or otherwise acquire securities (including pursuant to Section 10.2(d)) (other than the exercise of a warrant or other acquisition of securities in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof; provided, that the Issuer shall not exercise any warrant or similar right to acquire securities held in the Assets, which right was received by the Issuer in connection with the insolvency, bankruptcy, reorganization, debt restructuring or workout of a Collateral Obligation or the Obligor thereof, if after giving effect to the acquisition of such securities it would result, on a pro forma basis, in the non-payment or deferral of interest on any Class of Secured Debt on the next Payment Date, as determined by the Collateral Manager. For the avoidance of doubt, Principal Proceeds may not be used to exercise any warrant or similar right to acquire securities held in the Assets.

Section 12.3 Optional Repurchase or Substitution of Collateral Obligations.

(a) Optional Substitutions.

(i) With respect to any Collateral Obligation as to which a Repurchase and Substitution Event has occurred, subject to the limitations set forth in this Section 12.3, at any time the Transferor may (but shall not be obligated to) convey to the Issuer in accordance with the Master Transfer Agreement one or more Collateral Obligations in exchange for such Collateral Obligation.

(ii) Any such conveyance of a Substitute Collateral Obligation shall be initiated by delivery of written notice (a “Notice of Substitution”) by the Transferor to the Collateral Trustee, the Issuer and the Collateral Manager that the Transferor intends to substitute a Collateral Obligation pursuant to this Section 12.3(a) and shall be completed prior to the earliest of: (x) the expiration of 90 days after delivery of such notice; or (y) in the case of a Collateral Obligation which has become subject to a Specified Amendment, the effective date set forth in such Specified Amendment. Each Notice of Substitution shall specify the Collateral Obligation to be substituted and the reasons for such substitution.

(iii) The substitution of any Substitute Collateral Obligation shall be subject to the satisfaction of the Repurchase and Substitution Qualification Conditions as of the date of substitution for each such Collateral Obligation (after giving effect to such substitution).

(iv) Prior to any substitution of a Collateral Obligation, the Collateral Manager shall provide written notice thereof to the Rating Agency.

(b) Optional Repurchases. Subject to the Repurchase and Substitution Limit, the Transferor shall have the right, but not the obligation, to repurchase from the Issuer any Collateral Obligation that becomes subject to a Repurchase and Substitution Event at any time at a price equal to such repurchased Collateral Obligation’s Market Value (which shall not be determined pursuant to clause (iv) or (v) of the definition thereof); provided that if such Market Value has not been obtained by the most recent of (i) 90 days prior to such date of determination or (ii) the date of the most recently audited financial statements for the Obligor of such Collateral Obligation, then such Collateral Obligation may not be repurchased pursuant to this Section 12.3(b) until such Market Value has been obtained in accordance with such time constraints. The Issuer, and, at the written direction of the Issuer (or in each case, the Collateral Manager on behalf of the Issuer), as applicable, the Collateral Trustee shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Transferor or by the Collateral Manager in order to effect the transfer and release of any of the Issuer’s interests in the Collateral Obligations (together with the Assets related thereto) that are being repurchased and the release thereof from the lien of this Indenture.

(c) Repurchase and Substitution Limit. At all times, (i) the sum of the Aggregate Principal Balance of all Substitute Collateral Obligations owned by the Issuer at any time since the Second Refinancing Date plus (ii) the Aggregate Principal Balance of all Collateral Obligations that have been repurchased by the Transferor pursuant to its right of optional repurchase since the Second Refinancing Date and not subsequently applied by the Issuer to acquire a Substitute Collateral Obligation may not exceed an amount equal to (A) 15% of the Net Purchased Loan Balance (inclusive of sales pursuant to clause (B)) and (B) with respect to Defaulted Obligations and Credit Risk Obligations that the Collateral Manager believes with the passage of time would become Defaulted Obligations, 10% of the Net Purchased Loan Balance; provided that clause (ii) above shall not include (x) the Principal Balance related to any Collateral Obligation that is repurchased by the Transferor in connection with a proposed Specified Amendment to such Collateral Obligation so long as (1) the Transferor certifies in writing to the Collateral Manager and the Collateral Trustee that such purchase is, in the commercially reasonable business judgment of the Transferor, necessary or advisable in connection with the restructuring of such Collateral Obligation and such restructuring is expected to result in a Specified Amendment to such Collateral Obligation, and (2) the Collateral Manager certifies in writing to the Collateral Trustee that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Amendment pursuant to the Standard of Care or any provision of this Indenture or the Collateral Management Agreement or (y) the purchase price of any Collateral Obligations or, for the avoidance of doubt, any Equity Securities sold by and at the option of the Issuer to the Transferor at Market Value (which will not be determined pursuant to clause (iv) or (v) of the definition thereof) pursuant to Section 12.1(d) or Section 12.1(f). The foregoing provisions in this paragraph constitute the “Repurchase and Substitution Limit”.

(d) Third Party Beneficiaries. The Issuer and the Collateral Trustee agree that the Transferor shall be a third party beneficiary of this Indenture solely for purposes of this Section 12.3, and shall be entitled to rely upon and enforce such provisions of this Section 12.3 to the same extent as if it were a party hereto.

Section 12.4 Conditions Applicable to All Sale and Acquisition Transactions. (a) Any transaction effected under this Article XII or in connection with the acquisition of additional Collateral Obligations shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 5 of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated; provided that in the case of any Collateral Obligation sold or otherwise transferred to or acquired from a Person so Affiliated (other than any acquisition by the Issuer of a Collateral Obligation effected from the Transferor pursuant to the Master Transfer Agreement contemporaneously with the origination of the related Collateral Obligation by the Transferor), the value thereof shall be the Market Value of such Collateral Obligation (provided that Market Value shall not be determined pursuant to clause (iv) or (v) of the definition thereof; provided, further, that if such Market Value has not been obtained by the most recent of (i) 90 days prior to such date of determination or (ii) the date of the most recently audited financial statements for the Obligor of such Collateral Obligation, then such Collateral Obligation may not be sold or otherwise transferred to or acquired by a Person so Affiliated until such Market Value has been obtained in accordance with such time constraints); provided, further, any Collateral Obligation acquired from a Person so Affiliated shall be acquired pursuant to and in accordance with the Master Transfer Agreement but may be settled directly into the Issuer for administrative convenience; provided, further that the Collateral Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b) Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Collateral Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets. The Collateral Trustee shall also receive, not later than the Subsequent Delivery Date, an Officer’s certificate of the Issuer containing the statements set forth in Section 3.1(a)(ix); provided that such requirement shall be satisfied, and such statements shall be deemed to have been made by the Issuer, in respect of such acquisition by the delivery to the Collateral Trustee of an Issuer Order, a trade ticket, confirmation of trade, instruction to post or to commit to the trade, “SWIFT” messages or similar electronic communication or language with respect to such acquisition.

(c) If the Issuer (or the Collateral Manager on its behalf) enters into a committed acquisition for an additional Collateral Obligation during one Interest Accrual Period that will settle after such Interest Accrual Period, the Collateral Manager shall use commercially reasonable efforts to settle such additional Collateral Obligation during the immediately succeeding Interest Accrual Period. In no event shall the Collateral Trustee be obligated to settle a trade to the extent such action would result in a negative balance or overdraft of the Principal Collection Subaccount, and the Collateral Trustee shall incur no liability for refusing to wire funds in excess of the balance of funds in the Principal Collection Subaccount.

(d) Upon the direction to commence any liquidation of any of the Assets due to an Event of Default and the acceleration of the maturity of the Secured Debt being delivered, liquidation of the applicable Assets shall be effected as described under Section 5.5. In such an event, none of the Collateral Manager, the Issuer shall have the right to direct the sale of any such Assets.

Section 12.5 Amendments to Underlying Instruments. (a) Subject to the restrictions contained in this Section 12.5, the Issuer may enter into any exchange, amendment or waiver of or supplement to any Underlying Instrument.

(b) Maturity Amendments. The Issuer (or the Collateral Manager on the Issuer’s behalf) may not vote in favor of a Maturity Amendment unless, as determined by the Collateral Manager:

(i) (A) the Maximum Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment or (B) solely during the Reinvestment Period, if the Maximum Weighted Average Life Test was not satisfied immediately prior to giving effect to such Maturity Amendment, the level of compliance with the Maximum Weighted Average Life Test will be improved or maintained after giving effect to such Maturity Amendment, in each case after giving effect to any Trading Plan in effect during the applicable Trading Plan Period; provided that in the case of a Maturity Amendment in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof, (x) at any time, up to 5.0% of the Total Capitalization of the applicable Portfolio may consist of Collateral Obligations that do not satisfy this clause (i) after giving effect to the related Maturity Amendment and (y) measured cumulatively from the Closing Date, up to 10.0% of the Total Capitalization of the applicable Portfolio may consist of Collateral Obligations that do not satisfy this clause (i) after giving effect to the related Maturity Amendment; and

(ii) the following conditions are met: (1) the extended maturity date of such Collateral Obligation would not be later than two years beyond the earliest Stated Maturity of any Class of Secured Debt and (2) after giving effect to such Maturity Amendment not more than 3.0% of the Total Capitalization may consist of Collateral Obligations that are Permitted Maturity Obligations.

For the avoidance of doubt, after giving effect to such Maturity Amendment, the Collateral Obligation that is the subject of such Maturity Amendment must satisfy the definition of “Collateral Obligation” other than clause (xi) of the definition thereof.

ARTICLE XIII

HOLDERS’ RELATIONS

Section 13.1 Subordination. (a) Anything in this Indenture, the Class A-1L-R Credit Agreement or the Debt to the contrary notwithstanding, the Holders of each Class of Debt that constitute a Junior Class agree for the benefit of the Holders of the Debt of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Debt of each such Priority Class to the extent and in the manner set forth in this Indenture.

(b) If contrary to the provisions of this Indenture any Holder of Debt of any Junior Class shall have received any payment or distribution in respect of such Debt contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of such Priority Class Consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.

(c) Each Holder of Debt of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder of Junior Class Debt shall not demand, accept, or receive any payment or distribution in respect of such Debt in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided that after a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class of Debt.

(d) By its acceptance of an interest in the Debt, each Holder and beneficial owner of Debt acknowledges and agrees to the provisions of Section 5.4(d).

Section 13.2 Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, each Holder (a) does not owe any duty of care to any Person and is not obligated to act in a fiduciary or advisory capacity to any Person (including, but not limited to, any other Holder or beneficial owner of Debt, the Issuer, the Co-Issuer, the Collateral Trustee, any holder of ordinary shares of the Issuer or the Collateral Manager); (b) shall only consider the interests of itself and/or its Affiliates; and (c) will not be prohibited from engaging in activities that compete or conflict with those of any Person (including, but not limited to, any Holder or beneficial owner of Debt, the Issuer, the Co-Issuer, the Collateral Trustee, any holder of ordinary shares of the Issuer or the Collateral Manager), nor shall any such restrictions apply to any Affiliates of any Holder.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Collateral Trustee and the Loan Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer, the Co-Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm, one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia (or Jersey, in the case of an opinion relating to the laws of Jersey), which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer), unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer, the Co-Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Collateral Manager or any other Person (on which the Collateral Trustee and the Loan Agent shall also be entitled to conclusively rely), stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer, the Co-Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager or the Issuer, stating that the information with respect to such matters is in the possession of the Collateral Manager, the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Collateral Trustee at the request or direction of the Applicable Issuers, then notwithstanding that the satisfaction of such condition is a condition precedent to the Applicable Issuer’s right to make such request or direction, the Collateral Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

The Bank, in all of its capacities, agrees to accept and act upon instructions or directions pursuant to this Indenture or any document executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, in each such case of a manually executed instruction or direction on the applicable letterhead (which instruction or direction may be in the form of a .pdf file attached to an email); provided, however, that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 14.2 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Collateral Trustee and the Loan Agent, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Collateral Trustee, the Loan Agent and the Co-Issuers, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Collateral Trustee and the Loan Agent deem sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Debt held by any Person, and the date of such Person’s holding the same, shall be proved by the Register or the Loan Register, as applicable.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Debt shall bind the Holder (and any transferee thereof) of such and of every Debt issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Collateral Trustee, the Loan Agent or the Issuer in reliance thereon, whether or not notation of such action is made upon such Debt.

Section 14.3 Notices, etc., to Collateral Trustee, the Co-Issuers, the Collateral Manager, the Placement Agent, the Collateral Administrator, the Paying Agent and the Rating Agency. (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture or the Class A-1L-R Credit Agreement to be made upon, given, e-mailed or furnished to, or filed with:

(i) the Collateral Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail, or by facsimile in legible form, to the Collateral Trustee addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Collateral Trustee, and executed by an Authorized Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document, provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to U.S. Bank Trust Company, National Association (in any capacity hereunder) will be deemed effective only upon receipt thereof by U.S. Bank Trust Company, National Association;

(ii) the Co-Issuers shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by facsimile in legible form, to the Issuer addressed to it at c/o Maples Fiduciary Services (Jersey) Limited, 2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, JE2 3QB, Jersey or by email to MF-Jersey@maples.com and cayman@maples.com, with a copy to Maples and Calder (Jersey) LLP addressed to it at 2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, JE2 3QB, Jersey Attention: ABPCI Direct Lending Fund CLO VI Ltd, email: jersey@maples.com and cayman@maples.com, to the Co-Issuer addressed to it at c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, DE 19807, Attention: The Manager, telephone no. (302) 338-9130, email: delawareservices@maples.com or at any other address previously furnished in writing to the other parties hereto by the Co-Issuers with a copy to the Collateral Manager at its address below;

(iii) the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by facsimile in legible form, to the Collateral Manager addressed to it at AB Private Credit Investors LLC, 405 Colorado Street, Suite 1500, Austin, Texas 78701, Attention: Richard Strohmenger, richard.strohmenger@alliancebernstein.com, and Wesley Raper, wesley.raper@alliancebernstein.com, or at any other address previously furnished in writing to the parties hereto;

(iv) the Placement Agent shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by telecopy in legible form, addressed to RBC Capital Markets, LLC, 200 Vesey Street, New York, New York 10281, Attention: Matthew Otte, Christopher Heron and Mukund Sadagopan, or at any other address previously furnished in writing to the Issuer and the Collateral Trustee by the Second Refinancing Placement Agent;

(v) the Co-Structuring Agent shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by telecopy in legible form, addressed to KeyBanc Capital Markets Inc., 1301 Avenue of the Americas, 35th Floor, New York, NY 10019, Attention: Andrew Yuder, or at any other address previously furnished in writing to the Issuer and the Collateral Trustee by the Second Refinancing Placement Agent;

(vi) the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by facsimile in legible form, to the Collateral Administrator at U.S. Bank Trust Company, National Association, 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Global Corporate Trust/Christopher Simanic – ABPCI Direct Lending Fund CLO VI Ltd, email: christopher.simanic@usbank.com or at any other address previously furnished in writing to the parties hereto;

(vii) S&P shall be sufficient for every purpose hereunder when received by S&P (unless otherwise herein expressly provided) if sent by electronic mail to CDO_Surveillance@spglobal.com; provided that in respect of any application for a ratings estimate by S&P in respect of a Collateral Obligation, Information must be submitted to creditestimates@spglobal.com; and

(viii) the Administrator shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail or by facsimile in legible form, to the Administrator addressed to it at c/o Maples Fiduciary Services (Jersey) Limited, 2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, JE2 3QB, Jersey, Attention: The Directors, facsimile no. +440 1534 671 301 or by email to MF-Jersey@maples.com and cayman@maples.com.

(b) If any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Collateral Trustee and any other person or entity, the Collateral Trustee’s receipt of such notice or document shall entitle the Collateral Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(c) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be sent to the Rating Agency shall be sent by the Collateral Manager on behalf of the Issuer and, if pursuant to the terms of this Indenture, the Collateral Trustee is to send such request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to the Rating Agency, it shall instead be sent to the Collateral Manager first for dissemination to the Rating Agency.

(d) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Collateral Trustee may be provided by providing access to a website containing such information.

(e) The parties hereto agree that all 17g-5 Information provided to the Rating Agency, or any of its officers, directors or employees, to be given or provided to the Rating Agency pursuant to, in connection with or related, directly or indirectly, to this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, any transaction document relating hereto, the Assets or the Secured Debt, shall be in each case must be provided in compliance with Section 14.17 and as follows:

(i) is in writing;

(ii) sent (by 12:00 p.m. New York time) on or before the date such notice or other document is due to ABPCIDirectLendingFundingVIILP@structuredfn.com, or such other email address as is provided by the Collateral Administrator (the “Rule 17g-5 Address”) for Posting to the 17g-5 Website in accordance with the Collateral Administration Agreement; and

(iii) sent to the Rating Agency at cdo_surveillance@spglobal.com (or such other email address as is provided by the Rating Agency), and with respect to (x) S&P CDO Monitor requests, CDOMonitor@spglobal.com; (y) any reports delivered under Sections 10.5, 10.6 and 10.7, CDO_Surveillance@spglobal.com; and (z) any requests for credit estimates, for S&P, creditestimates@spglobal.com.

Section 14.4 Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture or the Class A-1L-R Credit Agreement provides for notice to Holders of any event,

(a) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid (or, in the case of Holders of Global Secured Notes, e-mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register or the Loan Register, as applicable, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(b) such notice shall be in the English language.

Such notices shall be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Collateral Trustee a written notice that it is requesting that notices to it be given by electronic mail or by facsimile transmissions and stating the electronic mail address or facsimile number for such transmission. Thereafter, the Collateral Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above. In addition or in lieu of the foregoing notices for Holders may also be posted to the Collateral Trustee’s internet website.

The Collateral Trustee shall deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Debt (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Collateral Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Collateral Trustee may have hereunder or under the terms of any confidentiality or non-disclosure agreement to which the Collateral Trustee is party in connection with the performance of its duties hereunder or (iii) applicable law. For the avoidance of doubt, such information shall not include any Accountants’ Certificate. The Collateral Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Collateral Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Collateral Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5 Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns. All covenants and agreements in this Indenture by the Co-Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7 Severability. If any term, provision, covenant or condition of this Indenture or the Debt, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), shall continue in full force and effect, and such unenforceability, invalidity, or illegality shall not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, as the case may be, so long as this Indenture or the Debt, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Debt, as the case may be, shall not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.8 Benefits of Indenture. Nothing in this Indenture, the Class A-1L-R Credit Agreement or in the Debt, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator, the Loan Agent, the Holders of the Debt and (to the extent provided herein) the Administrator (solely in its capacity as such) and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Legal Holidays. If the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Debt or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be.

Section 14.10 Governing Law. This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

Section 14.11 Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor shall the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE CO-ISSUERS, THE HOLDERS AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE DEBT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.13 Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) and the Notes may be executed and delivered in counterparts (including by facsimile transmission), each of which shall be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.14 Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to the Rating Agency and to comply with the provisions of this Section 14.14 and Section 14.16, unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15 Liability of Co-Issuers. Notwithstanding any other terms of this Indenture, the Class A-1L-R Credit Agreement, the Debt or any other agreement entered into between, inter alia, the Co-Issuers, or otherwise, neither of the Co-Issuers (each, a “Party”) shall have any liability whatsoever to any other Party under this Indenture, the Class A-1L-R Credit Agreement, the Debt, any such agreement or otherwise and, without prejudice to the generality of the foregoing, none of the Parties shall be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Class A-1L-R Credit Agreement, the Debt, any such agreement or otherwise against any other Party. In particular, none of the Parties shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of any other Party or shall have any claim in respect to any assets of any other Party.

Section 14.16 Communications with the Rating Agency. If the Issuer shall receive any written or oral communication from the Rating Agency (or any of its officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt, the Issuer agrees to refrain from communicating with the Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees that in no event shall it engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt with the Rating Agency (or any of its officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager. The Collateral Trustee agrees that in no event shall a Trust Officer engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with the Rating Agency without the prior written consent (which may be in the form of e-mail correspondence) or participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager; provided that nothing in this Section 14.16 shall prohibit the Collateral Trustee from making available on its internet website the Monthly Reports, Distribution Reports and other notices or documentation relating to the Debt or this Indenture.

Section 14.17 17g-5 Information. (a) The Issuer shall comply with its obligations under Rule 17g-5 promulgated under the Exchange Act (“Rule 17g-5”), by their or their agent’s posting on the 17g-5 Website, no later than the time such information is provided to the Rating Agency, all information that the Co-Issuers or other parties on their behalf, including the Collateral Trustee and the Collateral Manager, provide to the Rating Agency for the purposes of determining the initial credit rating of the Secured Debt or undertaking credit rating surveillance of the Secured Debt (the “17g-5 Information”). At all times while any Secured Debt is rated by the Rating Agency or any other NRSRO, the Co-Issuers shall engage a third-party to post 17g-5 Information to the 17g-5 Website. On the Second Refinancing Date, the Issuer shall engage the Collateral Administrator (in such capacity, the “Information Agent”), to post 17g-5 Information it receives from the Issuer, the Collateral Trustee or the Collateral Manager to the 17g-5 Website in accordance with the Collateral Administration Agreement. All information to be posted shall be provided to the Information Agent in an electronic format readable and uploadable (e.g., that is not locked or corrupted) by e-mail to the 17g-5 Address and specifying “ABPCI Direct Lending Fund CLO VI Ltd” and labeled for delivery to the Rating Agency.

(b) To the extent any of the Co-Issuers, the Collateral Trustee or the Collateral Manager are engaged in oral communications with the Rating Agency, for the purposes of determining the Initial Ratings of the Secured Debt or undertaking credit rating surveillance of the Secured Debt, the party communicating with the Rating Agency shall cause such oral communication to either be (x) recorded and an audio file containing the recording to be promptly delivered to the Information Agent for Posting or (y) summarized in writing and the summary to be promptly delivered to the Information Agent for Posting.

(c) Notwithstanding the requirements herein, the Collateral Trustee shall have no obligation to engage in or respond to any oral communications, for the purposes of determining the Initial Rating of the Secured Debt or undertaking credit rating surveillance of the Secured Debt, with the Rating Agency or any of its officers, directors or employees.

(d) Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.17 shall not constitute a Default or Event of Default.

(e) The Collateral Trustee shall not be responsible for maintaining the 17g-5 Website, posting any 17g-5 Information to the 17g-5 Website or assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. In no event shall the Collateral Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.

(f) The Collateral Trustee shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Co-Issuers, the Rating Agency, the NRSROs, any of their agents or any other party. The Collateral Trustee shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Co-Issuers, the Rating Agency, the NRSROs or any other third party that may gain access to the 17g-5 Information posted thereon.

(g) The maintenance by the Collateral Trustee of the Collateral Trustee’s Website shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.

(h) For the avoidance of doubt, no statement or report of the Independent accountants shall be required to be provided to, or shall otherwise be shared with, the Rating Agency and shall not, under any circumstances, be posted to the 17g-5 Website.

Section 14.18 Confidential Information. (a) The Collateral Trustee, the Collateral Administrator, the Loan Agent and each Holder shall maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Person in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.18 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Debt; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.18 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Debt; (iii) any other Holder, or any of the other parties to this Indenture, the Collateral Management Agreement or the Collateral Administration Agreement; (iv) any Person of the type that would be, to such Person’s knowledge, permitted to acquire Debt in accordance with the requirements of Section 2.5 hereof to which such Person sells or offers to sell any such Debt or any part thereof; (v) any other Person from which such former Person offers to purchase any obligation of the Issuer; (vi) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.18; (viii) the Rating Agency (subject to Sections 14.16 and 14.17); (ix) any other Person with the consent of the Issuer and the Collateral Manager; or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Debt or this Indenture or (E) in the Collateral Trustee’s, the Loan Agent’s or the Collateral Administrator’s performance of its obligations under this Indenture, the Collateral Administration Agreement, the Class A-1L-R Credit Agreement or other transaction document related thereto; and provided that delivery to the Holders by the Collateral Trustee, the Collateral Administrator or the Loan Agent of any report of information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.18. Each Holder shall, by its acceptance of its Debt, be deemed to have agreed, except as set forth in clauses (vi), (vii) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Debt or administering its investment in the Debt; and that the Collateral Trustee, the Collateral Administrator and the Loan Agents shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.18. In the event of any required disclosure of the Confidential Information by such Holder, such Holder shall, by its acceptance of its Debt, be deemed to have agreed to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of Debt, by its acceptance of Debt, shall be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.18.

(b) For the purposes of this Section 14.18, “Confidential Information” means information delivered to the Collateral Trustee, the Collateral Administrator, the Loan Agent or any Holder of Debt by or on behalf of the Co-Issuers in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture or the Class A-1L-R Credit Agreement (including, without limitation, information relating to Obligors); provided that such term does not include information that: (i) was publicly known or otherwise known to the Collateral Trustee, the Collateral Administrator, the Loan Agent or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Collateral Trustee, the Collateral Administrator, the Loan Agent, any Holder or any Person acting on behalf of the Collateral Trustee, the Collateral Administrator, the Loan Agent or any Holder; (iii) otherwise is known or becomes known to the Collateral Trustee, the Collateral Administrator, the Loan Agent or any Holder other than (x) through disclosure by the Co-Issuers, the Collateral Manager or any of their Affiliates, as applicable, or (y) to the knowledge of the Collateral Trustee, the Collateral Administrator, the Loan Agent or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Co-Issuers or a contractual duty to the Co-Issuers, the Collateral Manager or any of their Affiliates, as applicable; or (iv) is allowed to be treated as non-confidential by consent of the Collateral Manager and the Co-Issuers.

(c) Notwithstanding the foregoing, the Collateral Trustee, the Collateral Administrator and the Loan Agent may disclose Confidential Information to the extent disclosure thereof may be required by law or by any regulatory or governmental authority and the Collateral Trustee, the Collateral Administrator and the Loan Agent may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

(d) Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Collateral Trustee, the Collateral Administrator, the Second Refinancing Placement Agent, the Retention Providers, the Holders and beneficial owners of the Debt and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Co-Issuers, the Collateral Trustee, the Collateral Administrator, the Second Refinancing Placement Agent or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

(e) For the avoidance of doubt, any Person may disclose Confidential Information to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no notification requirement that any such reports or disclosures have been made.

ARTICLE XV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 15.1 Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Collateral Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(a) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Collateral Trustee.

(b) Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Collateral Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(c) The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(d) The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(e) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms (including the standard of care set forth in the Collateral Management Agreement) of the Collateral Management Agreement;

(ii) The Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Trustee as representative of the Secured Parties and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Collateral Trustee; and

(iii) The Collateral Manager shall deliver to the Collateral Trustee all copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Issuer pursuant to the Collateral Management Agreement.

(f) The Co-Issuers and the Collateral Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

(g) Upon a Trust Officer of the Collateral Trustee receiving written notice from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Collateral Trustee shall, not later than one Business Day thereafter, notify the Holders (as their names appear in the Register or the Loan Register, as applicable) and the Rating Agency.

[Remainder intentionally left blank | signature pages follow]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

Executed as a Deed by:

ABPCI DIRECT LENDING FUND CLO VI LTD, as Issuer

By:	/s/ Laura Tadier
Name: Laura Tadier
Title: Director

In the presence of:

Witness:	/s/ Conner Clark
Name: Conner Clark
Occupation: Senior Corporate Administrator
Title: Senior Corporate Administrator

ABPCI DIRECT LENDING FUND CLO VI LLC, as Co-Issuer

By: ABPCI Direct Lending Fund CLO VI Ltd, its designated manager

By:	/s/ Karen Perkins
Name: Karen Perkins
Title: Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Scott DeRoss
Name: Scott DeRoss
Title: Senior Vice President

Schedule 1

Schedule of Collateral Obligations

[Attached]

S-1-1

Schedule 2

S&P Industry Classifications

Asset Type Code	Asset Type Description
0	Zero Default Risk
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction and Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger airlines
3230000	Marine transportation
3240000	Ground transportation
3250000	Transportation Infrastructure
4011000	Automobile components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer staples distribution and retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Products
6020000	Health Care Equipment and Supplies
6030000	Health Care Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks

S-2-1

Asset Type Code	Asset Type Description
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management and Development
7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage and Peripherals
8130000	Electronic Equipment, Instruments and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and resort REITs
9622296	Office REITs
9622297	Health care REITs
9622298	Retail REITs
9622299	Specialized REITs
PF1	Project finance: Industrial Equipment
PF2	Project finance: Leisure and gaming
PF3	Project finance: Natural resources and mining
PF4	Project finance: Oil and gas
PF5	Project finance: Power
PF6	Project finance: Public finance and real estate
PF7	Project finance: Telecommunications
PF8	Project finance: Transport
PF1000- PF1099	Reserved

S-2-2

Schedule 3

S&P Recovery Rate Tables

Section 1.

(a)	(i)	If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

S&P Recovery Rating of a Collateral Obligation[1]	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+ (100)	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1 (95)	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1 (90)	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2 (85)	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2 (80)	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2 (75)	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2 (70)	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3 (65)	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3 (60)	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3 (55)	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3 (50)	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4 (45)	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4 (40)	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4 (35)	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4 (30)	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5 (25)	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5 (20)	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5 (15)	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5 (10)	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6 (5)	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6 (0)	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
	Recovery rate

(ii)

If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a senior unsecured loan or second lien loan and (y) the Obligor of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a “Senior Secured Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Group A

[1]	If a recovery range is not available for a given loan, the lower range for the applicable recovery rating should be assumed.

S-3-1

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(iii)

If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan and (y) the Obligor of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation that is a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

S-3-2

For Collateral Obligations Domiciled in Groups A and B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	-%	-%	-%	-%	-%	-%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(b) If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table:

Recovery rates for Obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans[2]

[2]

Solely for the purpose of determining the S&P Recovery Rate for such obligation, no obligation will constitute a “Senior Secured Loan” or “Senior Secured Note” unless such obligation (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such obligation’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all obligations senior or pari passu to such obligations, and (ii) the outstanding principal balance of such obligation, which value may be derived from, among other things, the enterprise value of the issuer of such obligation, excluding any obligation secured primarily or solely by equity or goodwill (provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Issuer, the Collateral Manager and the Collateral Trustee (without the consent of any holder of any Note), subject to the satisfaction of the S&P Rating Agency Condition, in order to conform to S&P’s then current criteria for such obligations) and (c) is not a First Lien/Last Out Loan; provided that if the value of such obligation is primarily derived from the enterprise value of the issuer of such obligation or such obligation is secured solely or primarily by common stock or other equity interests, such obligation will have the S&P Recovery Rate specified for Unsecured Loans in the table above.

S-3-3

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans) and Senior Secured Notes[2]
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Qualified First Lien Loans
Group A	33.3%	40%	45.3%	50.7%	66.7%	72%
Group B	18.7%	22.7%	28%	32%	46.7%	50.7%
Group C	10%	12%	14%	16%	18%	20%
Second Lien Loans, First Lien/Last Out Loans and Unsecured Loans
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A:

Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and United States.

Group B:	Brazil, Czech Republic, Mexico, Poland and South Africa.

Group C:

Afghanistan, Albania, Algeria, Andorra, Angola, Anguilla, Antigua, Argentina, Armenia, Aruba, Ascension, Azerbaijan, Bahamas, Bahrain, Bangladesh, Barbados, Belarus, Belize, Benin, Bermuda, Bhutan, Bolivia, Bosnia and Herzegovina, Botswana, British Virgin Islands, Brunei, Bulgaria, Burkina Faso, Burundi, Cambodia, Cameroon, Cape Verde Islands, Cayman Islands, Central African Republic, Chad, Chile, China, Colombia, Comoros, Congo-Brazzaville, Congo-Kinshasa, Cook Islands, Costa Rica, Cote d’Ivoire, Croatia, Cuba, Curacao, Cyprus, Djibouti, Dominica, Dominican Republic, Dubai International Finance Centre, East Timor, Ecuador, Egypt, El Salvador, Equatorial Guinea, Eritrea, Estonia, Ethiopia, Fiji, French Guiana, French Polynesia, Gabonese Republic, Gambia, Georgia, Ghana, Greece, Grenada, Guadeloupe, Guatemala, Guinea, Guinea-Bissau, Guyana, Haiti, Honduras, Hungary, Iceland, India, Indonesia, Iran, Iraq, Isle of Man, Jamaica, Jordan, Kazakhstan, Kenya, Kiribati, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Lesotho, Liberia, Libya, Liechtenstein, Lithuania, Macedonia, Madagascar, Malawi, Malaysia, Maldives, Mali, Malta, Martinique, Mauritania, Mauritius, Micronesia, Moldova, Monaco, Mongolia, Montenegro, Montserrat, Morocco, Mozambique, Myanmar, Namibia, Nauru, Nepal, New Caledonia, Nicaragua, Niger, Nigeria, North Korea, Oman, Pakistan, Palau, Palestinian Settlements, Panama, Papua New Guinea, Paraguay, Peru, Philippines, Qatar, Romania, Russia, Rwanda, Samoa, Sao Tome & Principe, Saudi Arabia, Senegal, Serbia, Seychelles, Sierra Leone, Slovak Republic, Slovenia, Solomon Islands, Somalia, South Korea, Sri Lanka, St. Helena, St. Kitts/Nevis, St. Lucia, St. Vincent & Grenadines, Sudan, Suriname, Swaziland, Syrian Arab Republic, Taiwan, Tajikistan, Tanzania/Zanzibar, Thailand, Togo, Tonga, Trinidad & Tobago, Tunisia, Turkey, Turkmenistan, Turks & Caicos, Tuvalu, Uganda, Ukraine, United Arab Emirates, Uruguay, Uzbekistan, Vanuatu, Venezuela, Vietnam, Western Sahara, Yemen, Zambia, Zimbabwe.

S-3-4

Section 2. S&P CDO Monitor

Liability Rating	“AAA”
Weighted Average S&P Recovery Rate	35.00%
35.50%
36.00%
36.50%
37.00%
37.50%
38.00%
38.50%
39.00%
39.50%
40.00%
40.50%
41.00%
41.50%
42.00%
42.50%
43.00%
43.50%
44.00%
44.50%
45.00%
45.50%
46.00%
46.50%
47.00%
47.50%
48.00%
48.50%
49.00%
49.50%
50.00%
50.50%
51.00%
51.50%
52.00%
52.50%
53.00%
53.50%
54.00%
54.50%
55.00%

S-3-5

Weighted Average Spread

The applicable weighted average spread shall be the spread between 2.00% and 10.00% (in increments of 0.01%) without exceeding the Weighted Average Spread (determined for purposes of this definition as if all Discount Obligations instead constituted Collateral Obligations that are not Discount Obligations) as of such Measurement Date.

S-3-6

Section 3 S&P Rating Factor.

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00
SD	10,000.00
D	10,000.00

S-3-7

Schedule 4

S&P Region Classifications

Region Code	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland
13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’lvoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo
13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad

Region Code	Region Name	Country Code	Country Name
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico
2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica

S-4-2

Region Code	Region Name	Country Code	Country Name
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname
2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia

S-4-3

Region Code	Region Name	Country Code	Country Name
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan
8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru
9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia

S-4-4

Region Code	Region Name	Country Code	Country Name
14	Europe: Russia & CIS	8	Kazakhstan
14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France
102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East: MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic
11	Middle East: MENA	216	Tunisia
11	Middle East: MENA	1212	Western Sahara
	Middle East: MENA	218	Libya

S-4-5